As filed with the U.S. Securities and Exchange Commission on August 4, 2025.

Registration Statement No. 333-284322

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Agroz Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	100	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

No. 2, Lorong Teknologi 3/4A, Taman Sains Selangor, Kota Damansara,

47810 Petaling Jaya, Selangor, Malaysia

+60 18-218 2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Telephone: (212) 930-9700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq. Jeffrey Wofford, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700	Jason T. Simon, Esq. Yangyang Jia, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard, Suite 1000 McLean, VA 22102 (703) 749-1300

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act:

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

On January 16, 2025, Agroz Inc. (the “Company”) filed a registration statement on Form F-1 (File No. 333-284322) (as amended, the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on March 31, 2025. To date, no securities have been sold under the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 is being filed by the Company to update certain information in the Registration Statement. The information included in this Post-Effective Amendment No. 1 updates the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 4, 2025

1,250,000 Ordinary Shares

62,500 Ordinary Shares underlying the Representative’s Warrants

Agroz Inc.

This is the initial public offering of the ordinary shares (“Offering”), par value US$0.0001 per share (“Ordinary Shares” or “Shares”), of Agroz Inc. (“Agroz”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, whose operating subsidiary is established in Malaysia. We are offering 1,250,000 Ordinary Shares of Agroz. We are also registering 62,500 Ordinary Shares underlying the warrants to be issued to U.S. Tiger Securities, Inc., the representative of the underwriters (“Representative”) or its designees (such warrants, the “Representative’s Warrants”).

Prior to this Offering, there was no public market for the Ordinary Shares. The offering price of the Shares in this Offering is expected to be $4.00 per Share. We have reserved the ticker symbol “AGRZ” for the Shares on The Nasdaq Stock Market (“Nasdaq”).

Listing of the Shares on Nasdaq is a condition to this Offering. There is no assurance that our Nasdaq application will be approved, and if our application is not approved, this Offering will not be completed.

Investing in the Shares is highly speculative and involves a high degree of risk. Before purchasing any Ordinary Shares, you should carefully read the discussion of material risks of investing in the Shares in “Risk Factors” beginning on page 17 of this prospectus.

We are an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Upon the completion of this Offering, the outstanding shares of Agroz will consist of Ordinary Shares, assuming the Underwriters of this Offering (the “Underwriters”) do not exercise their Over-Allotment Option (as defined below), assuming the Over-Allotment Option is exercised in full.

	Per Share	Total(2)
IPO price	$4.00	$5,000,000
Underwriting discounts(1) and commissions	$0.28	$350,000
Proceeds, before expenses, to us	$3.72	$4,650,000

(1)	Represents underwriting discounts equal to seven percent (7.0%) per Ordinary Share.

(2)	Assumes that the Underwriters do not exercise any portion of their Over-Allotment Option. In addition, we have agreed to grant to the Representative warrants to purchase Ordinary Shares equal to five percent (5%) of the total number of Ordinary Shares sold in the offering, exercisable upon the closing of the offering, at a price of 120% of the public offering price of the Ordinary Shares offered in this offering. The registration statement of which this prospectus is a part covers the Ordinary Shares issuable upon the exercise of the warrants. This table does not include a non-accountable expense allowance equal to one percent (1%) of the gross proceeds of this offering payable to the underwriters, or certain other expenses for which we have agreed to reimburse the underwriters. See the section titled “Underwriting” beginning on page 100 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

We expect our total cash expenses for this Offering (including cash expenses payable to our Underwriters for their out-of-pocket expenses) to be approximately US$1,225,688, exclusive of the above discounts and non-accountable expenses. In addition, we will pay additional items of value in connection with this Offering that are viewed by the Financial Industry Regulatory Authority (“FINRA”), as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.

Neither the United States Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Offering is being conducted on a firm commitment basis. The Underwriters are obligated to take and pay for all of the Ordinary Shares. We have granted the Underwriters an option for a period of forty-five (45) days after the closing date of this Offering (the “Closing Date”) to purchase up to 187,500 additional Ordinary Shares from us at the IPO price (or 15% of the Ordinary Shares sold in this Offering), less underwriting discounts to cover over-allotments, if any. If the Underwriters exercise the Over-Allotment Option (as defined below) in full, assuming the public offering price per Ordinary Share is US$4.00, the total underwriting discounts payable will be US$402,500, the non-accountable expenses payable will be $57,500 and the total proceeds to us, before expenses, will be US$5,347,500.

If we complete this Offering, net proceeds will be delivered to us on the Closing Date.

The Underwriters expect to deliver the Ordinary Shares against payment as set forth under “Underwriting” on or about           , 2025.

US Tiger Securities, Inc.

The date of this prospectus is            , 2025.

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the Underwriters have not, authorized anyone to provide you with different information, and we and the Underwriters take no responsibility for any other information others may give you. We are not, and the Underwriters are not, making an offer to sell the Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Ordinary Shares.

For investors outside the United States: neither we nor the Underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

Agroz is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a majority of our outstanding Ordinary Shares are owned by non-U.S. residents. Under the rules of the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Exchange Act.

Until and including           , 2025 (25 days after the date of this prospectus), all dealers that buy, sell or trade the Shares, whether or not participating in this Offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

i

DEFINED TERMS IN THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to:

●	“Agroz Group” refers to Agroz Group Sdn. Bhd., a Malaysian private limited company, our operating subsidiary;

●	“AgTech” refers agricultural technology;

●	“Board of Directors” refers to the Board of Directors of the Company;

●	“CEA” refers to controlled environment agriculture;

●	“Companies Act” refers to the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

●	“Company,” “we,” “us,” and “Agroz” refers to Agroz Inc., an exempted Company with limited liability incorporated under the laws of the Cayman Islands on August 8, 2023, that will issue the Ordinary Shares being offered;

●	“DGCL” refers to the Delaware General Corporation Law;

●	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;

●	“IFRS” refers to International Financial Reporting Standards;

●	“IPO” refers to an initial public offering of securities;

●	“Memorandum and Articles of Association” refers to the amended and restated memorandum and articles of association of our Company;

ii

●	“MYR” refers to the Malaysian Ringgit;

●	“Offering” means this initial public offering of Shares;

●	“Ordinary Shares” or “Shares” refers to the ordinary shares of the Company, par value USD 0.0001;

●	“Over-Allotment Option” refers to the Underwriters’ option to purchase up to 187,500 additional Ordinary Shares from us in the IPO;

●	“PCAOB” refers to Public Company Accounting Oversight Board;

●	“Representative” refers to US Tiger Securities, Inc., the representative of the Underwriters in this Offering;

●	“RCPS” means redeemable convertible preferred shares of the Company;

●	“SEC” or “Securities and Exchange Commission” means the United States Securities and Exchange Commission;

●	“Securities Act” refers to the U.S. Securities Act of 1933, as amended;

●	“Underwriters” refers to the underwriters of this Offering; and

●	“U.S. dollars,” “$,” “US$,” “USD” or “dollars” refers to United States dollar(s), the lawful currency of the United States.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Underwriters of their Over-Allotment Option.

Agroz is a holding company with operations conducted in Malaysia through its operating subsidiary in Malaysia, Agroz Group. The reporting currency of Agroz Group is MYR. This prospectus contains translations of MYR into U.S. dollars solely for the convenience of the reader. Unless otherwise noted, all translations from MYR to U.S. dollars and from U.S. dollars to MYR in this prospectus for the fiscal year ended on December 31, 2024 were calculated at the rate of US$1 = MYR4.4695, representing the noon buying rate in The City of New York for cable transfers of MYR as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of December 31, 2024. No representation is made that the MYR amount represents or could have been, or could be converted, realized or settled into US$ at that rate, or at any other rate.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in the Shares. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes thereto, in each case included in this prospectus. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision. Unless the context otherwise requires, all references to “Agroz,” “we,” “us,” “our,” the “Company,” and similar designations refer to Agroz Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands.

Our Mission

Our mission is to improve food safety, food security, and sustainability for society by creating a reliable, accessible food supply through our agricultural technology (hereinafter sometimes referred to as “AgTech”) and vertical farming (synonymous with controlled environment agriculture and hereinafter sometimes referred to as “CEA”) methods.

Our Company

Agroz is a fully vertically integrated agricultural technology company applying technology solutions, innovative business models, processes, and systems to design, build, manage, and operate indoor CEA vertical farms. We also operate CEA vertical farms in local communities to grow and deliver clean, pesticide free, fresh and nutritious rich vegetables directly to consumers and businesses, and to educate the public on how our vegetables are grown.

Revenue Model

We primarily derive our revenue from: (1) designing and/or constructing indoor CEA vertical farms; (2) operating and managing indoor CEA vertical farms; (3) selling CEA vertical farms, and (4) selling fresh produce.

We offer a comprehensive set of farm solutions to our clients. We work with clients to set up CEA vertical farms, starting with the design phase, and continuing into the construction and implementation phrase. We build the structural framework for the CEA vertical farms, install their interior components, and integrate the Agroz OS (as defined below) which is essential to the operation of the CEA vertical farms we design and/or construct. After constructing the CEA vertical farms, we assist clients with operation and management as needed.

1.	Designing and/or Constructing Indoor Vertical Farms

Our goal is to create efficient, sustainable, and environmentally controlled vertical farms which maximize crop yield and crop quality and allow for precise management of temperature, humidity, light and nutrients.

We design and/or construct indoor CEA vertical farms for our clients according to their specific needs. This involves planning each CEA vertical farm’s layout, designing its infrastructure, building the farm’s structural framework, setting up equipment, and implementing our Agroz Farm Operating System (“Agroz OS”) within the farm. The Agroz OS, at its most current stage of development, integrates certain hardware and software solutions detailed below. Through Agroz OS, we aim to improve productivity, boost yield, and improve the quality of produce generated within CEA vertical farms.

Agroz OS is currently comprised of digitally automated hardware systems capable of: (i) managing various environmental conditions within the CEA vertical farms and water quality and volume, (ii) providing irrigation and nutrient fertigation; (iii) providing light to crops; (iv) managing energy use; and (v) collecting data to enable management of temperature and lighting within the farms, as well as nutrient provision, irrigation and fertigation; and software solutions which enable email and communication systems for the organization of the farm, supported by Microsoft Azure Cloud and Microsoft Azure AI.

We envision that at a more advanced developmental stage, Agroz OS will consist of: (i) an AI agent system, which when fully deployed can undertake complex multi-step autonomous actions within vertical farms and result in vertical farms which can be independently and automatically operated; and software solutions which enable: (ii) tracking of every aspect of the vertical farm’s business activities through our proprietary Agroz ERP and (iii) financial accounting and bookkeeping, supported by Intuit Quickbooks software solutions. We expect that these software solutions will be fully integrated into Agroz OS in 2025.

As of the date of this prospectus, we have only implemented in Agroz OS (i) the above digitally automated hardware systems for Agroz OS and (ii) software solutions enabling email and communication systems for farm organization. The software solutions mentioned in the preceding sentence are supported by Microsoft Azure and Microsoft Azure AI, which solutions are possible pursuant to being Microsoft ISV and Microsoft AI Cloud Partner under the Microsoft Publisher Agreement and Microsoft AI Cloud Partner Program Agreement filed herein as Exhibits 10.7 and 10.8, respectively.

For a more complete description of the types of hardware and software solutions in Agroz OS, see “Products and Services” below.

2.	Operating and Managing Indoor CEA Vertical Farms

Following the successful design and/or construction of CEA vertical farms, our clients may also receive, at their option, farm operation and management services. The services we offer in this respect include the overseeing of day-to-day CEA vertical farm operations and performing regular maintenance of our clients’ CEA vertical farm systems, using all of the intellectual property we have developed, including Agroz OS and the standard operating procedure supporting CEA vertical farm operations. We began generating revenue from the operation and management services for our clients’ CEA vertical farms in fiscal year 2024.

Currently, we operate and manage two (2) CEA vertical farms.

The first CEA vertical farm we operate and manage is a 10,021 square foot indoor vertical farm in Kota Damansara. Agroz Group leases certain property located at Kota Damansara pursuant to the terms of the Tenancy Agreement between Agroz Group and Child’s Partner (M) Sdn. Bhd (“Child’s Partner”), the lessor of such property. Agroz Group remits monthly rent as consideration for renting such property. The Tenancy Agreement between Agroz Group and Child’s Partner is filed herein as Exhibit 10.9.

The second CEA vertical farm we operate and manage is a 5,239 square foot educational vertical farm (“EduFarm”) at the AEON Mall Alpha Angle (“AEON Alpha Angle”), a shopping center in Wangsa Maju, Kuala Lumpur, Malaysia. Agroz Group is the lessee of certain space owned by AEON Co. (M) Berhad (“AEON”) in its mall at AEON Alpha Angle, Wangsa Maju, Malaysia pursuant to the terms of that certain Tenancy Agreement between Agroz Group and AEON. The Tenancy Agreement between Agroz Group and AEON is filed as Exhibit 10.4 herein. Pursuant to the terms of the Tenancy Agreement, AEON granted Agroz Group a tenancy to occupy this space and operate it as a CEA vertical farm. As consideration for occupying and renting this space, Agroz Group agreed to pay monthly rent as well 30% of the monthly revenue generated at the EduFarm. The lease term is for three (3) years, ending on April 30, 2026, unless Agroz Group requests for an extension of lease and AEON grants an extension thereof.

The Malaysia Book of Records, a publication of record setting achievements, recognizes the vertical farm we operate and manage at AEON Alpha Angle as the largest indoor vertical farm located inside a shopping mall in Malaysia. Additionally, in June of 2024, the Malaysian government, through the Ministry of Agriculture and Food Security, recognized the EduFarm for meeting Malaysian Good Agricultural Practices (“myGAP.PF”) requirements in being pesticide free. MyGAP.PF is a certification scheme recognizing farms which adopt agricultural practices with an environmentally friendly concept, safeguarding the welfare and safety of workers and do not use synthetic pesticides to produce quality, safe and edible products. This certification covers 20 types of vegetables grown in the CEA vertical farms we manage and operate, including green butterhead, red butterhead, green coral, red coral, wild rocket, green kale, and arugula, to name a few.

Through the EduFarm, we also supply fresh produce sold at AEON Alpha Angle and at certain supermarkets operated by AEON.

3.	Sale of CEA Vertical Farms

We sell CEA vertical farms to potential buyers once they are fully operational and optimized. Each CEA vertical farm includes Agroz OS. We aim to achieve high-yield crop production and resource management through these CEA vertical farms.

4.	Sale of Fresh Produce

We also generate revenue from sales of fresh produce, which produce consist of (i) produce grown in the leased CEA vertical farms we operate and (ii) produce outsourced from our clients’ CEA vertical farms and other suppliers. To date, we have successfully grown 50 different crops and are currently offering 21 varieties of crops for sale. For a complete list of varieties that we have grown and those we are currently offering, see “Our Products and Services” below. Our key distribution avenue is the direct distribution of fresh produce to Malaysian-based wholesale distributors, and large supermarket brand retailers, such as AEON, and recently we have expanded our distribution to Village Grocer.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors:

Vertical integration

We believe a core feature that sets us apart from our competitors is our status as a fully vertically integrated agricultural technology provider of (i) services for the design and/or construction of CEA vertical farms; (ii) services for the operation and management of CEA vertical farms; and (iii) fresh produce. To our knowledge, no company in Malaysia or Southeast Asia currently holds this status.

Innovative and Advanced Agriculture Technology (AgTech) solutions

We have proprietary CEA software, which we believe gives us a competitive advantage over other market players. We own the underlying source code to all of the software components which we plan to launch within Agroz OS in the future, including, but not limited to, (i) the source code to the software platform itself, (ii) the Agroz ERP and direct-to-consumer (“DTC”) online marketplace integrated within. We also own the underlying source code to the programmable logic controller (“PLC”), or industrial computer, which is an essential component enabling automation and environmental condition control and management within the CEA vertical farms we operate, integrated within the current version of Agroz OS.

We are currently a Microsoft Independent Software Vendor (“ISV”) and a Microsoft AI Cloud partner. We are a Microsoft ISV pursuant to the terms of that certain Microsoft Publisher Agreement between us and Microsoft Corporation (“Microsoft Publisher Agreement”) filed herein as Exhibit 10.7 herein. Pursuant to the Microsoft Publisher Agreement, Microsoft Corporation allows us to open and maintain a publisher account, which we can use to list and sell software content developed by us on the Azure Marketplace, Microsoft AppSource, and any Microsoft owned or operated endpoints (such endpoints, the “Microsoft Commercial Marketplace”). ISVs like us can offer the software on the Microsoft Commercial Marketplace to reseller partners designated by us. We agreed to abide by certain customary terms and conditions for the use of such publisher account pursuant to the Microsoft Publisher Agreement, including, but not limited to: our maintaining good standing of such account; Microsoft Corporation’s removal and disablement policies as to the software listing; a license grant to Microsoft Corporation to host, install, reproduce, publicly perform and display our software; agreement not to infringe on third party intellectual property rights; and our appointment of Microsoft Corporation as agent or commissionaire, as applicable, to facilitate purchases through the Microsoft Commercial Marketplace.

We are currently a Microsoft AI Cloud partner pursuant to the terms of that certain Microsoft AI Cloud Partner Program Agreement between us and a Microsoft affiliate designated by Microsoft (the “Microsoft Cloud Partner Program Agreement”). The Microsoft AI Cloud Partner Program Agreement is filed herein as Exhibit 10.8. Pursuant to the terms of the Microsoft Cloud Partner Program Agreement, we are allowed to use the Microsoft AI Cloud Partner Program (the “MCPP”) administered by Microsoft. Through such use, we access certain Microsoft content, information, sales tools, documentation, branding materials such as logos, and resources in the development of our software solutions. We agree to abide by the terms and conditions of the MCPP set forth in the Microsoft Cloud Partner Program Agreement as a Microsoft Cloud Partner.

Our relationship with Microsoft through the Microsoft AI Cloud Program has allowed us to build, publish and develop our cloud-based Agroz OS software application on Microsoft Azure, Microsoft’s cloud computing platform, and gain access to various software and development tools owned by Microsoft to enhance and support Agroz OS and the CEA vertical farms we operate and manage.

In May of 2024, we announced that we would be using the latest generative artificial intelligence (GenAI) technologies made available through Microsoft Azure OpenAI Service to build and develop Agroz Copilot.

Our CEA methods and technology solutions have enabled us to improve crop productivity and farm efficiency using less space than conventional agricultural methods of production do. These methods and solutions have also enabled us to precisely manage our water use and deploy tailored artificial lighting to maximize the growth potential of our vegetables, eliminating the need to irrigate vast expanses of land like traditional farms do.

Healthy, clean and fresh vegetables

We deliver healthy, clean, and fresh vegetables to our customers. We go beyond organic practices by growing clean and fresh vegetables in a safe and sustainable manner. The CEA vertical farms we operate utilize non-genetically modified organism (“non-GMO”) seeds and organic nutrients that are free from harmful chemicals, pesticides, fungicide, insecticide and herbicide.

Strategic Partnership with AEON Co. (M) Berhad

We have established a strategic business partnership with AEON, a leading Malaysian retailer which we believe can revolutionize the traditional grocery shopping experience and attract more high-consumption customers. We grow fresh vegetables within the EduFarm which are sold directly to visitors at the EduFarm and to shoppers at supermarkets operated by AEON. We, through Agroz Group, have a showcase display at the AEON MaxValu Prime at The Sphere, Bangsar South, Malaysia, a shopping center (“AEON MaxValu Prime”), where customers can choose the vegetables they wish to purchase at our sales counter, thereby applying a unique concept we introduced called “Farm-in-Supermarket.” This business partnership exists pursuant to the terms of that certain Concessionaire Agreement between Agroz Group and AEON dated May 31, 2023 (the “Concessionaire Agreement”), which specifies various material terms by reference to the Yearly Contract entered into between Agroz Group and AEON (the “Yearly Contract”). Under the Concessionaire Agreement, AEON agreed to permit Agroz Group to operate a sales counter at the AEON MaxValu Prime. Each month, AEON pays Agroz Group the account balance of the total gross receipt of sales of fresh produce sold at the sales counter, after deducting all costs, Margins (as defined below), reimbursement, indemnities and other related expenses for the month’s sales period. Agroz Group is required to pay AEON 30% of the total of the amount registered on AEON’s cash register per month (such percentage, the “Margin”). The Concessionaire Agreement currently has no expiration date, as specified in the Yearly Contract. However, the Concessionaire Agreement is terminable upon the occurrence of: (i) the Margin or any other sums or any part thereof payable by Agroz Group being in arrears for seven (7) days after the same becomes due and payable; (ii) there is a breach by Agroz Group of any other terms contained in the Concessionaire Agreement and such breach is not cured within three (3) days of Agroz Group’s receipt of a written notice from AEON requiring such breach to be cured, including the breach of Agroz Group’s obligation to meet or fulfill AEON’s imposed sales or trading target on Agroz Group for three (3) consecutive months or such other time frame specified by AEON; (iii) Agroz Group’s bankruptcy or a petition filed for bankruptcy, winding up, or Agroz Group’s entry into an arrangement with its creditors or cancellation of its business registration certificate; (iv) Agroz Group being forbidden by law to perform its obligations under the Concessionaire Agreement or loss of Agroz Group’s agency to sell or deal with its fresh produce; vi) a breach of the representations or warranties in the Concessionaire Agreement; or vii) in the opinion of AEON, Agroz Group becoming unable to pay Agroz Group’s debts. The Concessionaire Agreement is filed herein as Exhibit 10.5 and the Yearly Contract between Agroz Group and AEON is filed herein as Exhibit 10.6.

We believe this “Farm-in-Supermarket” concept revolutionizes the traditional grocery shopping experience, made possible in part through our partnership with AEON.

View of the Agroz Indoor CEA Vertical Farm at AEON Alpha Angle in Wangsa Maju, Kuala Lumpur	Agroz AgTech combines digital automation with agronomy to grow quality greens closest to consumers

Positive public image

The United Nations Development Programme (UNDP), a United Nations (“UN”) agency, identifies us as an active CEA market player.

On June 19, 2023, the UNDP, together with the government of Malaysia through the Ministry of Investment, Trade and Industry (“MITI”) and the Malaysian Investment Development Authority (MIDA), launched the Malaysia SDG Investor Map (the “Map”). The Map is an online market intelligence tool designed to help private investors find investment opportunities that are aligned to, and compliant with, the UN’s Sustainable Development Goals (“SDGs”). CEA was identified as an investment opportunity area within the Map, and we were identified therein as a company active in the CEA space.

We are strongly committed to supporting the UN’s SDGs. Our community-based indoor CEA vertical farms are at the forefront of supporting the UN’s SDGs. Currently, we actively contribute to ten (10) out of the 17 SDGs. By aligning our operations with these SDGs, we strive to make a positive impact on society and the environment, advancing sustainable development and creating a better future for all.

We believe the UN Development Programme’s recognition of us as an active CEA market player makes us unique and establishes our robust market position against our competitors.

Our Products and Services

Products

(i)	Indoor CEA Vertical Farms

We design and/or construct indoor CEA vertical farms for our clients according to their specific needs and in exchange for an agreed upon fee. Our design and/or construction services involve selecting and/or recommending the location for the vertical farm and overseeing and executing all aspects of the construction and building of a CEA vertical farm. Once the physical infrastructure of the CEA vertical farm has been constructed and completed, we incorporate and implement Agroz OS into our clients’ CEA vertical farms for operations. Agroz OS is a holistic system that enables operation of the vertical farms. This system incorporates both automated hardware and software solutions and is physically administered through our Agroz OS cloud software application, available through Microsoft Azure Cloud.

For the fiscal year ending December 31, 2023 (the “2023 Fiscal Year”) and for the fiscal year ended December 31, 2024 (the “2024 Fiscal Year”), we provided design services to two clients during the 2023 Fiscal Year, and design and construction services to two clients during the 2024 Fiscal Year, which services have been completed as of the date of this prospectus. We sold two CEA vertical farms in the 2023 Fiscal Year and did not sell any farms in the 2024 Fiscal Year. We operated and managed two CEA vertical farms at AEON Alpha Angle and the Kota Damansara farm during both the 2023 Fiscal Year and the 2024 Fiscal Year. We did not own any CEA vertical farms during 2023 Fiscal Year or the 2024 Fiscal Year.

Agroz OS incorporates both automated hardware and software solutions and is physically administered through our Agroz OS cloud software application, available through Microsoft Azure Cloud.

The automated hardware components of Agroz OS include:

a) Environmental control devices capable of regulating air temperature, ventilation, humidity, air quality and air flow conditions;

b) Water management devices which filter and clean water using ultraviolet light to deter bacteria and viruses and reduce algae growth;

c) Irrigation and nutrient fertigation systems which control the precise mix of nutrients with water, specifically tailored to the type of cultivar being grown and their stage of growth;

d) Horticulture light-emitting diode (LED) lighting systems which are adjustable as to type of light spectrum, intensity and duration depending on the type of crop being grown and the stage of growth they are at;

e) Energy monitoring and management devices which monitor and optimize energy use within the CEA farm. These devices combine existing grids which connect electrical supplies to renewable green energy (“RE”) systems, which include solar photovoltaics.

f) Monitoring systems which include Human Machine Interface devices (HMI), enabling continuous and real-time monitoring and setting configuration through touchscreen interfaces; and

g) Internet of Things (IoT) sensors connected to PLCs (or industrial computers), which collectively enable data collection and the control and automation of: (1) nutrient mixing, (2) irrigation, fertigation and nutrient provision to produce; (3) horticulture LED lighting; and (4) air conditioning and temperature settings within the CEA vertical farm.

Environmental control devices
Regulate temperature, ventilation, humidity, air quality, and air flow.
Horticulture LED lighting systems
Adjustable light spectrum, intensity, and duration based on crop and growth stage.
Water management devices
Filter and clean water using ultraviolet light.
Energy monitoring and management
Optimize energy use, connect to renewable green energy sources (solar, biogas, hydrogen in the future).
Irrigation and nutrient fertigation systems
Control precise nutrient-water mix tailored to crop type and growth stage.
Monitoring devices
Human Machine Interfaces (HMI) for continuous real-time monitoring and configuration through touchscreen interfaces.

As of the date of this prospectus, we have only implemented in Agroz OS (i) the above digitally automated hardware systems for Agroz OS and (ii) software solutions enabling email and communication systems for farm organization, including Email, Microsoft 365, Microsoft Teams, and file sharing through Microsoft OneDrive. The software solutions mentioned in the preceding sentence are supported by Microsoft Azure and Microsoft AI, which solutions are possible pursuant to being Microsoft ISV and Microsoft AI Cloud Partner under the Microsoft Publisher Agreement and Microsoft AI Cloud Partner Program Agreement filed herein as Exhibits 10.7 and 10.8, respectively.

We are currently in the process of integrating an AI agent system into Agroz OS, which system is supported by Microsoft AI and capable of presenting complex agricultural decisions to farm managers and farm owners and autonomously executing such decisions after human approval is received. When fully deployed, we envision that the AI system’s agents can undertake complex multi-step autonomous actions within vertical farms and result in vertical farms which can be independently and automatically operated. We anticipate full deployment of this AI agent system by Q2 of 2025. Investors should be aware that such AI agent system is distinct from the Agroz Copilot; by contrast, Agroz Copilot is a GenAI application separate from Agroz OS, which enables human farmers to input queries and instructions into an application to receive recommendations for assistance with daily tasks, not a system for autonomous functioning of vertical farms. Although we have launched a pilot rollout for Agroz Copilot, this application is still under development and we do not currently have a date certain for the official launch of Agroz Copilot to the public.

We envision that at a more advanced developmental stage, Agroz OS will include software solutions for:

a) the aforementioned AI agent system, and the following software solutions:

b) Agroz ERP, a software system that tracks every aspect of the vertical farm’s business activities, including: (1) farm input materials (i.e., seeds, nutrients, growth media, packaging, consumables, carbon dioxide); (2) growth of produce at different stages; (3) farm personnel activity; (4) harvest inventory; (5) sales orders, invoices, and deliveries, and (6) accounting records. Agroz ERP is also accessible as a mobile application; and

c) Intuit QuickBooks to aid in financial reporting and bookkeeping, with such accounting software stored on cloud servers and financial information protected by encryption technology and firewall.

We expect that these software solutions will be fully integrated into Agroz OS in 2025.

(ii)	Fresh produce

We deliver healthy, clean, flavorful and fresh vegetables to our customers. We go beyond organic practices by growing clean and fresh vegetables in a safe and sustainable manner. The CEA vertical farms we operate utilize non-genetically modified organism (“non-GMO”) seeds and organic nutrients that are free from harmful chemicals, pesticides, fungicide, insecticide and herbicide. To date, we have successfully grown 50 different crops and are currently offering 21 varieties on the market.

Services

We assist clients with their design and/or construction of indoor CEA vertical farms, tailored to their specific needs and, upon their election, manage and operate their CEA vertical farms. The design and/or construction of CEA vertical farms involves selecting and/or recommending the location for the CEA vertical farm and overseeing and executing all aspects of the building of the CEA vertical farm from raw material.

The operation and management services we offer involve overseeing day-to-day CEA vertical farm operations using all of the intellectual property we have developed, including Agroz OS and the standard operating procedure supporting CEA vertical farm operation. We also perform regular maintenance of our clients’ CEA vertical farm systems.

Investing in our business is highly speculative and involves a high degree of risk. We face certain challenges in implementing the business strategies we have described above. Below are some particularly prominent challenges:

●	Limitations to CEA vertical farming. CEA vertical farming has certain limitations which may impede our ability to achieve successful financial performance or the financial performance necessary to continue as a going concern. For instance, CEA vertical farming currently permits production of a restricted range of crops. Certain staple crops like wheat and rice have very specific growth requirements and producing these staple crops is challenging using current CEA vertical farming methods and are more favorably grown using traditional farming methods. Some plant species are also more difficult to grow indoors than outdoors. CEA vertical farming also has higher costs and requires a high level of human skill for operation than traditional farming techniques due to the technology employed in CEA vertical farming. Certain natural conditions in which plants grow, including wind and insects, are also difficult to mimic in indoor settings, which may affect the quality of produce grown in indoor CEA vertical farms.

●	Doubt about our ability to continue as a going concern. The audit report filed with this registration statement of which this prospectus forms a part includes a disclosure from our auditors that there is substantial doubt about our ability to continue as a going concern. Our auditors made this statement based on our insufficient cash flows generated from operations and provided for development, and our incurrence of significant losses historically, along with our need to raise additional funds to meet obligations and sustain operations.

●	Material weaknesses in internal controls. Management has identified certain material weaknesses in our internal controls. Investors should be aware that these material weaknesses may increase the possibility of us being unable to detect or prevent potential misstatements in our financial statements on a timely basis.

●

Related party transactions. Agroz Inc. and Agroz Group, on a consolidated basis, have had and continue to have significant related party transactions, set forth in more detail in the “Related Party Transactions” section. Our material related party transactions notably involve transactions for which the value involved is sizeable in comparison to the amount of assets we own. For instance, Agroz Group has two software development service contracts with Braiven Co., Ltd., an entity significantly influenced by our Chief Technology Officer, in amounts of approximately $500,000 and $4,000,000. For a more detailed discussion on these two software development service contracts, see “Related Party Transactions – Present and Ongoing Related Party Transactions – (h) Software development services provided to Agroz Group” on page 77. Agroz Group has also in the past sold CEA vertical farm solutions to Agroz Ventures, an entity significantly influenced by the Company, which totaled approximately $900,000 in the fiscal year ended December 31, 2023.

To the best of the Company’s knowledge, related party transactions incurred to date were not entered into on more favorable terms than terms in non-related party transactions. Pricing and supply in such transactions were determined on a willing buyer, willing seller basis. Despite these pricing practices, investors should be aware that the Company cannot assure that there is an absence of conflicts of interests or influence of related parties over such related party transactions. See “Risk Factors” for our risk disclosure regarding our related party transactions.

Investors should also be advised that the Company does not currently anticipate using any of the proceeds from this Offering to settle its liabilities and operating expenses for related parties. The Company plans to settle such liabilities and operating expenses using operating income instead.

●	Potential for diminished returns on investors’ investment in the Company due to the Company’s issued and outstanding RCPS, and certain rights of Share holders junior to the rights of RCPS holders.

Other than the Shares, we have another outstanding class of shares, RCPS, which may result in a diminished return on investment for investors. RCPS holders may, subject to the approval of the Board of Directors, convert each RCPS into one (1) Ordinary Share. If such conversion occurs, investors’ ownership stake in the Ordinary Shares will be diluted. Additionally, if we determine to issue more RCPS in the future, investors’ ownership stake in the Ordinary Shares may be diluted.

At our option, each RCPS is redeemable in whole or in part at the RCPS subscription price of US$2.50 (the “RCPS Subscription Price”) (or the prorated amount in the case of redemption of a fraction of an RCPS), at any time after the RCPS share issuance date, by way of written notice or as otherwise specified by the Board of Directors from time to time, following which we shall pay the redemption proceeds to the RCPS shareholder within 14 business days from the date of our issuance of the written notice Further, all RCPS which remain outstanding on the second anniversary of their date of issuance (the “Maturity Date”) and have not been converted into Ordinary Shares will be fully redeemed by us at the RCPS Subscription Price. The funds which we use towards redemption payments will be diverted from funds we could have used for other corporate purposes. Therefore, investors may experience a diminished return on their investment in the Company through their ownership of the Ordinary Shares.

Holders of RCPS are entitled to receive dividends out of any assets legally available prior to any dividends payable to the Ordinary Shares, at a rate of 10% per annum of the RCPS holders’ subscription amount for the RCPS. The funds allocated towards these interest payments will also divert from funds we could have used for other corporate purposes and dividend payments to holders of Ordinary Shares. Investors should be aware of the risk of diminished returns on their investment and certain junior rights to those of RCPS holders before purchasing Shares.

For a more complete discussion of the rights of the RCPS holders, see “Description of Share Capital – Redeemable Convertible Preference Shares” below. Please also see “Risk Factors’ for a more complete description of the risks to Share holders due to the issued and outstanding RCPS.

Please carefully consider the information set forth in the “Risk Factors” section before making an investment decision.

Corporate Structure

The chart below illustrates our corporate structure as of the date of this prospectus and upon completion of this Offering:

Corporate Information

Our principal executive offices are located at No. 2, Lorong Teknologi 3/4A, Taman Sains Selangor, Kota Damansara, 47810 Petaling Jaya, Selangor, Malaysia. Our corporate website address is https://agrozgroup.com.

Market Opportunity

We believe there is vast market potential for the AgriTech and CEA vertical farming markets globally and in the Southeast Asia region, starting with Malaysia, and aim to match the top-grade* products we have available to where they are most highly demanded in these markets.

*	“Top-grade,” as used herein, is a term we use here to describe what we believe are premium agricultural products which meet industry-leading standards in both quality and safety. The Malaysian government, through the Ministry of Agriculture and Food Security, recognized our EduFarm for meeting its standards for Malaysian Good Agricultural Practices (“myGAP.PF”) in being pesticide free. We also use non-GMO seeds to grow produce, which we believe sets us apart from competitors which may rely on genetically modified crops. We believe that our use of non-GMO seeds is an increasingly important factor for customers prioritizing organic and sustainable food sources.

The Global AgriTech Market

According to Spherical Insights, a reputed market research firm, the global agricultural technology market was valued at $22.1 billion in 2022, and is projected to grow to over $75.87 billion by 2032, a compound annual growth rate (“CAGR”) of 13.1%. Future Market Insights, another market researcher, reports that the global indoor farming market is expected to reach a value of USD 10.69 billion in 2033, with a CAGR of 9.8% from 2023.

This market growth is reportedly driven by factors such as the increasing adoption of CEA vertical farming, the expansion of indoor farming technology, and the growing demand for higher crop yields to meet the rising global food demand.1 As an alternative to conventional produce gathering methods, CEA vertical farming can cater to the needs of this rising global demand. Statista, an online platform, reported that the global market size of vertical farming was valued at USD $5.6 billion in 20222 and according to J&A Capital Markets Report by Jahani & Associates, the market is projected to experience a compounded annual growth rate (CAGR) of 20.8%, reaching $21 billion by the year 2029.3 The market size of CEA vertical farming in the Asia-Pacific region reached US$2.43 billion in 2023 and is projected to experience growth at a CAGR of 29.2% from 2024 to 2030.4

The Malaysian AgriTech market

Within Malaysia, agricultural production is projected to grow at a CAGR of 0.6% from 2021 to 2026, reaching USD 24.9 billion by 2026, compared to USD 23.9 billion in 2021, according to ReportLinker.5 The same source cites a forecasted revenue for the Malaysian agricultural sector in 2027 as MYR 161 billion. In 2022, agriculture was the third-highest GDP contributor to the Malaysian economy, constituting approximately 8.93% of its GDP. We believe we can cater to the needs of this growing demand with our high-quality products.

The Malaysian government has also been supportive of improved technology and innovation in the agricultural sector, which we believe will contribute further to the growth of the Malaysian CEA vertical farming market.6 We believe this growth will allow us to establish a favorable position in the market, especially given our advantages over competitors.

The revenue potential of CEA vertical farming is also expected to lead to growth in this industry in the years to come.

[1]	https://jahaniandassociates.com/wp-content/uploads/2022/07/20220719_Report_Global-Vertical-Farming-Market_JA.pdf

[2]	https://www.statista.com/statistics/487666/projection-vertical-farming-market-worldwide/#:~:text=The%20global%20vertical%20farming%20market,billion%20U.S.%20dollars%20by%202032.

[3]	https://jahaniandassociates.com/wp-content/uploads/2022/07/20220719_Report_Global-Vertical-Farming-Market_JA.pdf

[4]	https://www.stellarmr.com/report/Asia-Pacific-Vertical-Farming-Market/193

[5]	https://www.reportlinker.com/clp/country/2/726406#:~:text=Malaysian%20Agricultural%20Production%20is%20projected,of%201.2%25%20year%20on%20year

[6]	http://www.ijlgc.com/PDF/IJLGC-2023-32-06-04.pdf. We have not commissioned any of the industry and market data included in this prospectus.

Recent Developments

On September 30, 2024, the Branding Association of Malaysia presented Agroz Group with its Emerging Brand Legend Award. The Branding Association of Malaysia is a Malaysian association catering to small and medium sized enterprises, offering leadership, resources, and networking opportunities to its members and the broader business community. The Emerging Brand Legend Award is given to businesses that are less than 20 years old, and recognizes their rapid ascent and promising potential in Malaysia’s competitive market landscape.

On September 13, 2024, the Ministry of Agriculture and Food Security, a ministry of the government of Malaysia, awarded us with the Best Agrotechnology Award of 2024. This award is given to certain individuals, groups, organizations, and entities who have contributed to the field of agriculture and demonstrated outstanding achievements.

In January of 2024, we joined the Microsoft AI Cloud Partner Program pursuant to the terms of the Microsoft Cloud Partner Program Agreement.

As a program participant in the MCPP, we currently use the latest GenAI technologies made available through Microsoft Azure OpenAI Service to develop Agroz Copilot for Farmers (“Agroz Copilot”). Agroz Copilot is a GenAI application which enables human farmers to input queries and instructions into the application and receive recommendations from the application to assist with daily tasks. Early feedback from the pilot rollout of Agroz Copilot has been encouraging. We launched this pilot rollout at the EduFarm and the vertical farms we operate in Kota Damansara. We received positive feedback from the farm managers at such vertical farm locations. All of the farm managers at these vertical farms indicated to us that the Agroz Copilot enhanced their productivity in managing their teams and educating produce growers on the Company’s cultivation processes. We were also one of four (4) companies selected by Microsoft to showcase the Agroz Copilot to Satya Nadella, Microsoft’s current Chairman and Chief Executive Officer, during the Microsoft artificial intelligence event in Malaysia on May 2, 2024. We hope that when launched in the future, Agroz Copilot will support human farmers in their cultivation of diverse crops within CEA vertical farms, improve farm efficiency, increase crop productivity, and boost existing farm revenues. We believe Agroz Copilot will be transformative for farmers and fundamentally agriculture.

In July of 2023, we installed a 10,021 square foot indoor CEA vertical farm in Kota Damansara, Malaysia.

In August of 2023, we installed a “Farm In Supermarket” in the shopping center at AEON MaxValu Prime. Unlike the vertical farms we operate in Kota Damansara and AEON Alpha Angle, this installation is a showcase display used only for sales and promotional purposes, and is not a fully operational vertical farm. Visitors to AEON MaxValu Prime may choose the produce they would like to purchase, which come pre-harvested and packaged within the “Farm in Supermarket.”

The above photos were taken from the Agroz Farm-in-Supermarket at AEON MaxValu Prime at The Sphere, Bangar South.

Intellectual Property

Trademarks

As of the date of this prospectus, we have the following registered trademarks:

No.	Trademark	Country of registration	Trademark number	Owner	Class	Application Status
1		Malaysia	TM2023037737	Agroz Group	44**	Registered
2		Malaysia	TM2023037736	Agroz Group	31*	Registered

As of the date of this prospectus, we have the following trademark applications pending with the Intellectual Property Corporation of Malaysia (“MyIPO”): ***

No.	Trademark	Country of registration	Trademark Application Number	Owner	Class	Application Status
3	Freshness You Can See, Hear and Taste	Malaysia	TM2023037738	Agroz Group	31*	Provisional Refusal (Objection) – Hearing(1)
4	Freshness You Can See, Hear and Taste	Malaysia	TM2023037739	Agroz Group	44**	Provisional Refusal (Objection) – Hearing(2)

(1)	As of the date of this prospectus, this trademark application has been provisionally rejected by MyIPO on the grounds that Agroz Group has not met the following requirements under Trademarks Act 2019, specifically: (A) Section 23(1)(b) of the Trademarks Act 2019, which requires a mark with distinctive character; and (B) Section 23(1)(c), which states that trademarks may not be registered which mark consists only of signs or indications that may serve in trade, to designate the kind, quality, quantity, intended purpose, value, geographical origin, time of production of goods or rendering of services or other characteristics of goods or services. MyIPO has stated that provisional refusal has been issued because the combination of the words “Freshness You Can See, Hear and Taste” directly refers to the description of goods being applied for, as it gives the impression that the goods sold are fresh and are of the best quality. We are permitted under Section 29(5) of the Trademarks Act 2019 to appeal against this provisional refusal of our trademark application with MyIPO. We have requested a hearing date with MyIPO and are currently awaiting further notice regarding this request. See “Risk Factors” for a full description of the risks to our business associated with unregistered trademarks.

(2)	As of the date of this prospectus, this trademark application has been provisionally rejected by MyIPO on the grounds that Agroz Group has not met requirements for registration under the Trademarks Act 2019, specifically: (A) Section 23(1)(b) of the Trademarks Act 2019, which requires a mark with distinctive character; and (B) Section 23(1)(c), which states that trademarks may not be registered which mark consists only of signs or indications that may serve in trade, to designate the kind, quality, quantity, intended purpose, value, geographical origin, time of production of goods or rendering of services or other characteristics of goods or services. MyIPO has stated that provisional refusal has been issued because the combination of the words “Freshness You Can See, Hear and Taste” directly refers to the description of services being applied for, as it gives the impression that the services are the best in goods production. We are permitted under Section 29(5) of the Trademarks Act 2019 to appeal against this provisional refusal of our trademark application with MyIPO. We have requested a hearing date with MyIPO and are currently awaiting further notice regarding this request. See “Risk Factors” for a full description of the risks to our business associated with unregistered trademarks.

*	Raw and unprocessed agricultural, aquacultural, horticultural and forestry products; raw and unprocessed grains and seeds; fresh fruits and vegetables, fresh herbs; natural plants and flowers; bulbs, seedlings and seeds for planting; live animals; foodstuffs and beverages for animals; malt.

**	Medical services; veterinary services; hygienic and beauty care for human beings or animals; agriculture, horticulture and forestry services.

***

Unlike copyrights, under Malaysian intellectual property law, unregistered trademarks do not receive automatic legal protection upon their creation.

The Company may still continue using its trademarks even if the aforementioned pending trademark applications are provisionally refused or permanently rejected. However, if legal ownership of any unregistered trademark is challenged, the Company will have to defend its trademark and prove that its trademark was first used by the Company under common law in order to continue use. See “Risk Factors” for a full description of the risks to our business associated with unregistered trademarks.

Copyrights

As of the date of this prospectus, we have the following copyrights. We hold all of these copyrights in Malaysia. None of the following copyrights are currently registered. *

i)	The source code to the PLC integrated into Agroz OS, which enables automation of various tasks within the indoor vertical farms we design, construct, operate, and manage;

ii)	The source code to Agroz OS and Agroz ERP;

iii)	The source code to Agroz Copilot for Farmers;

iv)	The source code to our Agroz DTC online marketplace; and

v)	The codified standard operating procedure for the various vertical farms we operate and manage.

*	Copyrights are protected under the Malaysia Copyright Act 1987. Under the Malaysia Copyright Act 1987, subject to the relevant criteria under the Malaysia Copyright Act 1987 being achieved, upon creation, original work becomes owned by the creator as copyrighted material and such original work becomes automatically protected. Registration of copyrights in Malaysia are optional but not necessary to achieve protection. Copyright owners can voluntarily register their copyrights to provide additional legal certainty if disputes arise concerning their copyrights. The Malaysia Copyright Act 1987 confers 50 years of protection for copyrights in literary works, including computer programs and manuals owned by corporate entities (which is applicable to our case), with the period beginning from the start of the calendar year following the literary work’s first publication or first made available to the public (whichever is the latest).

Summary of Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows, and prospects that you should consider before making a decision to invest in the Shares. These risks are discussed more fully in “Risk Factors.”

Risks Related to our Business and Industry

●	We have a limited operating history.

●	We operate in an industry that is still relatively new and subject to many uncertainties.

●	We may incur significant operating costs in the near future and cannot assure that we can recoup these losses to continue operating profitably or as a going concern.

●	We cannot assure that we can maintain a steady labor supply of personnel with sophisticated knowledge necessary for CEA vertical farm operation and management. If we fail to do so, our financial performance may be negatively impacted.

●	Failure to adequately manage our planned growth strategy may harm our business or increase our risk of failure.

●	We may become subject to additional regulation of agricultural products.

●	Agroz Group is currently not in compliance with certain regulatory requirements in Malaysia, and while it is taking measures to be in compliance, noncompliance will result in fines, penalties, or operational disruptions

●	We could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand our product offerings or gain market acceptance of our products may negatively impact our business.

●	We build, manage, and develop vertical farms, which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, supply-chains and fluctuating material prices.

●	We face strong competition in the agricultural technology and vertical farming industries and cannot assure that we can maintain a competitive position against other market participants.

●	We may experience unexpected network interruptions, security breaches or malware attacks, and failures in our and our subsidiary’s information technology systems, which may negatively impact our financial performance.

●	We may not successfully develop our products and services or improve existing ones.

●	Disruptions to transportation channels that we use to distribute our products may adversely affect our margins and profitability.

●	We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

●	Our failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our Ordinary Shares. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

●	We may be unable to successfully implement our future business plans and objectives.

●	We depend on key management personnel and our operations may suffer if we are unable to retain or replace them.

●	We may be subject to the threat or possibility of litigation, arbitration, or other legal proceedings.

Risks Related to the Shares

●	There has been no public market for our Ordinary Shares prior to this Offering; if an active trading market does not develop, you may not be able to resell the Shares at any reasonable price.

●	The trading price of the Shares may be volatile, which could result in substantial losses to you.

●	We rely on dividends and other distributions on equity paid by our operating subsidiary to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

●	If we fail to meet applicable listing requirements, Nasdaq may delist the Shares from trading, in which case the liquidity and market price of the Shares could decline.

●	If you purchase Shares in this Offering, you will incur immediate and substantial dilution in the book value of your Ordinary Shares.

●	If a limited number of participants in this Offering purchase a significant percentage of this Offering, the effective public float may be smaller than anticipated and the price of the Shares may be more volatile than it otherwise would be.

●	Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of the Board of Directors, you must rely on price appreciation of the Shares for return on your investment.

●	Our management has broad discretion to determine how to use the funds raised in this Offering and may use them in ways that may not enhance our results of operations or the price of the Shares.

●	Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

●	Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our Ordinary Share price or trading volume to decline.

●	Certain judgments obtained against us by our shareholders may not be enforceable.

●	You may have more difficulties protecting your interests than you would as a shareholder of a U.S. corporation.

●	Cayman Islands economic substance requirements may have an effect on our business and operations.

●	As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements, and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of the Shares pursuant to this Offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed US$1.235 billion, or we issue more than US$1 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

We are a foreign private issuer as defined by the SEC. As a result, in accordance with the rules and regulations of The Nasdaq Stock Market LLC, we may comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence.

●	Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Corporate Information

Our principal executive office is located at No. 2, Lorong Teknologi 3/4A, Taman Sains Selangor, Kota Damansara, 47810 Petaling Jaya, Selangor, Malaysia. Our telephone number is +6018 218-2300. Our registered office in the Cayman Islands is located at the office of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 – 1205 Cayman Islands.

Our agent for service of process in the United States is Sichenzia Ross Ference Carmel LLP, located at 1185 Avenue of the Americas, 31st Floor, New York, NY 10036. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

The Offering

Securities being offered:	1,250,000 Ordinary Shares (or 1,437,500 Ordinary Shares assuming the Underwriters exercise their over-allotment option in full).

IPO price:	We estimate the IPO price will be US$4.00 per Ordinary Share.

Number of Ordinary Shares outstanding before this Offering:	21,323,405 Ordinary Shares.

Number of Ordinary Shares outstanding after this Offering:	22,573,405 Ordinary Shares (or 22,760,905 Ordinary Shares assuming the Underwriters exercise the over-allotment option in full).

Over-Allotment Option:	We have granted the Underwriters an option to purchase up to 15% of the total number of Ordinary Shares sold in this Offering within 45 days after the Closing Date to cover over-allotments (such option, “Over-Allotment Option”).

Use of proceeds:	Based upon an IPO price of US$4.00 per Share, we estimate that we will receive net proceeds from this Offering, after deducting the estimated underwriting discounts, non-accountable expenses and the estimated offering expenses payable by us, of approximately US$3,374,312 if the Underwriters do not exercise their Over-Allotment Option, and US$4,064,312 if the Underwriters exercise their Over-Allotment Option in full, after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us.

We plan to use the net proceeds of this Offering as follows:

●	Approximately 15% on capital expenditures;

●	Approximately 25% on operating expenses;

●	Approximately 20% on research and development;

●	Approximately 15% for marketing; and

●	Approximately 25% for our acquisitions of certain companies (i.e. no specific acquisition target companies have been identified at this time).

The Company does not currently anticipate using any of the proceeds from this Offering to settle its liabilities and operating expenses for related parties. The Company plans to settle such liabilities and operating expenses using operating income instead.

For more information on the use of proceeds, see “Use of Proceeds” on page 31.

Representative’s Warrants	We will issue to the Representative or its designee(s), on the Closing Date, warrants to purchase a number of Ordinary Shares equal to 5% of the aggregate number of Ordinary Shares sold in this Offering, at an exercise price per share equal to 120% of the initial public offering price per Share. The Representative’s warrants will be exercisable for a period of three years after the Closing Date. See “Underwriting” for more details.

Lock-up:	We, any successor entities, and all of our directors, officers, and principal shareholders (defined as owners of 5% or more of the Shares) have agreed with the Underwriters, subject to certain exceptions, not to offer, issue, sell, transfer, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of the Shares or securities convertible into or exercisable or exchangeable for the Shares for a period of 180 days after the effective date of the registration statement, which forms a part of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed Nasdaq symbol:	We have reserved the ticker symbol “AGRZ” for the Shares with Nasdaq.

Transfer agent and registrar:	VStock Transfer, LLC.

Risk factors:	Investing in the Shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 17.

Unless otherwise indicated, all information contained in this prospectus assumes:

●	to be based on 20,423,485 Ordinary Shares outstanding as of December 31, 2024;

●	the conversion of all of our outstanding 899,920 RCPS into Ordinary Shares, as if such conversion had occurred on December 31, 2024, on a one-for-one basis, see “Capitalization”;

●	no exercise of the Underwriters’ Over-allotment Option by the underwriters to purchase up to an additional 187,500 Ordinary Shares from us; and

●	no exercise of the Warrants to be issued to the underwriters in this Offering.

RISK FACTORS

An investment in the Shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in the Shares. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations, and future growth prospects. In these circumstances, the market price of the Shares could decline, and you may lose all or part of your investment.

Risks Related to our Business and Industry

We have a limited operating history.

We have a limited operating history from which to evaluate our business and it will continue to be difficult to make accurate predictions and forecasts on our growth and future prospects. There is no guarantee that our products or services will remain attractive to potential and current clients as our business continues to develop.

We operate in an industry that is still relatively new and subject to many uncertainties.

The vertical farming industry is still very new and subject to much uncertainty. New market participants may also emerge in this sector which we cannot anticipate. There is no guarantee that this sector will grow, or grow at a level that will benefit our business, or even if it grows, we cannot assure that our business will operate profitably in spite of favorable market conditions in this industry.

We may incur significant operating costs in the near future and cannot assure that we can recoup these potential costs to continue operating profitably or as a going concern.

High startup costs are one of the most significant concerns for market entrants in the CEA vertical farming industry. CEA vertical farming requires a significant initial investment of funds, including to pay for infrastructure like building facilities and climate control systems. Additionally, there are high electricity costs required to maintain the LED lighting system within vertical farms as well as labor costs. We cannot guarantee a return on our investment into the vertical farms we have developed thus far or that we will build and develop in the future. If we fail to do so, our financial performance may be adversely affected and there is a risk we cannot continue as a going concern.

We cannot assure that we can maintain a steady labor supply of personnel with sophisticated knowledge necessary to operate CEA vertical farms. If we fail to do so, our financial performance may be negatively impacted.

CEA vertical farms require a high level of technical expertise to establish, monitor, and sustain effectively. Our CEA technology minimizes the need for manual labor for crop production but requires sophisticated levels of knowledge to configure, supervise, and maintain them successfully. Furthermore, operating a profitable vertical farming operation necessitates not only advanced expertise in horticulture and engineering but also the presence of leadership abilities, prior management experience, financial literacy, effective communication skills, and keen powers of observation. We cannot assure that we can retain personnel with such technical expertise. If we fail to do so, our financial performance may be negatively impacted.

Failure to adequately manage our planned growth strategy may harm our business or increase our risk of failure.

For the foreseeable future, we intend to pursue a growth strategy for the expansion of our operations by further developing and improving our products and services. Our ability to rapidly expand our operations will depend upon many factors, including our ability to work in a regulated environment, establish and maintain strategic relationships with suppliers, and obtain adequate and necessary capital resources on acceptable terms. Any restrictions on our ability to expand may have a materially adverse effect on our business, results of operations, and financial condition. Accordingly, we may be unable to achieve our targets for sales growth, and our operations may not be successful or achieve anticipated operating results.

We may become subject to additional regulation of agricultural products.

Our business is subject to certain Malaysian laws and regulations, including the Food Act 1983 and the Federal Agricultural Marketing Authority Act 1965 (“FAMAA”), which govern the safety, hygiene, grading, packaging and labeling of agricultural products. Save and except for these laws and their corresponding regulations, in particular the Food Regulations 1985 and the Federal Agricultural Marketing Authority (Grading, Packaging and Labelling of Agricultural Produce) Regulations 2008, we do not believe that our products are subject to any further regulation in Malaysia or any state agency. However, changes in the industry, including growth, make it possible that additional regulations may be put into place and that such regulations could impact sales or otherwise negatively impact our revenues and business opportunities.

Agroz Group is currently not in compliance with certain regulatory requirements in Malaysia, and while it is taking measures to be in compliance, noncompliance will result in fines, penalties, or operational disruptions.

In addition to the other laws and regulations governing our business as set forth in the “Regulation” section of this prospectus, Agroz Group is subject to the Malaysian Occupational Safety and Health Act 1994 (“OSHA 1994”) and its relevant regulations. Pursuant to OSHA 1994, Agroz Group is required to, amongst other things, appoint an occupational safety and health coordinator. Any employer contravening this OSHA 1994 requirement will be guilty of an offense and, upon conviction, liable to a fine not exceeding MYR 50,000 (approximately $11,182 based on noon buying rate in The City of New York for cable transfers of MYR as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of December 31, 2024, the “December 2024 Exchange Rate”), or to imprisonment for a term of up to six months, or both. In addition, OSHA 1994 also requires Agroz Group to adopt a general policy concerning workplace safety and health, and to conduct a risk assessment regarding safety and health risks posed to individuals affected by their undertakings in the workplace. Any person contravening this OSHA 1994 requirement will be guilty of an offense and, upon conviction, liable to a fine not exceeding MYR 500,000 (approximately $111,820 based on the December 2024 Exchange Rate), or to imprisonment for a term of up to two years (as to the compliance officer, partner, manager, secretary or other similar officer of a company), or both. Agroz Group is currently not in compliance with these OSHA 1994 requirements and is working to achieve compliance by August 2025. The aforesaid penalty fees, if incurred, do not present a material risk to our financial performance. However, if Agroz Group does not achieve compliance and its management members are liable for imprisonment, our operations and financial performance will be negatively impacted.

We could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand our product offerings or gain market acceptance of our products may negatively impact our business.

The market in which we operate is subject to changes in consumer preference, perception and spending habits. Our performance will depend significantly on factors that may affect the level and pattern of consumer spending in Malaysia. Such factors include consumer preference, consumer income, consumer confidence in and perception of the safety and quality of our products and shifts in the perceived value for our products relative to alternatives.

Consumer Preferences. There is no guarantee that the variety of produce we offer will continue to sustain popularity, that consumers will prefer the varieties of produce we offer, or that we will be successful in capturing a sufficient market share. If we are able to expand our product offerings, our financial performance will similarly be impacted by changes in consumer preferences.

Safety and Quality Concerns. Media coverage regarding the safety or quality of, or diet or health issues relating to, our products or the processes involved in the growth of our produce, may damage consumer confidence in our products. Any widespread safety or quality issues involving fresh fruits or vegetables — even if not involving us — could adversely affect consumer confidence in and demand for such vegetables or other fresh produce.

Consumer Income. A general decline in the consumption of our products could occur at any time as a result of change in consumer spending habits, including an unwillingness to pay a premium or an inability to purchase our products due to financial hardship, expectations of inflation, or increased price sensitivity.

The success of our products will depend on a number of factors, including our ability to accurately anticipate changes in market demand and consumer preferences, our ability to differentiate the quality of our products from those of our competitors, and the effectiveness of marketing and advertising campaigns for our products. We may not be successful in identifying trends in consumer preferences and growing or developing products that respond to such trends in a timely manner. We or our partners also may not be able to effectively promote our products by marketing and advertising campaigns and gain market acceptance. If our products fail to gain market acceptance, are restricted by regulatory requirements, have quality problems, or are affected by consumer perceptions of safety and quality even arising from our competitors’ products, we may not be able to fully recover costs and expenses incurred in our operations, and our business, financial condition or results of operations could be materially and adversely affected.

We build, manage and develop CEA vertical farms, which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, supply-chains and fluctuating material prices.

We build, manage, and develop CEA vertical farms that are dependent on a number of key inputs and their related costs, including materials such as steel and glass and other supplies, as well as electricity and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact our business, financial condition and operating results. If our suppliers encounter unexpected costs, delays or other problems in providing us with supplies, materials, or utilities, our financial position and ability to execute on our growth strategy could be negatively affected. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on our business, financial condition and operating results.

The price of production, sale and distribution of these supplies may fluctuate widely based on the impact of numerous factors beyond our control, including international, economic and political trends, transportation disruptions, expectations of inflation, global or regional consumptive patterns, speculative activities and increased production due to new production and distribution developments and improved production and distribution methods. Additionally, we import some of the equipment and materials used to build CEA vertical farms facilities. Any prolonged disruption of third-party delivery and shipping services for materials may negatively affect development schedules for the CEA vertical farms we operate and manage, and delay the rates at which we ship produce to consumers and the rates in which our distributors ship produce to consumers. Rising costs associated with these delivery services may also adversely impact our building schedule and crop season planning, and more generally our business, financial condition, results of operations and prospects.

We face strong competition in the agricultural technology and vertical farming industries and cannot assure that we can maintain a competitive position against other market participants.

There are many competitors in the agricultural technology and vertical farming industry. There can be no guarantees that in the future other market participants will not enter these sectors by developing products and services that are in direct competition with us. One particularly strong limitation of CEA vertical farming compared to traditional crop production methods is that CEA vertical farming currently permits production of a restricted range of crops. The production of staple crops such as wheat and rice is a roadblock for large scale vertical farming due to these crops’ specific growth requirements and current vertical farming technology limitations. As a result, competitors with mega-farms, efficient transport connections, established distribution networks, and advanced food preservation technologies have competed more effectively than vertical farms in this respect.

We anticipate the presence as well as entry of other companies in our market space. There is a risk that we may not be able to establish, or if established, to maintain a competitive advantage in our market space. Some competing companies may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales and marketing resources. This may allow them to respond more quickly than us to market opportunities. It may also allow them to devote greater resources to the marketing, promotion and sale of their products and/or services. These competitors may also adopt more aggressive pricing policies and make more attractive offers to existing and potential customers, employees, strategic partners, distribution channels and advertisers. Increased competition is likely to result in price reductions, reduced gross margins and a potential loss of market share.

We may experience unexpected network interruptions, security breaches or malware attacks (computer virus attacks) and failures in our and our subsidiary’s information technology systems, which may negatively impact our financial performance.

Information technology systems substantially support our and our operating subsidiary’s operations. If these systems fail to perform, we could experience disruptions in operations, slower response time and diminished operating results. System interruptions, errors, or downtime can result from a variety of causes, including unexpected interruptions to the internet infrastructure, technological failures, changes to the systems, erroneous or corrupted data, changes in client usage patterns, linkages with third-party systems, and power, employee misconduct, unauthorized trading, malware attacks (including but not limited to computer viruses, worms, ransomware, and spyware), cyberattacks, terrorist attacks, natural disaster, power outage, capacity constraints, software flaws, and other similar events.

Any failure to maintain the performance, reliability, security, or availability of the network infrastructure may cause significant damage to our and our operating subsidiary’s ability to continue operating profitably.

Cyber-attacks and security vulnerabilities could result in serious harm to our reputation, business, and financial condition.

Threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. Our products and services, as well as our servers and computer systems and those of third parties that we rely on, are subject to cybersecurity risks inherent to companies that process personal data. An increasing number of organizations have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks.

We were recently informed, in July of 2025, by the Representative, that it had suffered a cybersecurity incident and specifically a ransomware incident, which has resulted in unauthorized access to some of the Representative’s systems and data, and the exfiltration of certain data from the Representative’s systems as well. The Representative has informed us that based on information currently available to the Representative regarding the incident, the Representative believes confidential information regarding the Company that we had provided to the Representative in connection with its due diligence for this Offering was included in the data that was exfiltrated. The Representative has informed us that it is still investigating the extent of this incident, and has also informed us that it does not have any evidence that this data has been misused at this time.

While we believe that any material data regarding the Company that was exfiltrated is reflected in this prospectus and the registration statement of which this prospectus is a part, and is therefore publicly available, we could be subject to liability risks to the extent the data consists of sensitive information about our officers, directors, personnel, contractors, customers, suppliers or vendors. We believe that any such risk is manageable and can be absorbed.

In addition to the identified risk above, any additional future cyber incidents and resulting data breaches involving the Company’s confidential data could result in substantial liability, regulatory actions, financial penalties, significant out of pocket costs, damage to our data and ability to do business, and reputational harm.

We and third parties that we rely on may experience cybersecurity incidents due to human error, malfeasance, system errors or vulnerabilities, or other issues. Actual or perceived cybersecurity incidents relating to our data or confidential information could subject us to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. Any such incident could also materially damage our reputation and harm our business, results of operations and financial condition.

We may not successfully develop our products and services or improve existing ones.

Our future success depends on successfully competing in markets for our products and services and our ability to improve our existing product lines and services and to develop and offer them to meet consumer needs. We cannot provide any assurance that we will be successful in doing so. We also cannot assure that we can provide product and service innovations that satisfy consumer needs or achieve market acceptance, or that we will do so in a timely manner to meet market demands. If we fail to do so, our ability to maintain or grow our market share may be adversely affected, which could materially adversely affect our business, financial condition and results of operations. In addition, the development and introduction of new products and services lines may require substantial research and development expenditures, which we may be unable to recoup if our products and services do not generate adequate revenue.

Investors should be aware of our related party transactions.

Agroz Inc. and Agroz Group, on a consolidated basis, have had and continue to have significant related party transactions, set forth in more detail in the “Related Party Transactions” section. Our material related party transactions notably involve transactions for which the value involved is sizeable in comparison to the amount of assets we own. For instance, Agroz Group has two software development service contracts with Braiven Co., Ltd., an entity significantly influenced by our Chief Technology Officer, in amounts of approximately $500,000 and $4,000,000. Agroz Group has also in the past sold CEA vertical farm solutions to Agroz Ventures, an entity significantly influenced by the Company, which totaled approximately $900,000 in the fiscal year ended December 31, 2023. Agroz Group provided CEA vertical farm design and construction services to Agroz Vertical Farms, an entity significantly influenced by the Company, which totaled approximately $313,000 in the fiscal year ended December 31, 2024. Investors should carefully review and consider the existence of these related party transactions before making an investment into the Company. To the best of its knowledge, the Company does not believe its past related party transactions were entered into on more favorable terms than terms in non-related party transactions. However, investors should be aware that the Company cannot assure the absence of conflicts of interests or influence of related parties over such related party transactions, despite its pricing practices.

Disruptions to transportation channels that we use to distribute our products may adversely affect our margins and profitability.

We may experience disruptions to the transportation channels used to distribute our products, including increased congestion, a lack of transportation capacity, increased fuel expenses, import or export controls or delays, and labor disputes or shortages. Disruptions in our trucking capacity may result in reduced sales or increased costs, including the additional use of more expensive or less efficient alternatives to meet demand. Congestion can affect previously negotiated contracts with shipping companies, resulting in unexpected increases in shipping costs, reduction in our profitability or reduced sales.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on our rights to copyright, service marks, trademarks, trade names and other intellectual property rights we own or license. If we are unable to protect our intellectual property, proprietary information and/or brand names, we could suffer a material adverse effect on our business, financial condition and results of operations.

In particular, we own copyrights to (i) the software components of the current and future developmental version of Agroz OS; (ii) the PLC, an essential component enabling automation and environmental condition control and management, which PLC is integrated within the current version of Agroz OS; (iii) the source code to Agroz Copilot for Farmers; (iv) the source code to the Agroz DTC online marketplace; and (v) the codified standard operating procedure for various vertical farms we operate and manage. Malaysia copyright law grants protection automatically for such copyrights upon their creation, subject to the relevant criteria under the Malaysia Copyright Act 1987 being achieved. However, we cannot predict whether or not disputes concerning these copyrights will arise, in which case our financial performance may be negatively impacted by the potential expenditure of monetary and human resources in defense against such disputes. Further, while we are not required to register our copyrights, registering them provides additional legal certainty if disputes arise.

Further, we currently have two (2) trademark applications for the “Freshness You Can See, Hear and Taste” tagline which have been submitted to MYIPO. As of the date of this prospectus, MYIPO has provisionally rejected these applications, on the grounds that these trademarks have not met the following requirements under the Trademarks Act 2019: (A) Section 23(1)(b) of the Trademarks Act 2019, which requires a mark with distinctive character; and (B) Section 23(1)(c) of the Trademarks Act 2019, which states that trademarks may not be registered which mark consists only of signs or indications that may serve in trade, to designate the kind, quality, quantity, intended purpose, value, geographical origin, time of production of goods or rendering of services or other characteristics of goods or services. We have requested a hearing date with MyIPO to appeal the provisional refusals of these trademark applications and are currently awaiting further notice. Unlike copyrights, under Malaysian intellectual property law, unregistered trademarks do not receive automatic legal protection upon their creation. The Company may still continue using the “Freshness You Can See, Hear and Taste” tagline even if these trademark applications are provisionally refused or permanently rejected. However, if legal ownership of any unregistered trademark is challenged, the Company will have to defend its trademark and prove that its trademark was first used by the Company under common law to prevail against the challenger. We cannot assure that we will be successful on the upcoming appeal of the provisional refusals for the aforementioned trademark applications. Additionally, we cannot predict whether or not disputes concerning our unregistered trademarks or registered trademarks will arise. We do not currently anticipate material impacts on our business if we have to cease use of the “Freshness You Can See, Hear and Taste” tagline; however, our financial performance may be negatively impacted by the potential expenditure of monetary resources in defense against disputes on our unregistered trademarks.

Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from providing certain products or services, or using certain of our recognized brand names, which could have a material adverse effect on our business, financial condition and results of operations.

Our failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our Ordinary Shares. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002, (“Section 404”), requires that we maintain internal control over financial reporting that meets applicable standards. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and a decrease in our stock price.

We will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. Such report will not be required until our second annual report filed on Form 20-F. We will need to disclose any material weaknesses identified by our management in our internal control over financial reporting. As an “emerging growth company,” we will avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404. However, we may no longer avail ourselves of this exemption if and when we cease to be an “emerging growth company.” When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the U.S. Securities and Exchange Commission, or SEC, or other regulatory authorities, which would require additional financial and management resources.

As of the date of this prospectus, management has identified certain material weaknesses in our internal controls pertaining to (i) our lack of effective information technology (“IT”) general controls (ITGC) (which are the basic set of controls for our IT systems, including applications, operating systems, databases, and IT infrastructure), (ii) our lack of sufficient financial reporting and accounting personnel with knowledge of IFRS and SEC reporting requirements, (iii) our inadequate segregation of duties on sale and customers’ data management, and (iv) the lack of formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework.

Following the identification of the material weaknesses and control deficiencies, we plan to take remedial measures, including: 1) hiring experienced IT staff to formalize and strengthen our ITGC; 2) hiring additional finance and accounting staff with qualifications and work experiences in IFRS and SEC reporting requirements to formalize and strengthen key internal controls over financial reporting; 3) allocating sufficient resources to prepare and review financial statements and related disclosures in accordance with IFRS and SEC reporting requirements; and 4) establishing an internal control and governance function to implement internal controls and governance process and procedures within the Company either by hiring internally or outsourcing the function.

If we identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting in the future, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business, and would have a material adverse effect on our business, financial condition and results of operations.

We may be unable to successfully implement our future business plans and objectives.

Our future business plans may be hindered by factors beyond our control, such as competition within the industry we operate; our ability to cope with high exposure to financial risk, operational risk, and market risk as our business expands; and our ability to provide, maintain, and improve the level of human and other resources in generating products and providing services. As such, we cannot assure you that our future business plans will materialize, that our objectives will be accomplished fully or partially, or that our business strategies will generate the intended benefits to us as initially contemplated. If we fail to implement our business development strategies successfully, our business performance could be materially and adversely affected.

We are exposed to potential disruptions and risks from unforeseen disasters or crises.

Our operations and business continuity depend on our ability to operate CEA vertical farms and systems without significant interruption. Unforeseen events such as natural disasters, pandemics, power outages, or other catastrophic events could potentially disrupt our operations, leading to business interruption, financial loss, and damage to our reputation. While we have in place business continuity plans, these plans might not be sufficient to mitigate all potential disruptions. Furthermore, in the context of a global pandemic, our operations may be severely impacted due to government-imposed restrictions, widespread illness among our employees, or disruptions in our supply chain. There is no guarantee that our contingency plans could fully prevent or remediate the effects of such unforeseen disasters or crises. Thus, our financial condition, results of operations, and business prospects may be adversely affected.

We depend on key management personnel and our operations may suffer if we are unable to retain or replace them.

We have a team of experienced and competent management which is responsible for directing and managing daily operations, monitoring and supervising compliance and risk management, overseeing financial condition and performance, allocating and budgeting human resources, and formulating business strategies. However, we cannot assure you that we can retain the services of our key management and find suitable replacements if any of them terminate their engagement with us, are unable or unwilling to continue their services, or in the event of death.

Other than our senior management, we also rely on our professional staff in different business operations to implement our business strategies, provide quality services to clients, manage our compliance and risks, identify and capture business opportunities, maintain relationship with clients, and procure new clients. Loss of our professional staff and failure to recruit replacements for such staff will materially and adversely affect our business operations.

We may be subject to the threat or possibility of litigation, arbitration, or other legal proceedings.

We and our directors and officers may from time to time become subject to or involved in various claims, controversies, lawsuits, and regulatory or legal proceedings. Claims, lawsuits, and litigations are subject to inherent uncertainties, and we are uncertain whether the foregoing claims would develop into a lawsuit. Lawsuits and litigations may cause us to incur defense costs, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against us could have a material adverse impact on our financial condition, results of operations and cash flows. In addition, negative publicity regarding claims or judgment made against us may damage our reputation and may result in a material adverse impact on us.

As of the date of this prospectus, we are not a party to, and are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition, or operations. Actions brought against us may result in settlements, awards, injunctions, fines, penalties, and other results adverse to us. A substantial judgment, settlement, fine, or penalty could be material to our operating results or cash flows for a particular period, depending on our results for that period, or could cause us significant reputational harm, which could harm our business prospects.

Risks Related to The Shares

There was no public market for our Ordinary Shares prior to this Offering; if an active trading market does not develop, you may not be able to resell the Shares at any reasonable price.

This Offering is an IPO of the Shares. Prior to this Offering, there was no public market for the Shares. While we plan to list the Shares on the Nasdaq Capital Market, our listing application may not be approved. If our application to the Nasdaq Capital Market is not approved or we otherwise determine that we will not be able to secure the listing of the Shares on the Nasdaq Capital Market, we will not complete the Offering. In addition, an active trading market may not develop following the closing of this Offering, or, if developed, may not be sustained. The lack of an active market may impair your ability to sell the Shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling the Shares and may impair our ability to acquire other companies by using the Shares as consideration.

The trading price of the Shares may be volatile, which could result in substantial losses to you.

The trading prices of the Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies. The securities of some of these companies have experienced significant volatility since their IPOs, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Malaysian companies’ securities after their IPOs may affect the attitudes of investors toward Malaysia-based, U.S.-listed companies, which consequently may affect the trading performance of the Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure, or matters of other Malaysian companies may also negatively affect the attitudes of investors toward Malaysian companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are unrelated to our operating performance.

In addition to the above factors, the price and trading volume of the Shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us or our industry;

●	variations in our revenues, profit, and cash flow;

●	changes in the economic performance or market valuations of other vertical farm companies;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	detrimental negative publicity about us, our services, our officers, directors, our business partners, or our industry;

●	announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raisings, or capital commitments;

●	additions to or departures of our senior management;

●	litigation or regulatory proceedings involving us, our officers, or directors;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Ordinary Shares; and

●	sales or perceived potential sales of additional Ordinary Shares.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future.

We rely on dividends and other distributions on equity paid by our operating subsidiary to fund our cash and financing requirements, and any limitation on the ability of any current or future subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.

Agroz is a holding company, and we rely on dividends and other distributions on equity paid by our operating subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and to service any debt we may incur. There was no transfer of assets between Agroz Group and Agroz in the fiscal year ended December 31, 2023, and no transfer during the year ended December 31, 2024, and we do not expect Agroz Group to pay us dividends in the foreseeable future. We do not expect to pay cash dividends in the foreseeable future. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

According to the Malaysian Companies Act 2016, a Malaysian company may only make dividends distributions out of profits of the company if the company is solvent. Such company is deemed solvent if the company is able to pay its debts as they fall due within twelve (12) months immediately after the distribution is made. Under the current practice of the Inland Revenue Board of Malaysia, no tax is payable in Malaysia in respect to dividends paid by us. Any limitation on the ability of our Malaysia subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Any limitation on the ability of our subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

If we fail to meet applicable listing requirements, Nasdaq may delist the Shares from trading, in which case the liquidity and market price of the Shares could decline.

Assuming the Shares are listed on Nasdaq, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists the Shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for the Shares;

●	reduced liquidity for the Shares;

●	a determination that the Shares are “penny stock,” which would require brokers trading in the Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The U.S. National Securities Markets Improvement Act of 1996 prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that the Shares will be listed on Nasdaq, these securities will be covered securities. Although the states are pre-empted from regulating the sale of our securities, this statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

If you purchase Shares in this Offering, you will incur immediate and substantial dilution in the book value of your Ordinary Shares.

If you purchase Shares in this Offering, you will pay substantially more than our net tangible book value per Share. As a result, you will experience immediate and substantial dilution of US$3.66 per share, representing the difference between our pro forma as adjusted net tangible book value per share of US$0.34 as of December 31, 2024, after giving effect to the conversion of all of our outstanding 899,920 RCPS into Ordinary Shares, as if such conversion had occurred on December 31, 2024, on a one-for-one basis, and the net proceeds to us from this Offering, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus, and an assumed public offering price of US$4.00 per share. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon the completion of this Offering.

You may have a diminished return on your investment in the Company due to the Company’s issued and outstanding RCPS. Holders of Shares also have certain rights junior to those of the RCPS holders.

Our RCPS holders may, at their election, convert each RCPS into one (1) Ordinary Share on or before the second anniversary of the issuance date of the RCPS (the “Maturity Date”). No further consideration is payable for such conversion. If the RCPS holders elect conversion, your ownership stake in the Ordinary Shares will be diluted. If we determine to issue more RCPS in the future, your ownership stake in the Ordinary Shares will also be diluted upon the RCPS holders’ election to convert their RCPS.

RCPS holders may also at their election redeem their RCPS in whole or in part for the subscription amount of the RCPS at any time after the RCPS share issuance date, after which we must pay the redemption proceeds to the RCPS shareholder. Further, all RCPS which are outstanding as of the Maturity Date and have not been converted into Ordinary Shares will be fully redeemed by us at the subscription price of the RCPS. The funds which we use towards redemption payments will be diverted from funds we could have used for other corporate purposes. Therefore, you may experience a diminished return on your investment in the Company through your ownership of the Ordinary Shares.

Further, holders of RCPS are entitled to receive dividends out of any assets legally available prior to any dividends payable to the Ordinary Shares, at a rate of 10% per annum of the RCPS holders’ subscription amount for the RCPS. The funds allocated towards these interest payments will also divert from funds we could have used for other corporate purposes and dividend payments to holders of Ordinary Shares. Investors should be aware of the risk of diminished returns on their investment and certain junior rights to those of RCPS holders before purchasing Shares.

For a more complete discussion of the rights of the RCPS holders, see “Description of Share Capital – Redeemable Convertible Preference Shares” below.

If a limited number of participants in this Offering purchase a significant percentage of this Offering, the effective public float may be smaller than anticipated and the price of the Shares may be more volatile than it otherwise would be.

As a company conducting a relatively modest public offering, we are subject to the risk that a small number of investors may hold a high percentage of the Shares sold in this Offering, even if the initial sales by the Underwriters are designed to comply with the Nasdaq listing requirements. If this were to happen, investors could find the Shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares and we may cease to meet the Nasdaq public stockholder requirements.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of the Board of Directors, you must rely on price appreciation of the Shares for return on your investment.

The Board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law and our Memorandum and Articles of Association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the Board of Directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that under no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if the Board of Directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow; our capital requirements and surplus; the amount of distributions, if any, received by us from our subsidiaries; and our financial condition, contractual restrictions, and other factors deemed relevant by the Board of Directors. Accordingly, the return on your investment in the Ordinary Shares will likely depend entirely upon any future price appreciation of the Ordinary Shares. We cannot assure you that the Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in the Ordinary Shares, and you may even lose your entire investment in the Ordinary Shares. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future.

Our management has broad discretion to determine how to use the funds raised in this Offering and may use them in ways that may not enhance our results of operations or the price of the Shares.

To the extent (i) we raise more money from this Offering than required for the purposes explained in the section entitled “Use of Proceeds,” or (ii) we determine that the proposed uses set forth in that section are not no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from this Offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Exchange Act. We will design our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of a person, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and may not be detected.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our Ordinary Share price or trading volume to decline.

If a trading market for the Shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our Ordinary Shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our share price, our share price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline and result in the loss of all or a part of your investment in us.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers and the experts named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Malaysia, or other relevant jurisdictions may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Our counsel as to the laws of the Cayman Islands, Carey Olsen Cayman Limited, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us based on certain civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, impose liabilities against us based on the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

There is uncertainty as to whether the courts of Malaysia would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Malaysia against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Malaysia at common law by bringing an action in a Malaysia court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Malaysia if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Malaysia, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Malaysia judgment. Malaysia has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Malaysia, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States. See “Enforceability of Civil Liabilities.”

You may have more difficulties protecting your interests than you would as a shareholder of a U.S. corporation.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by the provisions of our Memorandum and Articles of Association, and by the provisions of the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the Board of Directors, actions by minority shareholders, and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands.

The rights of shareholders and the fiduciary duties of our directors and officers under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands-exempted companies like us have no general rights under Cayman Islands law to obtain copies of the register of members or inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) of the company. Our directors have discretion under our Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, or members of the Board of Directors than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act (as revised) of the Cayman Islands (“ES Act”), which became effective on January 1, 2019, a “relevant entity” conducting a “relevant activity” is required to satisfy the applicable economic substance test set out in the ES Act. A “relevant entity” includes, among other things, an exempted company incorporated in the Cayman Islands which is not a tax resident outside of the Cayman Islands. There are nine designated “relevant activities” under the ES Act, and for so long as our Company is a “relevant entity” carrying on a “relevant activity”, it is required to comply with all applicable requirements under the ES Act. If the only business activity that the Company carries on is to hold equity participation in other entities and only earns dividends and capital gains, then based on the current interpretation of the ES Act, the Company is a “pure equity holding company” and will therefore be subject to a reduced economic substance test which currently would require us to (i) comply with all applicable requirements under the Companies Act and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and, as such, we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect to a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, should we intend to publish any of our semi-annual results in press releases, it will be distributed pursuant to the rules and regulations of Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. Currently, we do not intend to rely on home country practices with respect to our corporate governance after we complete this Offering. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As an SEC reporting and U.S. listed company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer in order to maintain a listing on a U.S. securities exchange.

We are an emerging growth company within the meaning of the JOBS Act and may take advantage of certain reduced reporting requirements.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley for so long as we remain an emerging growth company. As a result, if we elect not to comply with such attestation requirements, our investors may not have access to certain information they may deem important when compared to public companies which are not emerging growth companies.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this Offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this Offering, (b) in which we have total annual gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Shares that is held by non-affiliates exceeds US$700 million as of the end of any second fiscal quarter before that time; and (2) the date on which we have issued more than US$1 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay the adoption of new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our IPO, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of Sarbanes-Oxley and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We will incur additional costs in obtaining director and officer liability insurance. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on the Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

●	timing of the development of future business;

●	capabilities of our business operations;

●	expected future economic performance;

●	competition in our market;

●	continued market acceptance of our products and services;

●	changes in the laws that affect our operations;

●	inflation and fluctuations in foreign currency exchange rates;

●	our ability to obtain and maintain all necessary government certifications, approvals, and/or licenses to conduct our business;

●	continued development of a public trading market for our securities;

●	the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

●	managing our growth effectively;

●	projections of revenue, earnings, capital structure, and other financial items;

●	fluctuations in operating results;

●	dependence on our senior management and key employees; and

●	other factors set forth under “Risk Factors.”

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties, as well as estimates by our management based on such data. None of these third parties are affiliated with us, and the information contained in this prospectus has not been reviewed or endorsed by any of them. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Industry publications, research, surveys, studies, and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. We have not commissioned any of the industry and market data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

While we believe that the information from these industry publications, surveys, and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

Based upon an initial public offering price of $4.00 per Ordinary Share, we estimate that we will receive net proceeds from this Offering, after deducting the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us, of approximately $3,374,312 if the Underwriters do not exercise their Over-Allotment Option, and $4,064,312 if the Underwriters exercise their Over-Allotment Option in full, after deducting the underwriting discounts and commissions, non-accountable expense allowance, and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per Ordinary Share would increase (decrease) the net proceeds to us from this Offering by $1,150,000, assuming that the number of Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of Shares we are offering would increase (decrease) the net proceeds to us from this Offering by $3,680,000, assuming the assumed IPO price remains the same, and after deducting the underwriting discounts and commissions, non-accountable expense allowance, and estimated offering expenses payable by us.

The primary purpose of this Offering is to create a public market for the Shares for the benefit of all shareholders. We plan to use the net proceeds of this Offering as follows:

●	Approximately 15% on capital expenditures;

●	Approximately 25% on operating expenses;

●	Approximately 20% on research and development;

●	Approximately 15% on marketing; and

●	Approximately 25% for our acquisitions of certain companies (no specific acquisition target companies have been identified at this time).

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this registration statement. We reserve the right to change the use of proceeds that we presently anticipate and describe in this prospectus.

The Company does not currently anticipate using any of the proceeds from this Offering to settle its liabilities and operating expenses for related parties. The Company plans to settle such liabilities and operating expenses using operating income instead.

To the extent that the net proceeds we receive from this Offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business, and we do not anticipate declaring or paying any dividends in the foreseeable future.

During the fiscal year ended December 31, 2023, Agroz did not declare or pay any dividends and there was no transfer of assets among Agroz and its subsidiary, Agroz Group.

During the 2024 Fiscal Year, Agroz did not declare or pay any dividends and there was no transfer of assets among Agroz and its subsidiary, Agroz Group.

Subject to the Cayman Islands laws and our Memorandum and Articles of Association, our Board of Directors has complete discretion as to whether to distribute dividends. Our Company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Even if our Board of Directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. Please see the section entitled “Material Income Tax Considerations – Cayman Islands Taxation” of this prospectus for information on the potential tax consequences of any cash dividends declared.

As we are a holding company incorporated in the Cayman Islands, we rely on dividends paid to us by our subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur, and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our subsidiaries. According to the Malaysian Companies Act 2016, a Malaysian company may make dividends distribution out of profits of the company if the company is solvent. Such company is deemed solvent if the company is able to pay its debts as they fall due within twelve months immediately after the distribution is made.

Cash dividends, if any, on the Shares will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2024, on:

●	an actual basis; and

●	On a pro forma basis to give effect to the conversion of all of our outstanding 899,920 RCPS into Ordinary Shares, as if such conversion had occurred on December 31, 2024, on a one-for-one basis; and

●	On a pro forma as adjusted basis to give effect to (1) the pro forma adjustments set forth above; (2) the sale of 1,250,000 Ordinary Shares in this Offering at the assumed IPO price of US$4.00 per share, and after deducting the underwriting discounts and commissions, non-accountable expense allowance, and estimated offering expenses payable by us, assuming the Underwriters do not exercise the Over-Allotment Option.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Exchange Rate,” “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2024
	Actual	Pro Forma	Pro Forma As Adjusted(1) (Over-Allotment Option Not Exercised)	Pro Forma As Adjusted(1) (Over- Allotment Option Exercised in Full)
	US$	US$	US$	US$
Ordinary Shares, US$0.0001 par value per share:100,000,000 shares authorized; 20,423,485 shares issued and outstanding, actual; 21,323,405 shares issued and outstanding on a pro forma basis; 22,573,405 shares on a pro forma as adjusted basis assuming the Underwriters do not exercise the Over-Allotment Option; 22,760,905 shares issued and outstanding on a pro forma as adjusted basis assuming the Underwriters exercise their Over-Allotment Option in full	1,911	2,001	2,126	2,145
Additional paid-in capital	1,544,606	3,797,285	7,171,472	7,861,453
Other reserves	141,633	34,601	34,601	34,601
Retained earnings	1,384,887	1,384,887	1,384,887	1,384,887
Total stockholders’ equity	3,073,037	5,218,774	8,593,086	9,283,086
Indebtedness
RCPS	2,145,737	-	-	-
Bank borrowings	11,865	11,865	11,865	11,865
Total indebtedness	2,157,602	11,865	11,865	11,865
Total capitalization	5,230,639	5,230,639	8,604,951	9,294,951

(1)	Reflects the sale of Ordinary Shares in this Offering at an assumed IPO of US$4.00 per Ordinary Share, after deducting the underwriting discounts and commissions, non-accountable expense allowance, and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual IPO price and other terms of this Offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive will be approximately US$3,374,312, after deducting the underwriting discounts and commissions of 7% (US$350,000) and non-accountable expense allowance of 1% (US$50,000), and estimated offering expenses payable by us (US$1,225,688) if the underwriters’ over-allotment option is not exercised, or US$4,064,312, after deducting the underwriting discounts and commissions of 7% (US$402,500) and non-accountable expense allowance of 1% (US$57,500), and estimated offering expenses payable by us (US$1,225,688) if the underwriters’ over-allotment option is exercised in full. For an itemization of an estimation of the total offering expenses payable by us, see “Expenses Related to this Offering.”

DILUTION

If you invest in the Shares in this Offering, your ownership interest will be immediately diluted to the extent of the difference between the IPO price per Ordinary Share in this Offering and the net tangible book value per Ordinary Share after this Offering. Dilution results from the fact that the IPO price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share. Our net tangible book value per Ordinary Share represents the quotient obtained by dividing net tangible assets by the number of Ordinary Shares outstanding as of December 31, 2024. Net tangible assets was obtained by reducing total net assets by intangible assets, right-of-use assets, and deferred IPO costs (pursuant to the Company’s balance sheet). Total net assets represents total assets less total liabilities. As of December 31, 2024, we had a historical net tangible book value of US$1,698,624, or US$0.08 per Ordinary Share. As of December 31, 2024, our pro forma net tangible book value was US$3,844,361, or US$0.18 per Ordinary Share, after giving effect to the conversion of all of our outstanding 899,920 RCPS into Ordinary Shares, as if such conversion had occurred on December 31, 2024, on a one-for-one basis.

After further giving effect to the sale of 1,250,000 Ordinary Shares in this Offering at the assumed IPO price of US$4.00 per Ordinary Share, we will have 22,573,405 Ordinary Shares outstanding, and after deducting the underwriting discounts and commissions, non-accountable expense allowance, and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2024, would have been US$$7,607,732, or US$0.34 per Ordinary Share. This represents an immediate increase in pro forma net tangible book value of US$0.16 per Ordinary Share to existing investors and immediate dilution in pro forma as adjusted net tangible book value of US$3.66 per Ordinary Share to new investors. The following table illustrates this dilution to new investors purchasing Ordinary Shares in this Offering:

	Post-Offering (Over-Allotment Option Not Exercised)(1)	Post-Offering (Full Exercise of Over- allotment Option)(2)
Assumed IPO price per Ordinary Share	$4.00	$4.00
Historical net tangible book value per Ordinary Share as of December 31, 2024	$0.08	$0.08
Increase in net tangible book value per Ordinary Share attributable to the pro forma adjustments described above	$0.10	$0.10
Pro forma net tangible book value as of December 31, 2024 after giving effect to the conversion of all of our outstanding 899,920 RCPS into Ordinary Shares, as if such conversion had occurred on December 31, 2024, on a one-for-one basis	$0.18	$0.18
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares of Ordinary Shares in this offering	$0.16	$0.18
Pro forma as adjusted net tangible book value per Ordinary Share after giving effect to the conversion of all of our outstanding 899,920 RCPS into Ordinary Shares, as if such conversion had occurred on December 31, 2024, on a one-for-one basis, and after this Offering	$0.34	$0.36
Dilution in pro forma as adjusted net tangible book value per Ordinary Share to new investors in this Offering	$3.66	$3.64

(1)	Assumes gross proceeds from the Offering of 1,250,000 Ordinary Shares, and assumes that the Over-Allotment Option has not been exercised.

(2)	Assumes gross proceeds from the Offering of 1,437,500 Ordinary Shares, and assumes that the Over-Allotment Option has been exercised in full.

Each US$1.00 increase (decrease) in the assumed IPO price of US$4.00 per Ordinary Share would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2024, after this Offering by approximately US$0.05 per Ordinary Share, and would increase (decrease) dilution to new investors by US$0.95 per Ordinary Share, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions, non-accountable expense allowance, and estimated offering expenses payable by us, assuming the Underwriters do not exercise the Over-Allotment Option

If the Underwriters exercise their Over-Allotment Option in full, the pro forma as adjusted net tangible book value per Ordinary Share after this Offering would be US$0.36, the increase in pro forma net tangible book value per Ordinary Share to existing shareholders would be US$0.18, and the immediate dilution in net tangible book value per Ordinary Share to new investors in this Offering would be US$3.64, in each case taking into account an initial public offering price of US$4.00 per share.

To the extent that we issue additional Ordinary Shares in the future, there will be further dilution to new investors participating in this Offering.

The following table summarizes, as of December 31, 2024, after giving effect to the conversion of all of our outstanding 899,920 RCPS into Ordinary Shares, as if such conversion had occurred on December 31, 2024, on a one-for-one basis, the differences between the existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us in this Offering, the total consideration paid, and the average price per Ordinary Share paid at the assumed IPO price of US$4.00 per Ordinary Shares, before deducting estimated underwriting discounts and estimated offering expenses. The total number of Ordinary Shares does not include the Over-Allotment Option.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	21,323,405	94.46%	$2,254,680	31.08%	$0.11
New investors	1,250,000	5.54%	$5,000,000	68.92%	$4.00
Total	22,573,405	100.00%	$7,254,680	100.00%	$0.32

EXCHANGE RATE INFORMATION

Agroz is a holding company with operations conducted in Malaysia through its operating subsidiary, Agroz Group. The currency of Agroz Group is MYR. Translations of amounts from MYR into US$ for the fiscal year ended December 31, 2024 were calculated at the rate of US$1 = MYR4.4695, representing the noon buying rate in The City of New York for cable transfers of MYR as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of December 31, 2024. No representation is made that the MYR amount represents or could have been, or could be converted, realized or settled into US$ at that rate, or at any other rate.

CORPORATE HISTORY AND STRUCTURE

Agroz is an exempted company with limited liability incorporated under the laws of the Cayman Islands on August 8, 2023. Agroz’s operating subsidiary is Agroz Group, a Malaysian private limited company incorporated on November 20, 2020.

Agroz Group is the owner of the intellectual property supporting Agroz’s technology and the operator of Agroz’s indoor CEA vertical farms. Agroz Group also distributes and sells Agroz’s farm produce.

The chart below illustrates our corporate structure and identifies our subsidiaries as of the date of this prospectus and upon completion of this Offering (assuming the Underwriters do not exercise the Over-Allotment Option):

We are offering1,250,000 Ordinary Shares of Agroz, our Cayman Islands holding company, representing 5.54 % of the Ordinary Shares following completion of the offering of Agroz, assuming the Underwriters do not exercise the Over-Allotment Option.

At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Ordinary Share that such shareholder holds. There are no prohibitions to cumulative voting under the laws of the Cayman Islands, but our Memorandum and Articles of Association do not provide for cumulative voting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. As used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section, the terms “the Group,” “we,” “our” and “us” refer to Agroz Inc. and Agroz Group, collectively. “Agroz Group” refers solely to Agroz Group Sdn. Bhd., a Malaysian private limited company, our operating subsidiary.

OVERVIEW

We are a vertically integrated agricultural technology company applying technology solutions, innovative business models, processes, and systems to design, build, manage, and operate indoor CEA vertical farms. We also operate CEA vertical farms which produce clean, pesticide free, fresh and nutritious rich vegetables directly to consumers and businesses. Our EduFarm at AEON Alpha Angle was also aimed to educate the public on how our vegetables are grown. Our CEA practices are a combination of various digital technologies, including IoT, data analytics, artificial learning, machine learning, automation, cloud and edge computing, and 5G communications. We use 5G communications primarily to enhance internet connectivity within our CEA practices, which is essential for real-time monitoring and control of our agricultural operations.

Our mission is to improve food safety, food security, and sustainability for society by creating a reliable, accessible food supply through our AgTech products and services. We believe we are revolutionizing and transforming agricultural production through our CEA technology and methods. We believe our technology enables us to grow more food in less space safely without the use of pesticides, herbicides and other dangerous chemicals, while reducing the need for storage and refrigeration. We aim to improve food security and deliver freshness by growing food locally, nearer to where it is consumed, which reduces transportation and therefore lowers the food miles generated and our carbon emissions impact, leading to more environmentally friendly outcomes for food production.

We believe there is vast market potential for the AgTech and CEA vertical farming markets globally and in the Southeast Asian region. Starting with Malaysia, we aim to match the top-grade products we have available to the markets in which they are the most highly demanded.

Principal activities

We primarily derive our revenue from:

(i)	designing and/or constructing indoor CEA vertical farms;

(ii)	operating and managing indoor CEA vertical farms;

(iii)	selling CEA vertical farms; and

(iv)	selling fresh produce.

1.	Designing and/or Constructing Indoor Vertical Farms

Our goal is to create efficient, sustainable, and environmentally controlled vertical farms which maximize crop yield and crop quality and allow for precise management of temperature, humidity, light and nutrients.

We design and/or construct indoor CEA vertical farms for our clients according to their specific needs. This involves planning each CEA vertical farm’s layout, designing its infrastructure, building the farm’s structural framework, setting up equipment, and implementing the Agroz OS within the farm. The Agroz OS, at its most current stage of development, integrates certain hardware and software solutions detailed below. Through Agroz OS, we aim to improve productivity, boost yield, and improve the quality of produce generated within CEA vertical farms.

Agroz OS is currently comprised of digitally automated hardware systems capable of: (i) managing various environmental conditions within the CEA vertical farms and water quality and volume, (ii) providing irrigation and nutrient fertigation; (iii) providing light to crops; (iv) managing energy use; and (v) collecting data to enable management of temperature and lighting within the farms, as well as nutrient provision, irrigation and fertigation.

As of the date of this prospectus, we have only implemented in Agroz OS (i) the above digitally automated hardware systems for Agroz OS and (ii) software solutions enabling email and communication systems for farm organization. The software solutions mentioned in the preceding sentence are supported by Microsoft Azure and Microsoft AI, which solutions are possible pursuant to being Microsoft ISV and Microsoft AI Cloud Partner under the Microsoft Publisher Agreement and Microsoft AI Cloud Partner Program Agreement filed herein as Exhibits 10.7 and 10.8, respectively.

We are currently in the process of integrating an AI agent system into Agroz OS, which system is supported by Microsoft AI and capable of presenting complex agricultural decisions to farm managers and farm owners and autonomously executing such decisions after human approval is received. When fully deployed, we envision that the AI system’s agents can undertake complex multi-step autonomous actions within vertical farms and result in vertical farms which can be independently and automatically operated. We anticipate full deployment of this AI agent system by Q2 of 2025. Investors should be aware that such AI agent system is distinct from the Agroz Copilot; by contrast, Agroz Copilot is a GenAI application separate from Agroz OS, which enables human farmers to input queries and instructions into an application to receive recommendations for assistance with daily tasks, not a system for autonomous functioning of vertical farms. Although we have launched a pilot rollout for Agroz Copilot, this application is still under development and we do not currently have a date certain for the official launch of Agroz Copilot to the public.

We envision that at a more advanced developmental stage, Agroz OS will include software solutions for: (i) the aforementioned AI agent system, and software solutions which enable: (ii) tracking of every aspect of the vertical farm’s business activities through our proprietary Agroz ERP and (iii) financial accounting and bookkeeping, supported by Intuit Quickbooks software solutions. We expect that these software solutions will be fully integrated into Agroz OS in 2025.

For more detail on the components of Agroz OS, see “Our Products and Services.”

2.	Operating and Managing Indoor CEA Vertical Farms

Following the successful design and/or construction of CEA vertical farms, our clients may also receive, at their option, farm operation and management services. The services we offer in this respect include the overseeing of day-to-day CEA vertical farm operations and performing regular maintenance of our clients’ CEA vertical farm systems, using all of the intellectual property we have developed, including Agroz OS and the standard operating procedure supporting CEA vertical farm operations. We began generating revenue from the operation and management services for our clients’ CEA vertical farms in fiscal year 2024.

Currently, the CEA vertical farms we operate and manage include: (i) a 10,021 square foot indoor vertical farm in Kota Damansara and (ii) a 5,239 square foot educational vertical farm (“EduFarm”) at the AEON Mall Alpha Angle, a shopping center in Wangsa Maju, Kuala Lumpur, Malaysia (“AEON Alpha Angle”). The Malaysia Book of Records, a publication of record setting achievements, recognizes the vertical farm we operate and manage at AEON Alpha Angle as the largest indoor vertical farm located inside a shopping mall in Malaysia. Additionally, in June of 2024, the Malaysian government, through the Ministry of Agriculture and Food Security, recognized the EduFarm for meeting Malaysian Good Agricultural Practices (“myGAP.PF”) requirements in being pesticide free. MyGAP.PF is a certification scheme recognizing farms which adopt agricultural practices with an environmentally friendly concept, safeguarding the welfare and safety of workers and do not use synthetic pesticides to produce quality, safe and edible products. This certification covers 20 types of vegetables grown in the CEA vertical farms we manage and operate, including green butterhead, red butterhead, green coral, red coral, wild rocket, green kale, and arugula, to name a few.

Through the EduFarm, we also supply fresh produce sold at AEON Alpha Angle and at certain supermarkets operated by AEON Co. (M) Berhad (“AEON”).

3.	Sale of CEA Vertical Farms

We sell CEA vertical farms to potential buyers separate from the services that comprise the first and second revenue streams identified in the “Principal activities” subsection above. Our completed CEA vertical farms are fully operational and optimized. Each CEA vertical farm includes Agroz OS. We aim to achieve high-yield crop production and resource management through the CEA vertical farms.

4.	Sale of Fresh Produce

We also generate revenue from sales of fresh produce, which produce consist of (i) produce grown in the leased CEA vertical farms we operate and (ii) produce outsourced from our clients’ CEA vertical farms and other suppliers. To date, we have successfully grown 50 different crops and are currently offering 21 varieties of crops for sale. For a complete list of varieties that we have grown and those we are currently offering, see “Our Products and Services” above. Our key distribution avenue is the direct distribution of fresh produce to Malaysian-based wholesale distributors, and large supermarket brand retailers, such as AEON, and recently we have expanded our distribution to Village Grocer.

RESULTS OF OPERATIONS

Financial information

Our financial statements contain translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. The conversion of Malaysian Ringgit into U.S. dollars in the financial statements is based on the exchange rates set forth in the statistical release of The Federal Reserve, the central bank of the United States. Unless otherwise noted, all translations from Malaysian Ringgit to U.S. dollars and from U.S. dollars to Malaysian Ringgit for the fiscal year ending on December 31, 2024 (the “2024 Fiscal Year”) were made at a month-end spot rate of MYR4.4695 to US$1.00.

	For the year ended December 31,
	2023	2024	2024
	MYR	MYR	USD
Revenue
- from third parties	12,998,053	39,427,866	8,821,538
- from related parties	5,473,219	1,433,016	320,621
Total revenue	18,471,272	40,860,882	9,142,159
Cost of revenue	(10,207,774)	(26,045,710)	(5,827,433)
Gross profit	8,263,498	14,815,172	3,314,726
Selling and promotion expenses	(434,345)	(208,618)	(46,676)
General and administrative expenses	(1,475,338)	(6,099,464)	(1,364,685)
Other income	34,093	173,293	38,772
Credit loss on trade receivables	(66,915)	(661,263)	(147,950)
Operating Profit	6,320,993	8,019,120	1,794,187
Loss on redeemable convertible preference shares redemption	(704,900)	-	-
Finance costs	(505,826)	(1,673,335)	(374,390)
Profit before taxation	5,110,267	6,345,785	1,419,797
Income tax expenses	(1,355,882)	(2,833,617)	(633,990)
Profit for the year	3,754,385	3,512,168	785,807

Revenue

	For the year ended December 31,
	2023	2024	2024
	MYR	MYR	USD
Offering farm solutions	16,412,500	20,834,674	4,661,522
-Design service	8,412,500	17,434,500	3,900,772
-Construction service	100,000	3,400,000	760,711
-Farm sales	7,900,000	-	-
--Aeon Farm equipment	3,900,000	-	-
--KD Farm	4,000,000	-	-
- Management fees	-	174	39
Sale of fresh produce from the CEA vertical farms	2,058,772	20,026,208	4,480,637
	18,471,272	40,860,882	9,142,159

	For the year ended December 31,
	2023	2024	2024
	MYR	MYR	USD
Offering farm solutions	16,412,500	20,834,674	4,661,522
-from third parties	12,412,500	19,434,500	4,348,249
-from related parties	4,000,000	1,400,174	313,273
Sale of fresh produce from the CEA vertical farms	2,058,772	20,026,208	4,480,637
-from third parties	585,553	19,993,366	4,473,289
-from related parties	1,473,219	32,842	7,348
	18,471,272	40,860,882	9,142,159

Revenue generated from our operations for the 2024 Fiscal Year and 2023 Fiscal Year was MYR 40,860,882 ($9,142,159) and MYR 18,471,272 respectively. Our revenue is primarily derived from offering CEA vertical farm solutions to clients, especially for design service. Revenue generated for the 2024 Fiscal Year was MYR 40,860,882 ($9,142,159), representing an increase of 121.2% from revenue in the 2023 Fiscal Year. This increase in revenue was due to providing design services, which increased from MYR 8,412,500 to MYR 17,434,500 ($3,900,772). The entire amount of design service revenue was derived from a new customer, with the quotation requested in July 2024 and the letter of award received in September 2024. The design service was completed in December 2024, and the revenue was recognized in the same fiscal year. This was a one-off transaction and any future design service revenue will depend on the availability of opportunities, expertise, and successful negotiations. Vegetable sales for the 2024 Fiscal Year increased from MYR 2,058,772 to MYR 20,026,208 ($4,480,637), representing an increase of MYR 17,967,436. This increase was due to the increased sales of vegetables to wholesale customers in the 2024 Fiscal Year. In the 2024 Fiscal Year, 64.8% of vegetable sales were recorded in last quarter (Q4), with 58.4% of sales in Q4 of 2024 contributed by new customers. There was no change in the selling price of fresh produce compared to other fiscal quarters in 2024. However, we expanded the variety of fresh produce, including items that command higher prices. Vegetables were sourced from both third-party suppliers and related parties. The increase in Q4 2024 sales was driven by an increase in orders from existing and new customers. Future vegetable sales will depend on market demand, which is influenced by factors such as weather conditions, natural disasters, and broader economic trends.

Costs of revenue

	For the year ended December 31,
	2023	2024	2024
	MYR	MYR	USD
Costs of revenue
- Construction cost	6,041,901	2,170,000	485,513
- Depreciation and amortization	24,888	229,365	51,318
- Consulting fees	2,330,000	6,667,000	1,491,666
- Vegetable costs	934,681	16,838,559	3,767,437
- Planting related costs	499,744	59,280	13,263
- Wages and benefits	376,560	81,506	18,236
	10,207,774	26,045,710	5,827,433

Our costs of revenue include costs incurred directly from CEA vertical farm construction, employee wages and benefits, depreciation and amortization of software, farms and machinery, consulting fees and vegetable costs, as well as costs related to CEA vertical farm operations, such as seed and fertilizer expenses, utilities and packaging fees. It increased from MYR 10,207,774 in the 2023 Fiscal Year to MYR 26,045,710 ($5,827,433) in the 2024 Fiscal Year. For the 2024 Fiscal Year, the total costs of revenue comprising MYR 6,667,000 ($1,491,666) in consulting fees and MYR 16,838,559 ($3,767,437) in vegetable costs. Higher consulting fees in the 2024 Fiscal Year to complete a design service project for a customer, which required the engagement of external experts. Despite the increase in consulting fees, the gross profit margin for farm solutions improved from 48.9% in 2023 Fiscal Year to 57.6% in 2024 Fiscal Year. Vegetable costs rose significantly, from MYR 934,681 in the 2023 Fiscal Year to MYR 16,838,559 ($3,767,437) in the 2024 Fiscal Year. The reason for this increase was due to additional purchases of fresh produce incurred in to fulfill orders from new and existing customers for the sales of fresh produce during the 2024 Fiscal Year. Although vegetable costs increased, the gross profit margin for sales of fresh produce improved from 10.8% in 2023 Fiscal Year to 14.1% in 2024 Fiscal Year. However, the total gross profit margin declined from 44.7% in 2023 Fiscal Year to 36.3% in 2024 Fiscal Year, which was primarily due to the increase in sales of fresh produce that had a dilutive effect of the overall gross profit margin. The proportion of revenue from fresh produce, which yields a lower margin compared to farm solutions, increased from 11.2% in 2023 Fiscal Year to 49.0% in 2024 Fiscal Year.

Selling and promotion expenses

The following table sets forth a breakdown of our selling and promotion expenses for the fiscal years indicated:

	For the year ended December 31,
	2023	2024	2024
	MYR	MYR	USD
Selling and promotion expenses
- Entertainment expenses	53,121	22,575	5,051
- Marketing fees	381,224	186,043	41,625
	434,345	208,618	46,676

The Group’s selling and promotion expenses are derived from marketing fees and entertainment. We incurred marketing and advertising expenses on popular media platforms, with the intention of boosting our media presence and brand awareness and generating more visitors (and potentially customers) to our website.

Marketing fees for the 2024 Fiscal Year MYR 186,043 ($41,625) were significantly lower than marketing expenses for the 2023 Fiscal Year MYR 381,224, due to the Group’s one-off engagement of an agency to develop the Group’s marketing solutions in the 2023 Fiscal Year to build brand awareness but does not recur in 2024 Fiscal Year.

General and administrative expenses

The following table sets forth a breakdown of our administrative expenses for the fiscal years indicated:

	For the year ended December 31,
	2023	2024	2024
	MYR	MYR	USD
General and administrative expenses
- Director fee	120,000	1,000,000	223,739
- Professional fees	503,556	2,955,710	661,307
- Wages and benefits	315,762	1,128,559	252,502
- Depreciation and amortization	274,545	583,049	130,450
- Commission paid	161,129	145,674	32,592
- Office expenses	98,567	274,610	61,441
- Others	1,779	11,862	2,654
	1,475,338	6,099,464	1,364,685

Director fee

During the 2024 and 2023 Fiscal Years, Gerard Kim Meng Lim, the director of Agroz, who is also one of its shareholders, was entitled to an annual director’s fee of MYR 1,000,000 ($223,739) and MYR 120,000, respectively for his services to Agroz. During the 2023 Fiscal Year, Mr. Lim waived payment for this director’s fee and was accordingly treated as a contribution by a shareholder.

Professional fees

Our legal and professional fees for the 2023 Fiscal Year totaled MYR 503,556, which increased to MYR 2,955,710 ($661,307) in the 2024 Fiscal Year. This increase is mainly attributed to audit fees and other professional fees in preparation for our prospective IPO incurred in the 2024 Fiscal Year.

Wages and benefits

Wages and benefits mainly included staff salaries, Employees Provident Fund, Social Security Organization, Employment Insurance System and allowances. It increased by MYR 812,797 from MYR 315,762 in the 2023 Fiscal Year to MYR 1,128,559 ($252,502) in the 2024 Fiscal Year due to our recruitment of new staff increase from 9 staffs to 14 staffs in the 2024 Fiscal Year.

Depreciation and amortization

Depreciation and amortization charges for the 2024 Fiscal Year in general and administrative expenses amounted to MYR 583,049 ($130,450). These charges mainly include depreciation charges on Agroz Group’s fixed assets, such as furniture and fittings, fire system, computer and equipment, motor vehicle, computer software, websites and renovation. For the 2024 Fiscal Year, our depreciation and amortization charges were MYR 583,049 ($130,450), representing an increase of MYR 308,504 from the 2023 Fiscal Year. This significant increase was due to the Group’s newly leased office premises for operation.

Other income

	For the year ended December 31,
	2023	2024	2024
	MYR	MYR	USD
Interest income	1,544	316	71
Foreign exchange loss	(9,591)	(121,774)	(27,246)
Other income	42,140	294,751	65,947
Total other income	34,093	173,293	38,772

Expected credit losses on trade receivables

The following table sets forth a breakdown of our expected credit losses (“ECL”) on trade receivables for the years indicated:

	For the year ended December 31,
	2023	2024	2024
	MYR	MYR	USD
Reversal of allowances for ECL on third party retail outlet customers	(1,731)	(1,143)	(256)
Loss allowances for ECL on third industrial business customers	35,852	286,939	64,199
Loss allowances for ECL on related party customers	32,794	375,467	84,007
Total credit loss on trade receivables	66,915	661,263	147,950

Loss allowances for trade receivables are always measured in an amount equal to lifetime ECLs. ECLs on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors and an assessment of both the current and forecast general economic conditions at the reporting date. For the 2023 Fiscal Year, ECL for trade receivables amounted to MYR 66,915. ECL for trade receivables increased to MYR 661,263 ($147,950) in the 2024 Fiscal Year due to the increase in trade receivables’ credit risk.

Finance costs

The following table sets forth a breakdown of our financial expenses for the years indicated:

	For the year ended December 31,
	2023	2024	2024
	MYR	MYR	USD
Finance costs
- Bank charges	2,615	4,565	1,022
- Interest on lease liabilities	124,157	253,389	56,693
- Interest on redeemable convertible preference shares (“RCPS”)	360,407	1,384,065	309,669
- Interest on a related party loan	17,081	27,260	6,099
- Interest on bank borrowing	1,566	4,056	907
Total finance costs	505,826	1,673,335	374,390

Our finance costs include bank charges and interest charges. For the 2023 Fiscal Year, our finance costs amounted to MYR 505,826, mainly attributable to the interest paid to RCPS holders of MYR 360,407. Finance costs increased from MYR 505,826 for the 2023 Fiscal Year to MYR 1,673,335 ($374,390) for the 2024 Fiscal Year. This significant increase was due to an increase in shareholder subscriptions for RCPS.

Loss on redeemable convertible preference share redemption

	For the year ended December 31,
	2023	2024	2024
	MYR	MYR	USD
Loss arising from RCPS redemption	704,900	—	—

For the 2023 Fiscal Year, 3,000,000 shares of Agroz Group RCPS (“AG RCPS”) were fully redeemed along with the related unpaid interests by issuing 336,366 shares of Agroz Inc. RCPS (“AI RCPS”) which had a fair value MYR 3,882,500. On December 1, 2023, the redemption date of the AG RCPS, the net book value of AG RCPS along with the related unpaid dividends was MYR 3,177,600. The loss arising from the redemption of the RCPS redemption amounted to MYR 704,900 was incurred from the difference between fair value of the AI RCPS and the net book value of AG RCPS in the 2023 Fiscal Year.

Income tax expenses - Malaysia profits tax

For the 2024 Fiscal Year and the 2023 Fiscal Year, the tax rate is 24% for companies incorporated in Malaysia with paid-in capital of MYR 2.5 million or more. The Company is subject to income taxes on entities based on profit arising in or derived from the jurisdiction in which the Company and its subsidiaries are domiciled or operate in.

For the 2024 Fiscal Year, Agroz Group incur current income tax expenses amounted to MYR 2,637,694 ($590,154) and under provision of tax MYR 225,946 ($50,553) in prior years. There is a recognition of deferred tax asset amounting to MYR 30,023 ($6,717) in 2024 Fiscal Year. For the 2023 Fiscal Year, Agroz Group’s income tax expenses amounted to MYR 1,355,882.

LIQUIDITY AND CAPITAL RESOURCES

The following table sets forth our current assets, non-current assets, current liabilities, non-current liabilities and equity as of the dates indicated:

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Assets
Property, plant and equipment	216,883	225,316	50,413
Intangible assets	46,348	2,096,815	469,139
Deferred tax assets	—	30,023	6,717
Prepayments - to a related party	1,423,354	5,517,306	1,234,435
Prepayments and deposits - to third parties	1,273,044	1,684,351	376,855
Total prepayments and deposits	2,696,398	7,201,657	1,611,290
Right-of-use assets	2,141,293	2,277,208	509,498
Deferred offering costs	—	1,738,900	389,059
Non-current assets	5,100,922	13,569,919	3,036,116

Trade receivables - from third parties	9,154,785	35,596,841	7,964,390
Trade receivables - from related parties	6,004,330	720,013	161,096
Total trade receivables	15,159,115	36,316,854	8,125,486
Prepayments and other receivables	1,523,110	30,915	6,917
Amounts due from related parties	711,076	751,695	168,183
Cash	109,161	390,500	87,370
Current assets	17,502,462	37,489,964	8,387,956
Total assets	22,603,384	51,059,883	11,424,072

Equity
Share capital	8,351	8,540	1,911
Additional paid-in capital	2,171,649	6,903,616	1,544,606
Other reserves	508,447	633,029	141,633
Retained earnings	2,677,584	6,189,752	1,384,887
Total equity	5,366,031	13,734,937	3,073,037

Liabilities
Lease liabilities, non-current	1,757,179	2,095,605	468,868
Bank borrowing, non-current	52,942	39,774	8,899
Other payables, non-current	918,274	–	–
Amount due to a related party, non-current	1,363,000	–	–
Redeemable convertible preference shares, non-current	6,483,536	6,213,040	1,390,097
Non-current liabilities	10,574,931	8,348,419	1,867,864

Trade payables	2,403,407	14,089,238	3,152,307
Other payables, current	295,253	3,105,476	694,815
Tax payables	1,448,723	3,991,673	893,091
Bank borrowing, current	14,144	13,255	2,966
Lease liabilities, current	459,849	397,705	88,982
Amount due to related parties, current	2,041,046	4,001,850	895,370
Redeemable convertible preference shares, current	–	3,377,330	755,640
Current liabilities	6,662,422	28,976,527	6,483,171
Total liabilities	17,237,353	37,324,946	8,351,035
Total equity and liabilities	22,603,384	51,059,883	11,424,072

Trade receivables

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Receivables from offering farm solutions
- from third parties	8,412,500	19,234,500	4,303,502
- from related parties	4,000,001	1,100,000	246,113
Receivables from selling of fresh vegetables
- from third parties	787,521	16,693,373	3,734,953
- from related parties	2,041,690	32,841	7,348
Total trade receivables, gross	15,241,712	37,060,714	8,291,916
Less: allowances for doubtful debts	(82,597)	(743,860)	(166,430)
Total trade receivables, net	15,159,115	36,316,854	8,125,486

Aging analysis of gross trade receivables, based on tax invoice dates, as of December 31, 2023 and 2024 are as follows:

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Within 3 months	13,191,314	30,278,889	6,774,559
More than 3 months but within 6 months	808,830	3,010,069	673,469
More than 6 months but within 1 year	950,796	2,470,419	552,728
More than 1 year	290,772	1,301,337	291,160
Total trade receivables, gross	15,241,712	37,060,714	8,291,916

Our trade receivables encompass amounts owed to us for offering CEA vertical farm solutions and selling fresh produce. All of our trade receivables are expected to be recovered within one year. We invoice our clients on a milestone basis following our service agreement or upon completion of transactions. Our trade receivable balance increased from MYR 15,159,115 in 2023 Fiscal Year to MYR 36,316,854 ($8,125,486) in 2024 Fiscal Year. This increase was mainly due to increase in offering farm solutions and selling fresh vegetables outstanding amount from third party, which amounted to MYR 10,822,000 and MYR 15,905,582. As of December 31, 2024, more than 88% of outstanding trade receivables as of 2023 Fiscal Year have been collected. As of May 15, 2025, 62% of outstanding trade receivables as of 2024 Fiscal Year have been collected.

In determining the recoverability of a trade receivable, we consider any changes in the credit quality of the trade receivables from the date credit was initially granted up to the reporting date. There was no significant change in credit quality for our trade receivable balances which were past due and partially impaired. Accordingly, management believes that no further credit provision is required.

Management closely reviews the Group’s trade receivables balances to proactively detect any known trends or uncertainties, and no trends or uncertainties have been identified which might affect the collectability of our customer receivables balances. An ECL amount to MYR 82,597 was provided in the 2023 Fiscal Year and increased to MYR 743,860 ($166,430) in the 2024 Fiscal Year. This is because management perceived there is increase in the risk of not being able to recover these trade receivables and thus greater loss allowances were made in the 2024 Fiscal Year.

Prepayments, deposits and other receivables

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Non-current:
Prepayments for intangible assets
- to a related party	1,423,354	5,517,306	1,234,435
- to a third party	1,071,032	1,406,508	314,690
	2,494,386	6,923,814	1,549,125
Deposits	202,012	277,843	62,165
Subtotal	2,696,398	7,201,657	1,611,290

Current:
Prepayments	1,492,195	—	—
Other receivables	30,915	30,915	6,917
Subtotal	1,523,110	30,915	6,917
Total prepayments, deposits and other receivables	4,219,508	7,232,572	1,618,207

Other prepayments, deposits and other receivables mainly consisted of prepayments for intangible assets, rental deposits, prepayments of our office premises, and utility deposits. Prepayments, deposits and other receivables increased from MYR 4,219,508 in the 2023 Fiscal Year to MYR 7,232,572 ($1,618,207) in the 2024 Fiscal Year, mainly due to the prepayments for intangible assets in the 2024 Fiscal Year.

Trade and other payables

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Non-current:
Advances received for redeemable convertible preference shares	918,274	—	—

Current:
Trade payables (note (a))	2,403,407	14,089,238	3,152,307
Other payable and accruals	159,961	1,832,975	410,107
Wages payable	34,644	200,235	44,800
Interest payable of RCPS	100,648	1,072,266	239,908
Subtotal	2,698,660	17,194,714	3,847,122
Total trade and other payables	3,616,934	17,194,714	3,847,122

Note:

(a)	An aging analysis of the trade payables as of December 31, 2023 and 2024 are as follows:

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Within 3 months	2,064,639	13,892,154	3,108,212
More than 3 months but within 6 months	50,000	1,226	274
More than 6 months but within 1 year	288,768	139,580	31,229
More than 1 year	—	56,278	12,592
Total trade payables	2,403,407	14,089,238	3,152,307

All trade and other payables classified as current are expected to be settled within one year or are repayable on demand. In the 2023 Fiscal Year, our trade payables amounted to MYR 2,403,407 had increased to MYR 14,089,238 ($3,152,307) in the 2024 Fiscal Year, representing an increase of MYR 11,685,831. This increase was mainly due to the cost of design services contractors, which amounted to MYR 6,284,580 and vegetable costs amounted to MYR 7,107,249 which remain undue as of December 31, 2024. The cost of design services contractors and vegetable costs made up of 45% and 50% of total trade payables respectively of the 2024 Fiscal Year.

Other payables

Other payables and accruals consisted of accrued operating expenses and sundry payables. Other payables and accruals increased from MYR 159,961 in the 2023 Fiscal Year to MYR 1,832,975 ($410,107) in the 2024 Fiscal Year. This increase was mainly due to increase in professional service fee payables in 2024 Fiscal Year which remained outstanding at the end of the 2024 Fiscal Year. Wages payable increased from MYR 34,644 in the 2023 Fiscal Year to MYR 200,235 ($44,800) in the 2024 Fiscal Year, mainly due to the increase in salary payable, monthly tax deduction payable to Inland Revenue Board and statutory contributions. Interest payable of RCPS increased from MYR 100,648 in the 2023 Fiscal Year to MYR 1,072,266 ($239,908) in the 2024 Fiscal Year due to additional issuance of RCPS in the 2024 Fiscal Year.

Going concern

Our primary source of liquidity has been operational sources of cash, financing from third-party investors, related parties and a bank loan. As of December 31, 2024, we had cash balance amounted to MYR 390,500 ($87,370). As of December 31, 2024, the Group recognized a liability of MYR 9,590,370 ($2,145,737) in respect of redeemable convertible preference shares, where the shareholders have the rights to request the Company to redeem all of the redeemable convertible preference shares upon maturity date. The aggregate redemption amount for all redeemable preference shares by December 31, 2024 is MYR 10,055,481 ($2,249,800).

In light of the foregoing circumstances, we have concluded that there is substantial doubt about our ability to continue as going concern for a period of one year from the date that our consolidated financial statements for the 2024 Fiscal Year were issued. To meet the cash requirements for the next 12 months from the issuance date of the audit report, we plan to undertake a combination of below remediation plans:

1.	We have been continuously seeking additional financing from both the public and private markets.

2.	We are focusing on the improvement of operational efficiency, implementation of strict cost control and budget and enhancement internal controls to synergize the Group’s resources.

There can be no assurance that we will be successful in achieving our strategic plan, that our future capital raises will be sufficient to support our ongoing operations, or that any additional financing will be available in a timely manner or with acceptable terms, if at all. If we are unable to raise sufficient financing or events or circumstances occur such that we do not meet our strategic plans, it would have a material adverse effect on our financial position results of operations cash flows and ability to achieve our intended business objectives.

CASH FLOWS STATEMENTS

The following table sets forth a summary of our cash flows for the year indicated.

	For the year ended December 31,
	2023	2024
	MYR	MYR	USD

Net cash (used in)/generated from operating activities	(3,409,287)	941,271	210,597
Net cash used in investing activities	(2,628,150)	(6,820,628)	(1,526,039)
Net cash generated from financing activities	6,072,688	6,332,084	1,416,731
Effect of foreign currency exchange rate	—	(171,388)	(38,346)
Net change in cash	35,251	281,339	62,943
Cash at beginning of year	73,910	109,161	24,427
Cash at end of year	109,161	390,500	87,370

Operating activities

For the 2024 Fiscal Year, net cash generated from operating activities was MYR 941,271 ($210,597), which primarily reflected our net income of MYR 6,345,785 ($1,419,797), as adjusted for (i) design service provided to a new customer and yet to be collected which amounted to MYR 17,434,500 ($3,900,772), (ii) sales of fresh produce to two new customers and yet to be collected which amounted to MYR 11,687,976 ($2,615,052), (iii) increase in trade payables which amounted to MYR 11,791,451 ($2,638,204), and (iv) increase in finance cost which amounted to MYR 1,668,770 ($373,368). For the 2023 Fiscal Year, net cash used in operating activities was MYR 3,409,287, which primarily reflected our net income of MYR 5,110,267, as adjusted for (i) CEA vertical farm design services provided and yet to be collected which amounted to MYR 8,412,500, (ii) sales of CEA vertical farms and yet to be collected which amounted to MYR 4,000,000, (iii) decrease in development costs which amounted to MYR 2,151,248, and (iv) increase in trade payables which amounted to MYR 1,779,550.

Investing activities

For the 2024 Fiscal Year, net cash used in investing activities was MYR 6,820,628 ($1,526,039), primarily consisting of purchase of intangible assets, including investments into the development of the AI software platform, the e-commerce website, and the Agroz ERP system, all of which are anticipated to be integrated into the Agroz OS at a later stage, amounting to MYR 6,723,078 ($1,504,213). For the 2023 Fiscal Year, net cash used in investing activities was MYR 2,628,150, which primarily consisting of purchase of intangible assets, including investments into the development of the AI software platform, the e-commerce website, and the Agroz ERP system, all of which are anticipated to be integrated into the Agroz OS at a later stage, amounting to MYR 1,706,670.

Financing activities

For the 2024 Fiscal Year, net cash generated from financing activities was MYR 6,332,084 ($1,416,731), primarily consisting of proceeds from the issuance of AI RCPS totaling MYR 7,989,890 ($1,787,647) and payment of IPO related costs in the amount of MYR 621,400 ($139,031). For the 2023 Fiscal Year, net cash generated from financing activities was MYR 6,072,688, primarily consisting of proceeds from the issuance of AI RCPS totaling MYR 3,609,483, proceeds from a related party’s loans in the amount of MYR 1,363,000, cash advances received from a related party in the amount of MYR 1,042,409, proceeds from the issuance of Agroz Group’s ordinary shares in the amount of MYR 820,000, advances received for AI RCPS totaling MYR 918,274 and payment of IPO related costs in the amount of MYR 1,147,842.

Capital expenditures

Our capital expenditure mainly includes contract purchase of property, plant and equipment and intangible assets. Our capital expenditures commitment amounted to MYR 13,313,961 ($2,978,848) and MYR 1,338,535, in the 2024 and 2023 Fiscal Year. The capital expenditure mainly arising from certain purchase contracts of IT software such as E-commerce website design and Enterprise Resource Planning (ERP) system signed with suppliers and the developments of comprehensive Robotics AI Platform designed to facilitate the creation, deployment, and management of intelligent robotic systems. The majority of this contractual commitment is due within five years and upon the project progress.

Other than purchases of property, plant and equipment and intangible assets stated under investing activities, there were no other significant capital expenditures incurred in either the 2024 Fiscal Year or the 2023 Fiscal Year.

OFF-BALANCE SHEET ARRANGEMENTS

The Group currently has no off-balance sheet arrangements, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefits.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Credit risk

Assets that potentially subject the Group to a significant concentration of credit risk primarily consist of cash, trade and other receivables and amounts due from related parties.

Cash holdings risk

The Group maintains the position that the cash held within its portfolio are exposed to minimal credit risk. This belief stems from the fact that these assets are managed by esteemed financial institutions located within the jurisdictions of operation of both Agroz Inc. and its subsidiaries. We believe that the rigorous standards and reputations of these institutions significantly mitigate potential risks associated with our cash holdings.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group does not account for any fixed rate financial instruments at fair value through profit or loss at the end of each reporting period. Therefore, interest-bearing financial instruments at fixed rates do not expose the Group to fair value interest rate risk. The Group’s interest rate risk arises primarily from cash at bank at variable rates, for which the amount is immaterial. Therefore, the Group’s interest rate risk exposure was insignificant.

The Group’s risk management objective for interest rate risk is to reduce its exposure to variability of cash flows arising from changes in interest rates. Interest rates on the Group’s lease contracts and bank borrowing are fixed and thus are not sensitive to fluctuation in market interest rates.

Foreign currency risk

Our exposure to foreign currency risk arose primarily through service income or expenses denominated in a currency other than the functional currency of the operations to which the currency relates. The currencies giving rise to this risk are primarily US$. As MYR converts to US$ the exchange rate becomes larger, but foreign exchange fluctuations remain stable, refer from these few years even the exchange rate will increase but its increase gradually at a stable rate.

CRITICAL ACCOUNTING ESTIMATES

Under International Financial Reporting Standards (“IFRS”), we are required to make estimates and assumptions in presentation and preparation of the financial statements for the 2023 Fiscal Year and 2024 Fiscal Year.

We prepared our consolidated financial statements in accordance with IFRS, which requires us to make judgments, estimates and assumptions that affect (i) the reported amounts of our assets and liabilities; (ii) the disclosure of our contingent assets and liabilities at the end of each reporting period; and (iii) the reported amounts of revenues and expenses during each reporting period. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions and our expectations regarding the future based on available information, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.

We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our results of operations or financials condition.

When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. Our critical accounting policies and practices include the following: (i) expected credit loss of trade receivables; (ii) operating leases and right of use asset; (iii) redeemable convertible preference shares and (iv) revenue recognition. See Note 3 — Significant Accounting Policies to our consolidated financial statements for a disclosure of these accounting policies. We believe that provision for expected credit losses on trade receivables involve the most significant judgements in the preparation of our consolidated financial statements.

(i) Provision for expected credit losses on trade receivables

The Group estimates the loss allowances for trade receivables by assessing the ECLs in accordance with IFRS 9 Financial Instruments. This requires the use of estimates and judgements due to the inherent uncertainty in estimating the expected loss rate over the life of trade receivables.

For trade receivables related to third-party retail outlet customers, the Group measures loss allowances at an amount equal to lifetime ECLs, which is calculated using a provision matrix. Expected loss rates are based on actual loss experience over the past 2 years. These rates are adjusted to reflect differences between economic conditions during the period over which the historical data has been collected, current conditions and the Group’s view of economic conditions over the expected lives of the receivables.

For trade receivables related to third-party industrial business customers and related parties, the Group measures loss allowances at an amount equal to lifetime ECLs, which is calculated using a behavioral scoring system taking into consideration current and historical credit worthiness, aging analysis, operating history in the relevant industry, reputation in the market and paid-in capital scale. Customers with positive behavior in all scoring areas would be assigned a low-risk grading. Customers with positive behavior in most of the scoring areas, would be assigned a fair-risk grading. Customers with lesser positive behavior in scoring areas, would be assigned a substantial grading. The Group keeps assessing the expected credit loss of trade receivables during their expected lives.

Additionally, the Group makes specific bad debt provisions based on any specific knowledge the Group has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Group to use substantial judgment in assessing its collectability. After the reporting date and up to the date of this report, there have been no significant changes in macroeconomic indicators or customer credit risk that would materially impact the assumptions used in the ECL model. As of May 15, 2025, 62% of outstanding trade receivables as of 2024 Fiscal Year have been collected. The Group is of the view that there is no significant difference between the provision for expected credit losses on trade receivables and the actual default rate. Management continues to monitor forward-looking indicators, including industry-specific developments and credit performance, to assess whether adjustments are required in future reporting periods.

RECENT ACCOUNTING PRONOUNCEMENTS

See the discussion of the recent accounting pronouncements contained in Note 2.3 of the unaudited condensed consolidated financial statements and consolidated financial statements entitled “Basis of preparation.”

BUSINESS

The Company

We are a vertically integrated agricultural technology (“AgTech”) company focused on designing, innovating, developing, building, operating and managing large, commercial scale, industrial grade indoor CEA vertical farms using CEA practices. Our mission is to improve food safety, food security, and sustainability for society by creating a reliable, accessible food supply through our AgTech products and services.

CEA vertical farming

CEA vertical farming is an innovative agricultural method involving crop cultivation through vertically stacked layers in a controlled indoor environment. CEA practices are defined by growing produce in spaces where environmental conditions can be controlled and manipulated to match the needs of specific plants. Typically, such farming techniques also utilize hydroponic or aeroponic systems for cultivation, in which plants are grown without soil and instead in water-based nutrient solutions and mists, respectively.

CEA vertical farming presents certain advantages over traditional produce sourcing methods. For one, this method enables efficient space utilization. When grown in vertically stacked layers instead of horizontal ones, more crops can be grown within the same amount of land. With CEA practices, undesirable environmental conditions, such as adverse weather, natural disasters, and pests, amongst others, can be prevented and the crop production process made more predictable. Other advantages include decreased water consumption, shorter plant growth cycles, reduced reliance on pesticides and herbicides, and reduced environmental impact. Operators also have more flexibility when deciding the location of CEA vertical farms, which can even include underground locations, thereby enabling hyper-localized production and cost savings.

We believe there is vast market potential for the AgTech and CEA vertical farming markets globally and in the Southeast Asian region. Starting with Malaysia, we aim to match the top-grade products we have available to the markets in which they are the most highly demanded.

CEA Vertical Farms We Operate and Manage

Currently, the CEA vertical farms we operate and manage include: (i) a 10,021 square foot indoor CEA vertical farm in Kota Damansara; (ii) a 5,239 square foot EduFarm at the AEON Mall Alpha Angle, a shopping center in Wangsa Maju, Kuala Lumpur, Malaysia (“AEON Alpha Angle”). The Malaysia Book of Records recognizes the EduFarm as the largest indoor vertical farm located inside a shopping mall in Malaysia. Additionally, in June of 2024, the Malaysian government, through the Ministry of Agriculture and Food Security, recognized the EduFarm for meeting its standards for Malaysian Good Agricultural Practices (“myGAP.PF”) in being pesticide free. MyGAP.PF is a certification scheme recognizing recognition farms which adopt agricultural practices with an environmentally friendly concept, safeguarding the welfare and safety of workers and do not use synthetic pesticides to produce quality, safe and edible products. This certification covers 20 types of vegetables, including green butterhead, red butterhead, green coral, red coral, wild rocket, green kale, and arugula, to name a few.

The above photographs were taken inside certain Agroz indoor CEA vertical farms.

Agroz EduFarm-in-City at AEON Mall Alpha Angle.

On the EduFarm tour, visitors can see the technology behind Agroz’s clean and pesticide-free vegetables.	In the EduFarm, families can learn about how clean and fresh vegetable farming is possible.

Our Business

We primarily derive our revenue from:

(i)	designing and/or constructing indoor CEA vertical farms;

(ii)	operating and managing indoor CEA vertical farms;

(iii)	selling CEA vertical farms; and

(iv)	selling fresh produce.

We offer a comprehensive set of farm solutions to our clients. We work with clients to set up CEA vertical farms, starting with the design phase, and continuing into the construction and implementation phrase. We build the structural framework for the vertical farms, install their interior components, and integrate the Agroz OS which is essential to the operation of the vertical farms we design and/or construct. After constructing the CEA vertical farms, we assist clients with operation and management as needed.

(i)	Designing and/or Constructing Indoor CEA Vertical Farms

We design and/or construct indoor vertical farms for our clients according to their specific needs. This involves vertical farm layout planning, infrastructure design, framework erection, structural construction, equipment set-up and implementation of Agroz OS within the holistic controlled environment-system we devised, which is essential to the operation of the vertical farms we established. Agroz OS integrates both hardware and software solutions and aims at improving productivity, boosting yield and improving the quality of produce. Agroz OS is comprised of:

●	Digitally automated hardware systems capable of: (i) managing various environmental conditions within the vertical farms and water quality and volume, (ii) providing irrigation and nutrient fertigation; (iii) providing light to crops; (iv) managing energy use; and (v) collecting data to enable management of temperature and lighting within the farms, as well as nutrient provision, irrigation and fertigation; and

●

Software solutions which enable email and communication systems for the organization of the farm, supported by Microsoft Azure Cloud and Microsoft Azure AI. We envision that at a more advanced developmental stage, Agroz OS will also include the following software solutions: (i) an AI agent system, which when fully deployed can undertake complex multi-step autonomous actions within vertical farms and result in vertical farms which can be independently and automatically operated; and software solutions which enable: (ii) tracking of every aspect of the vertical farm’s business activities through our proprietary Agroz ERP and (iii) financial accounting and bookkeeping, supported by Intuit Quickbooks software solutions. We expect that these software solutions will be fully integrated into Agroz OS in 2025.

As of the date of this prospectus, we have only implemented in Agroz OS (i) the above digitally automated hardware systems for Agroz OS and (ii) software solutions enabling email and communication systems for farm organization. The software solutions mentioned in the preceding sentence are supported by Microsoft Azure and Microsoft Azure AI, which solutions are possible pursuant to being Microsoft ISV and Microsoft AI Cloud Partner under the Microsoft Publisher Agreement and Microsoft AI Cloud Partner Program Agreement filed herein as Exhibits 10.7 and 10.8, respectively.

For a more complete description of the types of hardware and software solutions in Agroz OS, see “Products and Services” below.

(ii)	Operating and Managing Indoor CEA Vertical Farms

Following the successful design and/or construction of CEA vertical farms, we also offer our clients operation and management services, overseeing the day-to-day farm operations, using all of the intellectual property we have developed, including Agroz OS and the standard operating procedure supporting CEA vertical farm operations, and performing regular maintenance on all the integrated systems.

Currently, the vertical farms we operate and manage include: (i) a 10,021 square foot indoor vertical farm in Kota Damansara and (ii) a 5,239 square foot educational vertical farm (“EduFarm”) at the AEON Mall Alpha Angle, a shopping center in Wangsa Maju, Kuala Lumpur, Malaysia (“AEON Alpha Angle”), which is recognized by the Malaysia Book of Records, a publication of record setting achievements, as the largest indoor vertical farm located inside a shopping mall in the country. Additionally, in June of 2024, the Malaysian government, through the Ministry of Agriculture and Food Security, recognized the EduFarm for meeting Malaysian Good Agricultural Practices (“myGAP.PF”) requirements in being pesticide free. MyGAP.PF is a certification scheme recognizing recognition farms which adopt agricultural practices with an environmentally friendly concept, safeguarding the welfare and safety of workers and do not use synthetic pesticides to produce quality, safe and edible products. This certification covers 20 types of vegetables, including green butterhead, red butterhead, green coral, red coral, wild rocket, green kale, and arugula, to name a few.

Through the EduFarm, we also supply fresh produce sold at AEON Alpha Angle and at certain supermarkets operated by AEON Co. (M) Berhad (“AEON”).

(iii)	Sale of CEA Vertical Farms

We sell CEA vertical farms to potential buyers once they are fully operational and optimized. Each CEA vertical farm includes Agroz OS. We aim to achieve high-yield crop production and resource management through the CEA vertical farms.

(iv)	Sale of Fresh Produce

We also generate revenue from the sale of fresh produce generated at the CEA vertical farms we operate and manage. To date, we have successfully grown 50 different crops and are currently selling 21 varieties on the market. Our key distribution avenue is the direct distribution of fresh produce to wholesale distributors and retailers, including to several large supermarket brand retailers in Malaysia, such as AEON, and recently we have expanded our distribution to Village Grocer.

Our Business Strategies

Below are our current strategies for our growth and development as a company.

●	Maximizing production efficiency and sustainability. We are focused on increasing our production of fresh produce while maintaining lower costs and sustainability. To accomplish this, we utilize CEA methods, which allow us to achieve higher production rates per square meter compared to conventional farming techniques. We are also committed to minimizing food miles, lowering greenhouse gas emissions, and reducing carbon footprint by locating the CEA vertical farms closest to where fresh produce is consumed.

●	Supporting safety and health through sustainable farming. We are committed to providing customers with safe and healthy produce. Our crops are grown without the use of pesticides, fungicides, insecticides or herbicides. Instead, we employ precise and controlled use of organic nutrients to nourish our produce, promoting their optimal growth without compromising health while achieving remarkably more fresh and higher quality produce for the palate. We implement rigorous quality control measures in the growth of our produce, which minimizes and eliminates spoilage and reduces the risk of bacterial contamination.

●	Leveraging advanced technology to transform agriculture. We deploy cutting edge technologies such as CEA, IoT, big data science, machine learning, artificial intelligence. By embracing these technologies, we strive to be at the forefront of sustainable food production driven by innovation and anchored by continuous improvements.

●	Strategic partnerships in the agriculture technology industry. We collaborate with key industry players in the agricultural technology sector, which gives us access to valuable resources, expertise, and market opportunities. By leveraging our partners’ established networks and customer bases, we can expand our reach and enter new markets and access complementary technologies and innovations. This also enables us to enhance our product offerings and service capabilities. Moreover, these partnerships serve as a platform for knowledge exchange, fostering continuous learning and development within our organization. Our strategic partnerships play a pivotal role in driving sustainable growth and positioning our company as a frontrunner in the agriculture technology industry.

●	We aim to launch Agroz Copilot in the future. This is a proprietary software application supported by generative artificial intelligence (Gen AI) technology made possible through Microsoft Azure OpenAI Service and Microsoft AI Cloud Partner Program. If the final version of Agroz Copilot is launched later in the future, we believe it will aid human vertical farm operators in crop production. We anticipate that Agroz Copilot will make vertical farming more efficient for our clients and increase our existing revenue stream.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors:

Our plant machine modules, used within the CEA vertical farms we operate.

Technical specifications for our plant machine modules.

Vertical integration

We believe a core feature that sets us apart from our competitors is our status as a fully vertically integrated agricultural technology provider of (i) services for the design and/or construction of vertical farms; (ii) services for the operation and management of vertical farms; and (iii) fresh produce. To our knowledge, no company in Malaysia or Southeast Asia currently holds this status.

Innovative and Advanced Agriculture Technology (AgTech) solutions

We have proprietary CEA software, which we believe gives us a competitive advantage over other market players. We own the underlying source code to all of the software components of Agroz OS, including (i) the source code to the software platform itself, (ii) the Agroz ERP and DTC online marketplace anticipated to be integrated within, and (iii) the PLC which is an essential component enabling automation and environmental condition control and management within the vertical farms we operate, also integrated within Agroz OS.

We are currently a Microsoft Independent Software Vendor (ISV) and a Microsoft AI Cloud partner. These relationships with Microsoft have allowed us to build, publish and develop our cloud-based Agroz OS software application on Microsoft Azure, Microsoft’s cloud computing platform, and gain access to various software and development tools owned by Microsoft. Previously, we were part of the Microsoft for Startups Founders Hub, an accelerator for startups in which we received access to different resources from Microsoft, including leading artificial intelligence models through Microsoft Azure, Github, Microsoft Teams and Microsoft 365. This accelerator also gave us access to a global network of Microsoft experts and mentors.

We also recently announced that we would be using the latest generative artificial intelligence technologies made available through Microsoft Azure OpenAI Service to build and develop Agroz Copilot, which we plan to launch in the future.

Our CEA methods and technology solutions have allowed us to yield approximately three (3) tons of green produce every year for every 300 square feet of space, stacked 8 levels high, in the CEA vertical farms we operate and use only five percent (5%) of the water and nutrients required compared to conventional agricultural methods of production. We also precisely manage our water use and deploy tailored artificial lighting to maximize the growth potential of our vegetables, eliminating the need to irrigate vast expanses of land like traditional farms do.

Healthy, clean and fresh vegetables

We deliver healthy, clean, and freshest vegetables to our customers. We go beyond organic practices by growing clean and fresh vegetables in a safe and sustainable manner. The CEA vertical farms we operate utilize non-GMO seeds and organic nutrients that are free from harmful chemicals, pesticides, fungicide, insecticide and herbicide.

Strategic Partnership with AEON Co. (M) Berhad

We have a strategic partnership with AEON, a leading Malaysian retailer, which we believe can allow us to revolutionize the traditional grocery shopping experience and attract more high-consumption customers. AEON provides us with an open space within its mall, AEON Alpha Angle in Wangsa Maju, to build a commercial indoor CEA vertical farm. This farm known is what we call an “EduFarm,” which is open to the public for weekend tours, thereby offering educational and experiential learning. Currently, the EduFarm is Malaysia’s largest indoor CEA vertical farm located inside a shopping mall. The produce we generate at the EduFarm is sold to visitors of AEON Alpha Angle as well as to supermarkets operated by AEON, including AEON MaxValu Prime.

We have also introduced a unique concept called “Farm In Supermarket,” allowing shoppers to select and purchase vegetables of their choice from a showcase display of a CEA vertical farm located at AEON MaxValu Prime. We believe that our partnership with AEON has revolutionized traditional grocery shopping experience by offering customers the opportunity to harvest their own-selected vegetables.

Positive public image

United Nations

The United Nations Development Programme (UNDP), a United Nations (“UN”) agency, identifies us as an active CEA market player. On June 19, 2023, the UNDP, together with the government of Malaysia through the Ministry of Investment, Trade and Industry (“MITI”) and the Malaysian Investment Development Authority (MIDA), launched the Malaysia SDG Investor Map (the “Map”). The Map is an online market intelligence tool designed to help private investors find investment opportunities that are aligned to, and compliant with, the UN’s Sustainable Development Goals (“SDGs”). CEA was identified as an investment opportunity area within the Map, and we were identified therein as a company active in the CEA space.

We are strongly committed to supporting the UN’s SDGs. Our community-based indoor CEA vertical farms are at the forefront of supporting the UN’s SDGs. Currently, we actively contribute to ten (10) out of its 17 SDGs. By aligning our operations with these SDGs, we strive to make a positive impact on society and the environment, advancing sustainable development and creating a better future for all. We believe the UN Development Programme’s recognition of us as an active CEA market player makes us unique and establishes our robust market position against our competitors.

ESG Association of Malaysia

The ESG Association of Malaysia (ESG Malaysia), a centralized education platform enabling environmental, social, and governance (“ESG”) adoption and development in Malaysia and supporting the country’s sustainability journey, recognized Agroz Group as a member in December of 2022. This membership allows Agroz Group to be part of ESG Malaysia’s international development network, with access to various ESG-related tools and resources, which Agroz Group believes to enable it to contribute positively to the ESG field and benefit the future of Malaysia.

The Academy of Sciences

The Academy of Sciences, the highest scientific advisory body of Malaysia, made mention of Agroz Group in its Science Outlook Report for 2020. Agroz Group was described as an example of a successfully established indoor CEA vertical farming initiative in such report’s broader discussion of agricultural practices addressing food supply issues in Malaysia.7

Our Products and Services

Products

(i)  CEA vertical farms

We design and/or construct indoor CEA vertical farms for our clients according to their specific needs and in exchange for an agreed upon fee. Our design and/or construction services involve choosing and/or recommending the location for the vertical farm and overseeing and executing all aspects of the building of a vertical farm from raw material. Central to the design and/or construction of the indoor vertical farms is our installation and implementation of Agroz OS, the holistic system that enables operation of the vertical farms. This system incorporates both automated hardware and software solutions and is physically administered through our Agroz OS cloud software application, available through Microsoft Azure Cloud.

The automated hardware components of Agroz OS include:

1)	Environmental control devices capable of regulating air temperature, ventilation, humidity, air quality and air flow conditions;

[7]	https://issuu.com/asmpub/docs/science_outlook_report_2020 (page 255 of 428)

b) Water management devices which filter and clean water using ultraviolet light to deter bacteria and viruses and reduce algae growth;

c) Irrigation and nutrient fertigation systems which control the precise mix of nutrients with water, specifically tailored to the type of cultivar being grown and their stage of growth;

d) Horticulture light-emitting diode (LED) lighting systems which are adjustable as to type of light spectrum, intensity and duration depending on the type of crop being grown and the stage of growth they are at;

e) Energy monitoring and management devices which monitor and optimize energy use within the CEA farm. These devices combine existing grids which connect electrical supplies to renewable green energy (“RE”) systems, including solar photovoltaics;

f) Monitoring systems which include Human Machine Interface devices (HMI), enabling continuous and real-time monitoring and setting configuration through touchscreen interfaces; and

g) Internet of Things (IoT) sensors connected to PLCs (or industrial computers), which collectively enable data collection and the control and automation of: (1) nutrient mixing, (2) irrigation, fertigation and nutrient provision to produce; (3) horticulture LED lighting; and (4) air conditioning and temperature settings within the vertical farm.

A snapshot of the Agroz HMI screen showing the continuous and real-time monitoring system.

Parameters can be set through the HMI to configure and control the systems through a touchscreen interface.

As of the date of this prospectus, we have only implemented in Agroz OS (i) the above digitally automated hardware systems for Agroz OS and (ii) software solutions enabling email and communication systems for farm organization, including Email, Microsoft 365, Microsoft Teams, and file sharing through Microsoft OneDrive. The software solutions mentioned in the preceding sentence are supported by Microsoft Azure and Microsoft Azure AI, which solutions are possible pursuant to being Microsoft ISV and Microsoft AI Cloud Partner under the Microsoft Publisher Agreement and Microsoft AI Cloud Partner Program Agreement filed herein as Exhibits 10.7 and 10.8, respectively.

We are currently in the process of integrating an AI agent system into Agroz OS, which system is supported by Microsoft AI and capable of presenting complex agricultural decisions to farm managers and farm owners and autonomously executing such decisions after human approval is received. When fully deployed, we envision that the AI system’s agents can undertake complex multi-step autonomous actions within vertical farms and result in vertical farms which can be independently and automatically operated. We anticipate full deployment of this AI agent system by Q2 of 2025. Investors should be aware that such AI agent system is distinct from the Agroz Copilot; by contrast, Agroz Copilot is a GenAI application separate from Agroz OS, which enables human farmers to input queries and instructions into an application to receive recommendations for assistance with daily tasks, not a system for autonomous functioning of vertical farms. Although we have launched a pilot rollout for Agroz Copilot, this application is still under development and we do not currently have a date certain for the official launch of Agroz Copilot to the public.

We envision that at a more advanced developmental stage, Agroz OS will include software solutions for:

a) the aforementioned AI agent system, and the following software solutions:

b) Agroz ERP, a software system that tracks every aspect of the vertical farm’s business activities, including: (1) farm input materials (i.e., seeds, nutrients, growth media, packaging, consumables, carbon dioxide); (2) growth of produce at different stages; (3) farm personnel activity; (4) harvest inventory; (5) sales orders, invoices, and deliveries, and (6) accounting records. Agroz ERP is also accessible as a mobile application; and

c) Intuit QuickBooks to aid in financial reporting and bookkeeping, with such accounting software stored on cloud servers and financial information protected by encryption technology and firewall.

We expect that these software solutions will be fully integrated into Agroz OS in 2025.

(ii) Fresh produce

We deliver healthy, clean, and fresh vegetables to our customers. We go beyond organic practices by growing clean and fresh vegetables in a safe and sustainable manner. The vertical farms we manage and operate utilize non-genetically modified organism (“non-GMO”) seeds and organic nutrients that are free from harmful chemicals, pesticides, fungicide, insecticide and herbicide.

To date, we have successfully grown over 50 types of nutrient rich, pesticide free, fresh vegetables using our proprietary agricultural technology and are offering 21 varieties on the market (the latter which are indicated with bold text in the table below):

Leafy Greens	Herbs, Kale, Edible Flowers	Microgreens	Fruiting vegetables

● Baby Spinach

● Butterhead or Boston Lettuce (green)

● Butterhead (red)

● Coral green (Lollo Bionda)

● Coral red (Lollo Rossa)

● Crispy Lettuce

● Ezfrill Lettuce

● Gem Lettuce

● Iceberg Lettuce

● Ice Plant

● Kai Choy (Mustard Greens)

● Kai Lan (Chinese Broccoli)

● Lettuce Looseleaf

● Milky Bok Choy (Nai Pak)

● Oak (green)

● Oak (red)

● Red Spinach

● Romaine or Cos Lettuce

● Siew Pak Choy (Chinese white cabbage)

● Arugula

● Basil (Italian)

● Chervil

● Chives

● Cilantro

● Coriander

● Dill

● Kale (curly green kale)

● Kale (red kale)

● Kale (Tuscan/Dino kale)

● Mint (Lemon Balm)

● Parsley

● Rosemary

● Sage

● Thyme

● Viola (edible flower)

● Wild Rocket

		● Arugula Microgreens ● Beet Microgreens ● Broccoli Microgreens ● Kale Microgreens ● Mustard Microgreens ● Pea Microgreens ● Radish Microgreens ● Spinach Microgreens ● Sunflower Microgreens	● Bell Pepper (Capsicum: red, yellow, orange, green, purple) ● Cherry Tomato ● Chili (Big Red) ● Strawberry (red) ● Strawberry (white)

In 2024, we focused more on the superfood category, including baby spinach and microgreens.   We anticipate increasing our promotion of existing superfoods products such as kale, arugula and wild rocket. Not only are superfoods nutrient rich, they sell at higher prices and price margins. We expect to maintain our focus on this category in 2025 as part of our ongoing product strategy.

The average price which we sell our superfoods for is MYR 9.50, and our gross profit margin on superfoods is 9%. The average price which we sell our non-superfoods for is MYR 3.37, and our average gross profit margin on non-superfoods is 5%.

We believe that our promotion of superfood products will allow us to differentiate ourselves from producers who primarily offer leafy green produce.

(iii) Services

Equipped with our knowledge and expertise regarding vertical farm management, we offer different services to aid in our clients’ vertical farm initiatives. These services include: (i) assisting clients with their design and/or construction of indoor vertical farms, tailored to their specific needs; and, (ii) upon our clients’ election, managing and operating their vertical farms. The design and/or construction of vertical farms involves our choosing and/or recommending the location for the vertical farm and overseeing and executing all aspects of the building of the vertical farm from raw material.

The operation and management services we offer include overseeing of day-to-day CEA vertical farm operations, using all of the intellectual property we have developed, including Agroz OS and the standard operating procedure supporting farm operations. We also perform regular maintenance of our clients’ CEA vertical farm systems.

Market and Growth

Global agricultural market

We believe there is great market potential for the global agricultural technology and vertical farming markets and anticipate much growth therein, based on various sources and market factors. According to Phoenix Research, a reputed market research firm, the global agricultural technology market was valued at USD 18.24 billion in 2024, and is projected to grow to USD 43.37 billion by 2029, representing a CAGR of 16.63%.8 Straits Research, another market researcher, estimated that the global indoor farming market size was valued at USD 45.97 billion in 2024, and is expected to reach USD 138.09 billion by 2033, with a CAGR of 13% over the forecast period. 9.

[8]	https://www.pheonixresearch.com/market-report/global-agriculture-technology-market/

[9]	https://straitsresearch.com/report/indoor-farming-market

This market growth is reportedly driven by factors such as the increasing adoption of vertical farming, the expansion of indoor farming technology, and the growing demand for higher crop yields to meet the rising global food demand.10 As an alternative to conventional produce gathering methods, vertical farming can cater to the needs of this rising global demand. Statista reported that the global market size of vertical farming was valued at USD $5.6 billion in 202211 and according to J&A Capital Markets Report by Jahani & Associates, the market is projected to experience a compounded annual growth rate (CAGR) of 20.8%, reaching $21 billion by the year 2029.12 The market size of vertical farming in the Asia Pacific region reached US$2.43 billion in 2023 and is projected to experience growth at a CAGR of 29.2% from 2024 to 2030.13

The Malaysian agricultural market

Within Malaysia, agricultural production is projected to grow at a CAGR of 0.6% from 2021 to 2026, reaching USD 24.9 billion by 2026, compared to USD 23.9 billion in 2021, according to ReportLinker.14 The same source cites a forecasted revenue for the Malaysian agricultural sector in 2027 as MYR 161 billion.15 In 2022, agriculture was the third-highest GDP contributor to the Malaysian economy, constituting approximately 8.93% of its GDP,16 according to Ethis, an investment platform with branches and representative offices in Malaysia and Indonesia, and the Sultanate of Oman.17 We believe we can cater to the needs of this growing demand with our high-quality products.

The Malaysian government has also been supportive of improved technology and innovation in the agricultural sector, which we believe will contribute further to the growth of the Malaysian vertical farming market.18 We believe this growth will allow us to establish a favorable position in the market, especially given our advantages over competitors. Among other things, the government has established an action plan that prioritizes the acceleration of controlled environment agriculture, particularly the production of vegetables through plant factories.19 This approach supports urban agriculture and the cultivation of high-value crop-based products. Furthermore, the government extends its support to programs and initiatives that aim to empower community agriculture.20 These efforts provide assistance and resources to strengthen local agricultural communities, fostering their capacity to produce vegetables and contribute to the overall sustainability and development of the vegetable industry.

The revenue potential of vertical farming is also expected to lead to growth in this industry in the years to come. According to a report by Food and Fertilizer Technology Center, an international agricultural organization, the income statements of three premises (commercial-scale warehouse plant factory, medium-scale or shop-lot plant factory and small container plant factory) indicated that commercial vegetable production through plant factories can be financially viable and yield profits. This is supported by the positive net present value and internal rate of return cited for all three premises in the report.21

[10]	https://jahaniandassociates.com/wp-content/uploads/2022/07/20220719_Report_Global-Vertical-Farming-Market_JA.pdf

[11]	https://www.statista.com/statistics/487666/projection-vertical-farming-market-worldwide/#:~:text=The%20global%20vertical%20farming%20market,billion%20U.S.%20dollars%20by%202032.

[12]	https://jahaniandassociates.com/wp-content/uploads/2022/07/20220719_Report_Global-Vertical-Farming-Market_JA.pdf

[13]	https://www.stellarmr.com/report/Asia-Pacific-Vertical-Farming-Market/193

[14]	https://www.reportlinker.com/clp/country/2/726406#:~:text=Malaysian%20Agricultural%20Production%20is%20projected,of%201.2%25%20year%20on%20year

[15]	https://www.reportlinker.com/dataset/d2913de0d8abf9297fb2f5786bbd8a7a86858153

[16]	https://www.statista.com/statistics/318732/share-of-economic-sectors-in-the-gdp-in-malaysia/#:~:text=In%202022%2C%20the%20share%20of,sector%20contributed%20about%2050.82%20percent.

[17]	https://ethis.co/blog/future-agritech-in-malaysia-booming-market/

[18]	http://www.ijlgc.com/PDF/IJLGC-2023-32-06-04.pdf

[19]	https://www.kpk.gov.my/kpk/images/mpi_biomass/national_biomas_ap_2030.pdf

[20]	https://www.kpk.gov.my/kpk/images/mpi_biomass/national_biomas_ap_2030.pdf

[21]	https://ap.fftc.org.tw/article/3130. We have not commissioned any of the industry and market data included in this prospectus.

Competition

We believe a core feature that sets us apart from our competitors is our status as a fully vertically integrated agricultural technology provider of (i) services for the design and/or construction of vertical farms; (ii) services for the operation and management of CEA vertical farms; and (iii) fresh produce.

We believe that competitors identified below only compete with us at various parts of our business model but not all three. As to the segment of our business which involves designing and/or constructing indoor CEA vertical farms, we believe competitors such as Excel Group and CityFarm Technologies Sdn Bhd compete with us in this segment but not services for the operation and management of vertical farms or in the area of selling fresh produce. Excel Group specializes in greenhouse construction and consulting services, including vertical indoor greenhouses. CityFarm provides vertical farming services, hydroponic solutions, as well as urban farm design and consultation for farm design services.

As to the segment of our business which involves services for the operation and management of CEA vertical farms, we do not believe we currently have direct competitors.

As to the segment of our business which involves selling fresh produce, the Company believes its competitors are Boom Grow, Cultiveat, Agroto, and Monoluxury. We do not believe these companies are competitors as to designing and/or constructing indoor CEA vertical farms or for the operation and management of CEA vertical farms.

The agricultural technology industry in Malaysia is becoming increasingly competitive with time. Primarily, we face competition from vertical farming startups, established agricultural companies, companies who deploy traditional produce gathering techniques, and technology companies.

Startups. Startups compete against more established players in the AgriTech industry due to their adaptability and ability to bring and implement new ideas and innovative approaches to the vertical farming industry. They often leverage technology advancements to develop new cultivation methods, automation systems, or data analytics tools and quickly adjust to market demands. Startups which we consider competitors include Boom Grow, Farmy, and Cultiveat.

Established agricultural companies. Established agricultural companies have the advantage of brand recognition, which gives them a competitive edge in either entering the vertical farming sector or expanding their existing operations. Larger agricultural companies may also benefit from economies of scale due to their size and resources. They can invest in large-scale vertical farming operations, allowing them to reduce production costs, optimize resource utilization, and achieve economies of scale in purchasing inputs. This cost advantage can make their products more competitive in terms of pricing. Additionally, established agricultural companies have years of experience navigating the agricultural industry, understanding market dynamics, and building networks with key stakeholders. This knowledge and network can facilitate market entry, collaboration, and access to distribution channels, providing a competitive advantage over startups that are still establishing their industry connections. Companies which we consider competitors in this category include Agroto and Monoluxury.

Corporate History and Structure

Agroz is an exempted company with limited liability incorporated under the laws of the Cayman Islands on August 8, 2023. Agroz’s operating subsidiary is Agroz Group, a Malaysian private limited company incorporated on November 20, 2020. Agroz Group is the owner of the intellectual property supporting Agroz’s technology and the operator of Agroz’s indoor vertical farms. Agroz Group also distributes and sells Agroz’s farm produce.

INTELLECTUAL PROPERTY

As of the date of this prospectus, our operating subsidiary owns the following intellectual property:

Intellectual Property

Trademarks

As of the date of this prospectus, we have the following registered trademarks:

No.	Trademark	Country of registration	Trademark number	Owner	Class	Application Status
1		Malaysia	TM2023037737	Agroz Group	44**	Registered
2		Malaysia	TM2023037736	Agroz Group	31*	Registered

As of the date of this prospectus, we have the following trademark applications pending with the Intellectual Property Corporation of Malaysia (“MyIPO”): ***

No.	Trademark	Country of registration	Trademark Application Number	Owner	Class	Application Status
3	Freshness You Can See, Hear and Taste	Malaysia	TM2023037738	Agroz Group	31*	Provisional Refusal (Objection) – Hearing(1)
4	Freshness You Can See, Hear and Taste	Malaysia	TM2023037739	Agroz Group	44**	Provisional Refusal (Objection) – Hearing(2)

(1)	As of the date of this prospectus, this trademark application has been provisionally rejected by MyIPO on the grounds that Agroz Group has not met the following requirements under Trademarks Act 2019: (A) Section 23(1)(b) of the Trademarks Act 2019, which requires a mark with distinctive character; and (B) Section 23(1)(c), which states that trademarks may not be registered which mark consists only of signs or indications that may serve in trade, to designate the kind, quality, quantity, intended purpose, value, geographical origin, time of production of goods or rendering of services or other characteristics of goods or services. MyIPO has stated that provisional refusal has been issued because the combination of the words “Freshness You Can See, Hear and Taste” directly refers to the description of goods being applied for, as it gives the impression that the goods sold are fresh and are of the best quality. We are permitted under Section 29(5) of the Trademarks Act 2019 to appeal against this provisional refusal of our trademark application with MyIPO. We have requested a hearing date with MyIPO and are currently awaiting further notice regarding this request. See “Risk Factors” for a full description of the risks to our business associated with unregistered trademarks.

(2)	As of the date of this prospectus, this trademark application has been provisionally rejected by MyIPO on the grounds that Agroz Group has not met requirements for registration under the Trademarks Act 2019: (A) Section 23(1)(b) of the Trademarks Act 2019, which requires a mark with distinctive character; and (B) Section 23(1)(c), which states that trademarks may not be registered which mark consists only of signs or indications that may serve in trade, to designate the kind, quality, quantity, intended purpose, value, geographical origin, time of production of goods or rendering of services or other characteristics of goods or services. MyIPO has stated that provisional refusal has been issued because the combination of the words "Freshness You Can See, Hear and Taste" directly refers to the description of services being applied for, as it gives the impression that the services are the best in goods production. We are permitted under Section 29(5) of the Trademarks Act 2019 to appeal against this provisional refusal of our trademark application with MyIPO. We have requested a hearing date with MyIPO and are currently awaiting further notice regarding this request. See “Risk Factors” for a full description of the risks to our business associated with unregistered trademarks.

*	Raw and unprocessed agricultural, aquacultural, horticultural and forestry products; raw and unprocessed grains and seeds; fresh fruits and vegetables, fresh herbs; natural plants and flowers; bulbs, seedlings and seeds for planting; live animals; foodstuffs and beverages for animals; malt.

**	Medical services; veterinary services; hygienic and beauty care for human beings or animals; agriculture, horticulture and forestry services.

***

Unlike copyrights, under Malaysian intellectual property law, unregistered trademarks do not receive automatic legal protection upon their creation.

The Company may still continue using its trademarks even if the aforementioned pending trademark applications are provisionally refused or permanently rejected. However, if legal ownership of any unregistered trademark is challenged, the Company will have to defend its trademark and prove that its trademark was first used by the Company under common law in order to continue use. See “Risk Factors” for a full description of the risks to our business associated with unregistered trademarks.

Copyrights

As of the date of this prospectus, we own the following copyrights. None of the following copyrights are currently registered.*

i)	The source code to the programmable logic controller (PLC) integrated into Agroz OS, which enables automation of various tasks within the indoor vertical farms we design, construct, operate, and manage;

ii)	The source code to Agroz OS and Agroz ERP;

iii)	The source code to Agroz Copilot for Farmers;

iv)	The source code to our Agroz DTC online marketplace; and

v)	The codified standard operating procedure for the various vertical farms we operate and manage.

*	Copyrights are protected under the Malaysia Copyright Act 1987. Under the Malaysia Copyright Act 1987, subject to the relevant criteria under the Malaysia Copyright Act 1987 being achieved, upon creation, original work becomes owned by the creator as copyrighted material and such original work becomes automatically protected. Registration of copyrights in Malaysia are optional but not necessary to achieve protection. Copyright owners can voluntarily register their copyrights to provide additional legal certainty if disputes arise concerning their copyrights. The Malaysia Copyright Act 1987 confers 50 years of protection for copyrights in literary works, including computer programs and manuals owned by corporate entities (which is applicable to our case), with the period beginning from the start of the calendar year following the literary work’s first publication or first made available to the public (whichever is the latest).

FACILITIES

We do not currently own any real property.

During the fiscal years ended December 31, 2024 and 2023, we leased the following properties to support our business activities and operations:

Through Agroz Group, we lease property at No. 2, Lorong Teknologi 3/4A, Taman Sains Selangor, Kota Damansara, 47810 Petaling Jaya, Selangor, Malaysia (the “Damansara Vertical Farm”). The lessor of the Damansara Vertical Farm is Child’s Partner (M) Sdn. Bhd.

Through Agroz Group, we lease property at Lot L2-MZ1, Jalan R1, Seksyen 1, Bandar Baru, Wangsa Maju, 53300 Kuala Lumpur, Malaysia (the “Alpha Angle Property”). The lessor of the Alpha Angle Property is Aeon Co. (M) Bhd.

In 2021, Agroz Group sold a CEA vertical farm to a customer and later leased back the vertical farm from this customer with a lease term of two (2) years. There is no option to renew and the lease ended in April 30, 2023. The leased property was demised at Lot 2779, Jalan Industri 12, Kg Baru Sungai Buloh, 47000 Sungai Buloh, Selangor, Malaysia, of which the lessor of the Sungai Buloh Farm is K3 Resources Sdn. Bhd.

EMPLOYEES

As of December 31, 2024, Agroz Inc. had three (3) employees, all of whom are based in Malaysia. The areas of activity for these employees are operations (1), finance (1), and IT (1).

As of December 31, 2024, Agroz Group had fifteen (15) employees. The areas of activity for these employees are operations (10), finance (2), IT (1), and business development (2).

LEGAL PROCEEDINGS

As of the date of this prospectus, we are not a party to, and are not aware of any threat of, any legal proceedings that, in the opinion of our management, is likely to have a material adverse effect on its business, financial condition, or operations.

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceedings, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention.

REGULATIONS

A summary of the relevant Malaysia laws and regulations governing the business and operations of Agroz Group are as set out below:

Regulations Relating to Food Safety

(i)	Food Act 1983

The Food Act 1983 (“FA 1983”) operates together with its subsidiary regulations, in particular the Food Regulations 1985, to protect the public from health hazards and fraudulent activity during the preparation, sale and use of foods. The FA 1983 applies to all foods sold in Malaysia for human consumption, whether locally produced or imported, and includes food additives and nutrient supplements, and governs activities relating to food contaminants, food packaging and containers, food labelling, food sampling procedures, and food irradiation.

It is an offence under the FA 1983 to prepare or sell food that contains substances that are injurious to health, which is punishable with a pecuniary fine not exceeding MYR 100,000 and/or imprisonment term not exceeding 10 years or to both. In addition, it is an offence under the FA 1983 to prepare or sell food that are unfit for human consumption which shall be subject to a pecuniary fine not exceeding MYR 30,000 and/or imprisonment term not exceeding 5 years or to both. The Malaysia Ministry of Health (“MOH”) is the supervising regulatory authority responsible for ensuring food that is prepared, sold and imported in Malaysia is safe for human consumption. It is authorized, amongst others, to obtain, inspect and analyze particulars of food ingredients and is given the power to enforce the hygiene and sanitary conditions of food premises and appliances, and accurate labelling and packaging of food.

Regulations Relating to Agricultural Produce

(ii)	Federal Agricultural Marketing Authority Act 1965

The Federal Agricultural Marketing Authority Act 1965 (“FAMAA 1965”) and its subsidiary regulations, in particular the Federal Agricultural Marketing Authority (Grading, Packaging and Labelling of Agricultural Produce) Regulations 2008 and its amendments, serve to regulate the marketing of agricultural produce in Malaysia. The FAMAA 1965 and its subsidiary legislations also set out the minimum standards in respect of agricultural produce that is sold, distributed, or put up for retail in Malaysia, as well as the labelling and packaging requirements for agricultural produce.

Individuals and companies who engage in the purchase, sale, retail, distribution, or wholesale of agricultural produce are required to ensure that they comply with the provisions of FAMAA 1965 which require, amongst others, compliance with the regulations on grading, packaging and labelling of vegetable products. Any company in contravention of the FAMAA 1965 and its subsidiary regulations may result in a pecuniary penalty not exceeding MYR 25,000 and where the body corporate is convicted of the offence charged, every such director or officer shall be deemed to have committed that offence and shall be liable on conviction to a fine not exceeding MYR 15,000 or to an imprisonment term not exceeding two (2) years, or to both, which may vary subject to the severity and number of times that the offence is committed.

Aside from the noncompliance with certain FAMAA requirements as disclosed in the “Risk Factors” section above, Agroz Group has complied with the relevant labelling packaging requirements and has not been issued with any penalties by the Malaysia Federal Agricultural Marketing Authority pursuant to the FAMAA 1965 and its subsidiary regulations.

Regulations Relating to Health and Safety

(iii)	Occupational Safety and Health Act 1994

The Occupational Safety and Health Act 1994 (“OSHA 1994”) regulates among others the safety, health and welfare of persons at work, protecting others against the risks to safety or health in connection with the activities of persons at work in the agriculture industry. The OSHA 1994 imposes an obligation on employers to ensure the health, safety and welfare of persons at work.

The OSHA 1994 provides that it is the duty of every employer to ensure the safety, health and welfare at work of all his employees, so far as is practicable, in particular:

(i)	the provision and maintenance of plant and systems of work that are safe and without risks to health;

(ii)	the making of arrangements for ensuring safety and absence of risks to health in connection with the use or operation, handling, storage and transport of plant and substances;

(iii)	the provision of such information, instruction training and supervision as is necessary to ensure the safety and health at work of his employees;

(iv)	as regards any place of work under the control of the employer, the maintenance of it in a condition that is safe and without risks to health and the provision and maintenance of the means of access to and egress from it that are safe and without such risks; and

(v)	the provision and maintenance of a working environment for his employees that is safe, without risks to health, and adequate as regards facilities for their welfare at work.

Upon conviction for breach of OSHA 1994, a person may be subject to a fine not exceeding RM500,000 and/or to imprisonment for a term not exceeding two (2) years or to both.

In the event an activity or defect that is likely to cause serious risk to the health of any person, or that may create an immediate danger to life or property occurs at a workplace, an officer from the Department of Occupational Safety and Health Malaysia may issue an improvement notice or prohibition notice to the employer in respect of the non-compliance with the OSHA 1994. Such notice prohibits the use of the workplace until the danger posed by the activity has been removed and/or a defect has been rectified to the officer’s satisfaction. An employer that fails to comply with such notice shall be guilty of an offence and shall on conviction, be liable to a fine not exceeding RM500,000 or to imprisonment for a term not exceeding two (2) years, or to both, as well as to a further fine of RM2,000 for each day that the offence continues.

Where a body corporate contravenes any provisions of the OSHA 1994 or any of its regulations, every person, who at the time of the commission of the offence is a director, manager, secretary or other similar officer of the body corporate shall be deemed to have contravened the provision(s) and may be charged jointly in the same proceedings with the body corporate or severally, and every such director, manager, secretary or other similar officer of the body corporate shall be deemed to be guilty of the offence.

Save for the non-compliance as disclosed in the Risk Factor section above, Agroz Group has not been issued with any penalties by the Department of Occupational Safety and Health Malaysia pursuant to OSHA 1994.

Regulations Relating to Intellectual Property

Our intellectual property rights are important to our business and operations. We rely primarily on a combination of intellectual property laws, contract provisions, copyrights, and trademarks, to protect our intellectual property rights.

Copyright Act 1987

Copyright matters in Malaysia are governed by the Copyright Act 1987 (“Copyright Act”) which provides comprehensive protection for copyrightable works (which includes computer software, e.g. source code). The Copyright Act outlines the nature of works eligible for copyright, the scope of protection, and the manner in which the protection is accorded.

Unlike trademarks, industrial designs and patents (other intellectual property rights), copyright protection is automatically granted to the creator at the time the original work is created, subject to the relevant criteria under the Copyright Act 1987 being achieved. Notwithstanding, the creator could also voluntarily register its original work with the Intellectual Property Corporation of Malaysia (“MyIPO”) through their Copyright Voluntary Notification system. The registration of the original work with MyIPO will serve as prima facie evidence of ownership and the date of creation in the event of any copyright disputes.

Pursuant to the Copyright Act, our source codes are conferred with automatic copyright protection at the time of creation without the need for registration. In addition, we may also voluntarily register our source codes with MyIPO through its Copyright Voluntary Notification system to further secure the rights to our source code.

Under the Copyright Act, the copyright for source codes (categorized as literary works) owned by corporate entities subsists for fifty years from the start of the calendar year following the literary work’s first publication or first made available to the public (whichever is the latest).

Trademarks Act 2019

Trademark matters in Malaysia are governed by the Trademarks Act 2019 (“TMA 2019”), Trademarks Regulations 2019, and other subsidiary legislation under the TMA 2019.

Registration of a trademark provides the registered owner with the exclusive rights and protection for its registered trademarks such as to secure the rights to use the trademark. Once a trademark is successfully registered with MyIPO, the TMA 2019 grants the registered owner the exclusive rights to use the trademark and to authorize other persons to use the trademark in relation to the goods or services for which the trademark is registered. With such registration of the trademark, the registered owner has the right to obtain relief for infringement of his trademark.

A registered trademark is valid for a period of 10 years from the date of its application and may be renewed for every 10 years upon its expiry. A renewal of the registered trademark may be made on or before the date of expiry of the registration (or within 6 months after the end of the registration date) but in no event, later than 6-month after the date of expiry of the registration.

We have submitted trademark registration applications for our Group’s trademarks with MyIPO, and two (2) out of the four have been successfully registered, while two (2) are currently under provisional refusal. Kindly refer to “Intellectual Property” for further details on our trademark registration applications.

MANAGEMENT

Directors and Executive officers	Age	Position
Gerard Kim Meng Lim	54	Director and Chief Executive Officer
Chun Hoo Lim	36	Director
Wee Adrian Lee	50	Chief Technology Officer
May Jin Sim	42	Chief Financial Officer
Pauline Kok	41	Independent Director
Hua Seng Benjamin Tan	53	Independent Director
Muhammad Arshad Chaudhry	61	Independent Director

Board of Directors

Gerard Kim Meng Lim

Mr. Gerard Kim Meng Lim has served as the Company’s director since its inception in August 2023. He is an established technopreneur, with a demonstrated history of leadership. Mr. Lim’s professional history has included leading, managing, and building various businesses, and he has over 28 years of experience in the technology, media and telecommunications sector.

Mr. Lim’s experience includes implementing successful digital transformation initiatives and delivering e-solutions for different governments, government-linked companies, private corporations, telecommunications operators, conglomerates, and multinational corporations around the world. He has experience delivering specialized solutions in interactive digital media, e-business solutions, converged Voice over Internet Protocol (VoIP) communications, digital marketing, e-commerce and m-commerce, mobile applications, social media, cloud and edge computing, IoT, big data analytics, blockchain technology, and more.

Mr. Lim founded Agroz Group, Agroz’s direct operating subsidiary, in late 2020 to offer sustainable farming solutions and to provide improvements in food safety and food security. From January 2019 to August of 2020, Mr. Lim served as Chief Digital Officer at the Malaysian Communications and Multimedia Commission, a regulatory body of the Malaysian government responsible for the regulation of communications and multimedia industry. There, Mr. Lim oversaw the successful transition from analog to digital television and demonstrated the application of 5G across industry verticals. From January of 2021 to the present, Mr. Lim served as an independent non-executive director of Allianz Malaysia Berhad, a leading insurer in Malaysia.

Chun Hoo Lim

Mr. Lim Chun Hoo has served as the Company’s director since its inception in August of 2023.

Mr. Lim is a seasoned corporate consultant board member and senior management of several private and public listed companies. He has accumulated 15 years of experience across the corporate and finance industry. Mr. Lim founded FintechCashier Asia P.L.C., a digital payment solution company licensed by Labuan Financial Services Authority, Malaysia. He oversaw the company’s business development and corporate strategies. Under Mr. Lim’s leadership, FintechCashier Asia P.L.C. has expanded and became a part of Fintech Scion Limited, an OTC Market listed company. He also played a crucial role in securing Ho Wah Genting Investment Bank (Labuan) P.L.C. and Fintech Bank Ltd.’s banking licenses and helped develop the companies from their initial business stages., Mr. Lim previously served as a director of Ho Wah Genting Group Sdn Bhd from July 2016 to March 2024. Presently, Mr. Lim serves as a director in Agroz Group, a wholly-owned subsidiary of the Company, and HWG Cash Berhad, a corporate strategy consultation company.

Mr. Lim graduated with a Bachelor of Arts (Honors) in Finance and Investment Management from the University of Northumbria, Newcastle-upon-Tyne, United Kingdom in 2010.

Pauline Kok

Ms. Pauline Kok has served as the Company’s director since March 2025.

Ms. Kok is a fellow professional chartered certified accountant (FCCA) and a member of the Malaysian Institute of Accountants. She has 19 years of external audit experience across a broad range of industries within the public sector, including IT services and e-commerce, property development, construction, infrastructure, and investment properties, just to name some. Her clients include public listed companies and government-linked companies. In 2016, she founded Messrs. KP (“Messrs. KP”) a licensed audit firm providing assurance services. She has served as Partner of Messrs. KP since its inception.

In November 2017, Ms. Kok was appointed as the independent non-executive director and Audit Committee Chairman of Reneuco Berhad (formerly known as Kpower Berhad), listed on the Main Board of Bursa Malaysia. She was also a member of the Nomination, Remuneration and Risk Management Committee of Reneuco Berhad. In December 2022, she retired as non-executive director and Audit Committee member of Reneuco Berhad. Previously, Ms. Kok served as Audit Director of Folks DFK & Co. for approximately one and a half years and Senior Manager of Ernst & Young for approximately ten years.

Ms. Kok holds a Bachelor of Science degree in Applied Accounting from Oxford Brookes University.

Hua Seng Benjamin Tan

Mr. Hua Seng Benjamin Tan has served as the Company’s director since March 2025.

Mr. Tan has a developed background as an entrepreneur, business strategist, and investor. He found his first company, Information Laboratories, a web agency, in 1995 while studying at the National University of Singapore as a sophomore.

Mr. Tan co-founded Ascend Angels, an angel investment firm, in April 2023. As co-founder, Mr. Tan was responsible for Ascend Angels’ growth in overseeing its expansion by guiding partnership and marketing strategy. Prior to Ascend Angels, Mr. Tan founded Mayhem Group in 2016, an investment company based in Singapore which focuses on digital startup companies, with a portfolio including companies such as Overdrive Iot Pte Ltd, Braiven Pte Ltd and Rebl Pte Ltd. At Mayhem Group, Mr. Tan serves as Managing Director and actively assists early-stage founders with product and business concept refinement, business model traction, early investment and financial tracking.

In 2018, Mr. Tan co-founded Tin Men Capital Pte Ltd (“Tin Men Capital”), a venture capital fund management company based in Singapore which manages Tin Men Fund I. Tin Men Fund I is a venture capital fund that focuses on developing the enterprise technology ecosystem in Southeast Asia and targets business-to-business companies at the pre-Series A and Series A funding stages. He served as the Head of Operations and General Partner at Tin Men Capital from inception to 2022 and was responsible for operational due diligence, founder assessment and post investment operational support and reporting.

Prior to Tin Men Capital, Mr. Tan’s experience included: holding executive positions at Grey Group, a global advertising and marketing agency (“Grey Group”); co-founding and serving as Managing Partner of award-winning digital agency Yolk Pte Ltd (acquired by WPP Singapore Pte Ltd in 2010); and co-founding Redpill Solutions (later sold to IBM), a customer management service company. Mr. Tan is also an active investor in and advisor to multiple companies.

Mr. Tan graduated in 1996 with a Bachelor of Science degree in Information Systems and Computer Science from the National University of Singapore.

Muhammad Arshad Chaudhry

Mr. Muhammad Arshad Chaudhry has served as the Company’s director since March 2025.

Mr. Chaudhry is an accomplished C-suite executive with over 33 years of international experience in building enduring businesses in mature and developing markets across Asia, Africa, Oceania and Europe. Since September 2023, he has served on the Advisory Board of CEDEM AG, a Switzerland-based nutraceuticals company, which offers vitamin, food supplements, and minerals. Most recently, Mr. Chaudhry joined the Advisory Board of Asian Food Industries, Pakistan. Prior to his retirement from Nestlé S.A. (“Nestlé”) at the end of 2022, Mr. Chaudhry held various leadership positions of increasing responsibility between 1989 and 2022, based in Pakistan, China, Indonesia, Switzerland, and Singapore. Between 2015 and 2022, he was Senior Vice President of Nestlé, where he managed a $9 billion Nestlé Infant Nutrition business across the globe with full profit and loss responsibility and led a team with over 7,000 associates through ten regional management units. From 2009 to 2014, Mr. Chaudhry served as CEO of Nestlé’s Indonesia division. During his professional career with Nestlé, Mr. Chaudhry served on several internal boards of the company and its joint venture companies.

Mr. Chaudhry holds a Bachelor of Science degree in Chemical Engineering from Punjab University and a Master of Science degree in Dairy Science from Swedish University of Agriculture and Sciences.

Executive Officers

Gerard Kim Meng Lim

Mr. Gerard Kim Meng Lim has served as our Chief Executive Officer since January of 2024. Please see Mr. Lim’s biography above in “Board of Directors.”

Wee Adrian Lee

Mr. Adrian Lee has served as our Chief Technology Officer since January 2024.

Mr. Lee has worked in the technology industry for over 20 years. He started his career in this field at Microsoft, where he served first as Search Editor and later Information Services Manager from 2000 to 2006. In this role, Mr. Lee managed Microsoft’s marketing strategy for MSN, Microsoft’s network portal, for the Southeast Asian markets including Malaysia, Singapore, Thailand, the Philippines, and Indonesia. He also planned and executed product marketing strategies at Microsoft during this time and grew MSN Search by 110% year-on-year in Singapore and 80% year-on-year in Malaysia. After Microsoft, Mr. Lee co-founded Grey Group, a leading advertising and marketing agency. Here, Adrian served as Chief Executive Officer of the Indonesian division and Chief Technology Officer of the Southeast Asian division. Mr. Lee served in these roles for ten (years), from 2006 to 2016. Among the milestones he helped the company achieve were winning Webby Awards, Cannes Cyber Lions and AOY awards, launching an omnichannel sales and customer acquisition platform for Webe, the mobile operator subsidiary of Telekom Malaysia, building an entire digital business for Allianz Indonesia, building the company from the ground up in Indonesia and leading the company to win Agency of the Year Silver award in Indonesia, winning Bank Mandiri (the second largest bank in Indonesia) amongst others.

Following his successes at Grey Group, Mr. Lee founded Braiven and served as its Chief Technology Officer in 2016. This is a role he presently serves in. Braiven is an orchestration platform that aims to bridge the gap between computer vision AI and the IoT in different industries. The platform is used by clients in a variety of industries to implement more effective business solutions.

May Jin Sim

Ms. May Jin Sim has served as our Chief Financial Officer since January 2024. She is a certified accountant, having been a member of the Association of Chartered Certified Accountants since 2009 and being a Chartered Accountant as certified by the Malaysia Institute of Accountants since 2013.

Ms. Sim served as Chief Financial Officer of our operating subsidiary, Agroz Group, from September 2023 to December 2024. From March 2022 to August 2023, Ms. Sim served as Vice President at RHB Insurance Berhad (“RHB Insurance”), a Malaysian insurance company offering policies to both individuals and businesses. In this role, Ms. Sim was primarily responsible for finance operations and reporting process implementation for compliance requirements from the relevant regulatory bodies, accounting standards and relevant laws. Ms. Sim’s last project for RHB Insurance was the planning, designing and implementation of the finance operations and reporting systems and processes of IFRS 17. Before ascending to the role of Vice President, Ms. Sim served as Assistant Vice President at the same company from August 2014 to February 2022. As Assistant Vice President, her responsibilities included, amongst other things, monitoring and tracking daily payment and managing cash flow, developing cash management reporting and updating the company’s operations manual, managing bank reconciliation, preparing budget reports.

Ms. Sim earned a Diploma in Business Studies (Accounting) from Tunku Abdul Rahman College in 2003, an Advanced Diploma in Commerce (Financial Accounting) from Tunku Abdul Rahman College in 2005, and her Master in Business Administration from Wawasan Open University in 2010.

Family Relationships

None of our directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Employment Agreements

We intend to enter into employment agreements with each of our executive officers that will become effective upon the completion of this Offering. Under these agreements, each of our executive officers will be employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon 30 days’ advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with 30 days’ advance written notice.

Each executive officer has agreed to hold, at all times during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information, or the confidential or proprietary information disclosed to the executive officer by or obtained by the executive officer from us either directly or indirectly in writing, orally, or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential.

We entered into agreements with all directors whose service began in March 2025 upon the effectiveness of the registration statement of which this prospectus forms a part. Pursuant to the agreements, each director has agreed to attend and participate in such number of meetings of the Board of Directors and of the committees of which he or she may become a member as regularly or specially called and will agree to serve as a director for a year and be up for re-election each year at our annual shareholder meeting. The Directors’ services will be compensated by cash under the agreement in an amount determined by the Board of Directors.

We intend to enter into indemnification agreements with each of our executive directors and executive officers. Under these agreements, we agree to indemnify them against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten (10) years, been involved in any legal proceedings as required to be disclosed under Item 401(f) of Regulation S-K.

Board of Directors

The Board of Directors consists of (5) directors, including one (1) director who is an executive officer and three (3) independent directors. A director is not required to hold any shares in our Company to qualify to serve as a director. Subject to making appropriate disclosures to the Board of Directors in accordance with our Memorandum and Articles of Association, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is interested; in voting in respect to any such matter, such director should take into account his or her director’s duties. To the extent permitted by our Memorandum and Articles of Association, a director may exercise all the powers of the company to borrow money; mortgage its business, property, and uncalled capital; and issue debentures or other securities whenever money is borrowed or as security for any obligation of the Company or of any third party.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our Board of Directors, including, but not limited to, gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity, and length of service. The ultimate decision of the appointment will be based on merit and the contribution that the selected candidates will bring to our Board of Directors.

Our directors have a balanced mix of knowledge and skills. We have three (3) independent directors with different industry backgrounds, representing a majority of the members of our Board of Directors. Our Board of Directors is well balanced and diversified in alignment with our business development and strategy.

Committees of the Board of Directors

We are required by Nasdaq to have to establish an audit committee and a compensation committee, and, if we elect to nominate directors through a committee, a nominating and corporate governance committee under the Board of Directors. Nasdaq also requires us to have adopted a charter for each of these committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Pauline Kok, Hua Seng Benjamin Tan, and Muhammad Arshad Chaudhry, and is chaired by Pauline Kok. We have determined that each of these three (3) director nominees satisfies the “independence” requirements of the Nasdaq Listing Rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Pauline Kok qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	reporting regularly to the Board of Directors.

Compensation Committee

Our compensation committee will consist of Pauline Kok, Hua Seng Benjamin Tan, and Muhammad Arshad Chaudhry, and is chaired by Hua Seng Benjamin Tan. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The compensation committee assists the Board of Directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the Board of Directors for its approval, the compensation for our Chief Executive Officer and other executive officers;

●	reviewing and recommending to the Board of Directors for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs, or other similar arrangements; and

●	selecting a compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Pauline Kok, Hua Seng Benjamin Tan and Muhammad Arshad Chaudhry, and is chaired by Muhammad Arshad Chaudhry. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The nominating and corporate governance committee assists the Board of Directors in selecting individuals qualified to become our directors and in determining the composition of the Board of Directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the Board of Directors for election or re-election to the Board of Directors or for appointment to fill any vacancy on the Board of Directors;

●	reviewing annually with the Board of Directors the current composition of the Board of Directors in regard to characteristics such as independence, knowledge, skills, experience, expertise, diversity, and availability of service to us;

●	selecting and recommending to the Board of Directors the names of Directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing and reviewing the corporate governance principles adopted by the Board of Directors and advising the Board of Directors with respect to significant developments in the law, practice of corporate governance, and our compliance with such laws and practices; and

●	evaluating the performance and effectiveness of the Board of Directors as a whole.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640), and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time. Our Company has a right to seek damages against any director who breaches a duty owed to us.

The functions and powers of our Board of Directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers; and

●	exercising the borrowing powers of our Company and mortgaging the property of our Company.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the Board of Directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our Memorandum and Articles of Association.

A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, (iv) without special leave of absence from our Board of Directors, is absent from meetings of our Board of Directors for a continuous period of six months, or (v) is removed from office pursuant to any other provisions of our Memorandum and Articles of Association.

Interested Transactions

Interested director transactions are governed by our Memorandum and Articles of Association.

A director may, subject to any separate requirement for audit committee approval under applicable law, the Memorandum and Articles of Association or the Nasdaq Stock Market Listing Rules, or disqualification by the chairman of the relevant board meeting, vote in respect of certain contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Limitation on Liability and Other Indemnification Matters

Cayman Islands law allows us to indemnify our directors, officers and auditors acting in relation to any of our affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as our directors, officers and auditors.

Under our Memorandum and Articles of Association to be adopted upon the closing of this Offering, we may indemnify our directors and officers from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain through their actual fraud or wilful default.

EXECUTIVE COMPENSATION

The following table sets forth the amount of compensation, including stock-based compensation, that was paid, earned and/or accrued during the fiscal years ended December 31, 2024 and December 31, 2023, to each of our officers and directors above.

Name	2023 Compensation ($)		2024 Compensation ($)
Directors and Officers
Gerard Kim Meng Lim	$26,142	(1)	$223,739	(1)
Chun Hoo Lim	$0		$0
Wee Adrian Lee	$0		$37,398	(3)
May Jin Sim	$19,603	(2)	$60,400	(2)
Total	$45,745		$321,537

1.	Such compensation was received in the form of an annual fee (characterized as compensation for sitting on the board of directors) for Mr. Lim’s performance of services in his capacity as director of Agroz Group for the fiscal year indicated.

2.	Such compensation was received in the form of a salary (characterized as short-term employee benefits in Malaysia) for Ms. Sim’s performance of services in her capacity as Chief Financial Officer of the Company for the fiscal year indicated.

3.	Such compensation was received in the form of a monthly fee for Mr. Lee’s performance of services in his capacity as the Chief Technology Officer of the Company for the fiscal year indicated.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2024 and December 31, 2023, we had no outstanding equity awards.

RELATED PARTY TRANSACTIONS

A summary of related parties of the Company is as follows:

As used in this “Related Party Transactions” section, the term “the Group” refers to Agroz Inc. and Agroz Group., collectively. “Agroz Group” refers solely to Agroz Group Sdn. Bhd., a Malaysian private limited company, our operating subsidiary.

Set forth below are related party transactions of the Group for the fiscal years ended December 31, 2024, 2023 and 2022, which are identified in accordance with the rules prescribed under Form 20-F.

The related parties of the Company and their relationships to the Company are set forth as follows:

Name of entity or individual	Relationship
Mr. Gerard Kim Meng Lim	Chief Executive Officer

Ms. Khoo Kwai Fun (“Ms Khoo”)	Spouse of Mr. Gerard Kim Meng Lim and became a shareholder of the Company in January 2024

Mr. Au Say Kiat	Close family member of Mr. Gerard Kim Meng Lim and became a shareholder of the Company in February 2024

Isa Wellness Marketing	An entity controlled by a close family member of Mr. Gerard Kim Meng Lim

EPetani Sdn. Bhd.	Significantly influenced by Mr. Gerard Kim Meng Lim* and ceased to be a related party in January 2024**

Isa Farm Sdn. Bhd.	Under common control of Mr. Gerard Kim Meng Lim

Braiven Co., Ltd. (“Braiven”)	Significantly influenced by key management of the Group*

HWG Cash Berhad (“HWG Cash”)	Under common control of Mr. Chun Hoo Lim; HWG Cash ceased to be a shareholder of the Company in January 2024

Agroz Ventures Sdn. Bhd. (“Agroz Ventures”)	Significantly influenced by Agroz Group***

Agroz Vertical Farms Sdn. Bhd. (“Agroz Vertical Farms”)	Significantly influenced by Agroz Group***

Agroz Asia Sdn. Bhd. (“Agroz Asia”)	Under common control of Mr. Gerard Kim Meng Lim

Ahoku Ventures Sdn. Bhd.	Under common control of Mr. Gerard Kim Meng Lim

*	As used in this “Related Party Transactions” section, “significant influence” has the meaning set forth in Item 7B of Form 20-F: having the power to participate in the financial and operating policy decisions of the applicable enterprise, but less than control. Shareholders beneficially owning a 10% interest in voting power are by this definition presumed to have significant influence over the applicable entity.

**	In January 2024, Mr. Gerard Kim Meng Lim disposed of his shares in EPetani Sdn. Bhd., and EPetani Sdn. Bhd. is no longer a related party to the Group.

***	Agroz Group’s shareholdings of 19% in each of Agroz Ventures and Agroz Vertical Farms are proxy holdings, with such shares held in trust. While shareholders holding 10% or more of the voting power in an entity are presumed to have a significant influence on the entity under Item 7B of Form 20-F, under International Accounting Standards (“IAS”) 28 and International Financial Reporting Standards (“IFRS”) 9, significant influence requires a holding of 20% or more in voting power. Agroz Group does not possess any Director nomination rights, voting power, or decision-making influence on the Board of Directors of either Agroz Ventures or Agroz Vertical Farms. Although Agroz Group meets the significant influence presumption under Item 7B of Form 20-F, it does not meet the criteria under IAS 28 and IFRS 9 criteria for significant influence. Therefore, Agroz Group does not believe these proxy holdings should be accounted under equity method. These proxy holdings additionally do not meet the criteria of assets under IASB Framework. The Company, through its wholly owned subsidiary, Agroz Group Sdn Bhd, pursuant to agreements with each of these entities, agreed to operate vertical farms owned by Agroz Ventures and Agroz Vertical Farms in return for a share of such vertical farms’ revenue. Such revenue is received by Agroz Group in consideration of the services Agroz Group provides and the license it grants to use its technology. While IFRS 15 Revenue from Contracts with Customers will be applied for the Company’s performance obligations under such agreements (i.e. operating Agroz Ventures and Agroz Vertical Farms’ vertical farms), the transaction price for Agroz Group’s performance obligations is share of revenue on inhouse produced vegetables sales revenue to other parties except Agroz as management fee. There was no management fee earned for the fiscal years ended December 31, 2023 and 2022. During the 2024 Fiscal Year, the management fee earned on vegetable sales revenue is insignificant.

Present and Ongoing Related Party Transactions

(a) CEA vertical farm solution sales to Agroz Ventures

In the 2023 Fiscal Year, Agroz Group sold CEA vertical farm solutions to Agroz Ventures in the aggregate amount of MYR 4,000,000.

(b) CEA vertical farm design and construction services to Agroz Vertical Farms

In the 2024 Fiscal Year, Agroz Group sold CEA vertical farm solutions to Agroz Vertical Farms in the aggregate amount of MYR 1,400,174.

(c) Purchases of fresh produce from Agroz Vertical Farms

In the 2024 Fiscal Year, Agroz Group purchased fresh produce from Agroz Vertical Farms in the aggregate amount of MYR 4,115,842.

In the 2023 Fiscal Year, Agroz Group purchased fresh produce from Agroz Vertical Farms in the aggregate amount of MYR 886,100.

(d) Purchases of fresh produce from Agroz Ventures

In the 2024 Fiscal Year, Agroz Group purchased fresh produce from Agroz Ventures in the aggregate amount of MYR 274,733.

(e) Purchases of fresh produce from EPetani Sdn. Bhd.

In the 2023 Fiscal Year, Agroz Group purchased fresh produce from EPetani Sdn. Bhd. in the aggregate amount of MYR 48,581.

In the 2022 Fiscal Year, Agroz Group purchased fresh produce from EPetani Sdn. Bhd. in the aggregate amount of MYR 21,721.

(f) Expenses paid by the Group on behalf of Agroz Vertical Farms

During the 2024 Fiscal Year and 2023 Fiscal Year, Agroz Group paid operating expenses amounting to MYR 818,196 and MYR 1,571,296, respectively, on behalf of Agroz Vertical Farms. These operating expenses include wages, rental and other miscellaneous expenses. These expenses were deemed to be expenses paid on behalf by the Group, as these expenses are in substance to be incurred by Agroz Vertical Farms, as it is relating to farm operations, pursuant to the licensing, operations and management agreement. Agroz Group does not receive any benefits for these payment on behalf.

As Agroz Group also purchase fresh produce from Agroz Vertical Farms, there is mutual agreement between both parties where balances will be settled at net basis unless otherwise stated.

(g) Expenses paid by the Group on behalf of Agroz Ventures

In the 2024 Fiscal Year, Agroz Group paid expenses amounting to MYR 751,695 on behalf of Agroz Ventures. Agroz Ventures repaid Agroz Group MYR 3,021,580 during the 2024 Fiscal Year. Agroz Group does not receive any benefits for these payment on behalf.

As Agroz Group also purchased fresh produce from Agroz Ventures, there is mutual agreement between both parties where balances will be settled at net basis unless otherwise stated.

In the 2023 Fiscal Year, Agroz Group paid expenses amounting to MYR 19,000 on behalf of Agroz Ventures.

In the 2022 Fiscal Year, Agroz Group paid expenses amounting to MYR 2,580 on behalf of Agroz Ventures.

(h) Fresh vegetable sales to EPetani Sdn. Bhd.

In the 2023 Fiscal Year, Agroz Group sold vegetables to EPetani Sdn. Bhd. in the aggregate amount of MYR 1,145,443.

In January 2024, Mr. Gerard Kim Meng Lim disposed of his shares in EPetani Sdn. Bhd. and EPetani Sdn. Bhd. no longer a related party to the Group.

In the 2022 Fiscal Year, Agroz Group sold vegetables to EPetani Sdn. Bhd. in the aggregate amount of MYR 344,898.

(i) Fresh vegetable sales to Isa Wellness Marketing

In the 2024 Fiscal Year and 2023 Fiscal Year, Agroz Group sold fresh vegetables to Isa Wellness Marketing in the aggregate amount of MYR 32,841 and MYR 322,776, respectively.

In the 2022 Fiscal Year, Agroz Group sold fresh vegetables to Isa Wellness Marketing in the aggregate amount of MYR 223,574.

(j) Expenses paid on behalf of the Group by Mr. Gerard Kim Meng Lim

During the 2024 Fiscal Year and 2023 Fiscal Year, Mr. Lim paid for, on the Group’s behalf, certain operating expenses of Agroz Group amounted to MYR 240 and MYR 350,927, respectively. The Group repaid Mr. Lim MYR 53,280 and MYR 339,333 during the 2024 Fiscal Year and 2023 Fiscal Year, respectively.

In the 2022 Fiscal Year, Mr. Lim paid for, on the Group’s behalf, certain expenses of Agroz Group amounted to MYR 1,043,389. These operating expenses include construction costs and other miscellaneous expenses. The Group repaid Mr. Lim MYR 981,148 in the 2022 Fiscal Year.

(k) Expenses paid on behalf of the Group by Ms. Khoo Kwai Fun

During the 2024 Fiscal Year and 2023 Fiscal Year, Ms. Khoo paid for, on the Group’s behalf, certain expenses of Agroz Group amounted to MYR 120,637 and MYR 110,289 respectively. The Group repaid Ms. Khoo MYR 105,028 and MYR 257,749 during the 2024 Fiscal Year and 2023 Fiscal Year, respectively.

In the 2022 Fiscal Year, Ms. Khoo paid for, on the Group’s behalf, certain expenses of Agroz Group amounting to MYR 67,797.

(l) Loan from HWG Cash

On May 1, 2023, Agroz Group entered into a loan agreement with HWG Cash Berhad, a Malaysian public company limited by shares (“HWG Cash,” and such loan agreement, the “HWG Cash Loan Agreement”). Pursuant to the HWG Cash Loan, Agroz Group borrowed MYR 1,363,000 from HWG Cash, at an interest rate of two percent (2%) per annum and a maturity date of 24 months, or on such other extended date mutually agreed upon by Agroz Group and HWG Cash. The HWG Cash Loan Agreement is filed herein as Exhibit 10.13.

(m) Expenses paid on behalf of the Group by HWG Cash

In the 2023 Fiscal Year, HWG Cash paid for, on the Group’s behalf, certain operating expenses totaling MYR 1,178,275. These operating expenses were for pre-initial public offering costs.

(n) Software development services provided to Agroz Group

In the 2023 Fiscal Year, Braiven provided software development services to Agroz Group pursuant to the Software Development Agreement with Braiven dated January 18, 2023 (the “Braiven Software Development Agreement”) entered into between Braiven and Agroz Group, for which Braiven invoiced Agroz Group $300,000, and Agroz Group paid $138,697 during the 2023 Fiscal Year, and the remaining balance was fully paid on February 29, 2024. On January 18, 2024, Braiven issued Agroz Group a final invoice of $200,000 of which Agroz Group paid in full on April 28, 2024. Pursuant to the terms of the Braiven Software Development Agreement, Braiven agreed to develop an IoT management platform, a video management platform, and data visualization platform for Agroz Group and to establish a backend Infrastructure for Agroz Group’s operations of sensors and cameras. Braiven also agreed to provide training and support as well as documentation to Agroz Group in connection with these services. The scope of the services specified in the Braiven Software Development Agreement are subject to modification by the parties by mutual agreement. All intellectual property rights in the Software developed under this Agreement shall be owned by Agroz Group and there will be no license granted to Braiven to use the software. As consideration for Braiven’s services under the Braiven Software Development Agreement, Agroz Group agreed to pay an aggregate of $500,000 to Braiven as follows: (i) 30% of such aggregate amount to be payable upon the execution of the Braiven Software Development Agreement, (ii) 30% of such aggregate amount to be payable upon the completion and ready for User Acceptance Test, and (iii) 40% of such aggregate amount payable upon Braiven’s final delivery of and Agroz Group’s acceptance of the software platforms identified in this paragraph. The Braiven Software Development Agreement is filed herein as Exhibit 10.10 and the Supplementary Agreement to the Braiven Software Development Agreement dated January 18, 2023 is filed herein as Exhibit 10.14, which clarified that there will be no license granted from Agroz Group to Braiven under such agreement. As of the date of this prospectus, Agroz Group has fully remitted all of these three milestone payments. Agroz Group does not face any material foreign exchange rates pursuant to the Braiven Software Development Agreement because payments to Braiven are made to a bank account that holds funds in U.S. dollars.

In the 2024 Fiscal Year, Braiven provided AI platform and copilot testing services to Agroz Group pursuant to the IT Service Agreement with Braiven dated January 1, 2024 (the “Braiven IT Services Agreement”) entered into between Braiven and Agroz Group. In consideration for Braiven’s services under the Braiven IT Services Agreement, Agroz Group agreed to pay Braiven a monthly fee of $9,000. Braiven may adjust such monthly fees upon 60 days’ written notice to Agroz Group. The services specified in the Braiven IT Services Agreement commenced on January 8, 2024, for an initial term of twelve (12) months and will automatically renew for successive twelve (12) month terms unless terminated by either party in accordance with the termination provisions therein, which provide that either party may terminate the Braiven IT Services Agreement by (i) providing sixty (60) days’ written notice prior to the end of the current term; or (ii) upon material breach by either party which remains uncured for thirty (30) days after written notice. The Braiven IT Services Agreement is filed herein as Exhibit 10.16.

Braiven further provided additional AI and software development services to Agroz Group pursuant to the Software Development Agreement with Braiven dated April 15, 2024 (the “Second Braiven Services Agreement”) between Agroz Group and Braiven. Pursuant to the terms of the Second Braiven Services Agreement, Braiven agreed to design and develop a robotics AI platform for Agroz Group. The value of such services under the Second Braiven Services Agreement was $4,000,000 to be paid as follows: (i) 35% of such aggregate amount to be payable upon the execution of the Second Braiven Services Agreement, (ii) 30% of such aggregate amount to be payable upon the completion and ready for the user acceptance test described in the Second Braiven Services Agreement, and (iii) 35% of such aggregate amount payable upon Braiven’s final delivery and Agroz Group’s acceptance of the robotics AI software platform which the Company anticipates to integrate into Agroz Copilot. All intellectual property rights in the Software developed under this Agreement shall be owned by Agroz Group and there will be no license granted to Braiven to use the software. The Second Braiven Services Agreement is filed herein as Exhibit 10.11 and the Supplementary Agreement to the Second Braiven Services Agreement is filed herein as Exhibit 10.15. On July 5, 2024, the parties renegotiated the payment terms of the Second Braiven Services Agreement to restructure the timeline for the milestone payments set forth in this paragraph. Such renegotiated payment terms now include payments due to Braiven on certain monthly intervals following the execution of the Second Braiven Services Agreements instead of actual accomplishment of the second and third milestones set forth in the Second Braiven Services Agreement. Additionally, the amount payable upon the execution of the Second Braiven Services Agreement was set to be an amount of $1,400,000, Agroz Group paid $1,048,508 in the 2024 Fiscal Year. Such renegotiated payment terms are memorialized in that certain Re-Negotiated Payment Terms for Robotics AI Operating System Development Agreement between Agroz Group and Braiven and filed herein as Exhibit 10.12. On October 26, 2024, Agroz Group paid 33.33% of Payment Milestone 1 under the Re-Negotiated Payment Terms. In addition to this outstanding balance, a total of $2,600,000 will be due to Braiven in increments at time points following the execution date of the Second Braiven Services Agreement, as agreed to between the parties. Agroz Group does not face any material foreign exchange rates pursuant to the Second Braiven Services Agreement because payments to Braiven are made to a bank account that holds funds in U.S. dollars.

The Company determines pricing and supply with both related and non-related parties based on a willing buyer, willing seller basis. To the best of the Company’s knowledge, past related party transactions were not entered into on more favorable terms than terms in non-related party transactions. Please see the “Risk Factor” section for a more detailed discussion of risks related to our related party transactions. Disputes with related parties, if they arise, will be resolved through direct negotiations with the Company and such related parties. As of the end of the 2023 Fiscal Year and as of the end of the 2024 Fiscal Year, the Company had no disputes with its related parties.

Policies and Procedures for Related-Party Transactions

The audit committee of the Board, will play a crucial role in overseeing related party transactions. The audit committee will review and approve all of our related party transactions occurring after listing on the Nasdaq. We anticipate following the below process following the Nasdaq listing:

1)	Identification and Proposal: Management will identify any potential related party transactions and prepare a detailed proposal that includes:

-	The nature of the relationship with the related party.

-	A full description of the proposed transaction, including its purpose.

-	The terms of the transaction, including pricing, payment terms, and any other relevant conditions.

-	An analysis demonstrating that the transaction is fair and reasonable to the Company, and how it compares to terms that would be available in a transaction with an unrelated third party.

-	Supporting documentation, such as valuations, appraisals, or market data, as appropriate.

2)	Negotiation: if applicable, management will negotiate the terms of the proposed transaction with the related party. This negotiation will be conducted with the same level of objectivity and arm’s length standards as would be applied to a transaction with an unrelated party.

3)	Audit Committee Review and Approval: after any applicable negotiations with the related party, management will submit its related party proposal and all supporting documentation to the audit committee for review and approval. The Audit Committee will independently assess the transaction, considering factors such as:

-	The necessity of the transaction for the Company.

-	The fairness of the terms, including pricing and other conditions.

-	The potential impact of the transaction on the Company’s financial position and results of operations.

-	Compliance with applicable laws, regulations, and accounting standards.

4)	Approval and Documentation: If the audit committee is satisfied that the related party transaction is in the best interests of the Company, it will provide formal approval.

All related party transactions will be documented thoroughly, including the rationale for the transaction, the approval process, and the key terms and conditions.

The audit committee will review all related party transactions on an ongoing basis to ensure that such transactions continue to be fair and reasonable.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our outstanding shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of outstanding shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our outstanding shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our outstanding shares will purchase Shares in this Offering. In addition, the following table assumes that the Over-Allotment Option has not been exercised. Holders of our Ordinary Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Shares beneficially owned prior to this Offering		Shares beneficially held immediately after this Offering
Name of Beneficial Owner	Number of Shares	Approximate percentage of outstanding Shares in Class	Number of Shares	Approximate percentage of Outstanding Shares in Class
Ordinary Shares
Directors, director nominees, and executive officers
Gerard Kim Meng Lim(1)	6,170,606	30.21%	6,170,606	28.47%
Chun Hoo Lim (1)	2,571,809	12.59%	2,571,809	11.87%

5% or greater shareholders
Gerard Kim Meng Lim(1)	6,170,606	30.21%	6,170,606	28.47%
Chun Hoo Lim (1)	2,571,809	12.59%	2,571,809	11.87%
Kay Yen Tan (1)	1,296,302	6.35%	1,296,302	5.98%
Say Kiat Au (1)	1,098,900	5.38%	1,098,900	5.07%

Redeemable Convertible Preference Shares
5% or greater shareholders

Kim Hong Oh (1)	80,000	8.89%	80,000	8.89%
OLC Commercial Broker Pte Ltd (1)	200,000	22.22%	200,000	22.22%
Muhammad Arshad Chaudhry (1)	100,000	11.11%	100,000	11.11%
Choon Tham How (1)	100,000	11.11%	100,000	11.11%
Rashid Aleem Qureshi (1)	80,000	8.89%	80,000	8.89%
Tuck Heng Lee (1)	60,000	6.67%	60,000	6.67%

(1)	c/o Agroz Inc., No. 2, Lorong Teknologi 3/4A, Taman Sains Selangor, Kota Damansara, 47810 Petaling Jaya, Selangor, Malaysia.

DESCRIPTION OF SHARE CAPITAL

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of our share capital contained in our Memorandum and Articles of Association, which copies are filed as exhibits to the registration statement, of which this prospectus is a part.

As of the date of this prospectus, our authorized share capital is USD11,500.00, divided into 115,000,000 shares, par value US$0.0001 each, of which 100,000,000 shares are designated as Ordinary Shares and 15,000,000 shares are designated as RCPS.

As of the date immediately prior to this Offering, 20,423,485 Ordinary Shares of par value US$0.0001 per share were issued, fully paid and outstanding. Upon completion of this Offering, we will have 21,673,485 Ordinary Shares issued and outstanding, assuming the Underwriters do not elect to exercise their option to purchase additional Ordinary Shares from us and no RCPS holders exercise their rights to convert their RCPS into Ordinary Shares (detailed below).

As of the date immediately prior to this Offering, 899,920 RCPS are issued and outstanding. Upon completion of this Offering, we will have 899,920 RCPS issued and outstanding, assuming no RCPS holders exercise their conversion rights.

The following description of our share capital and provisions of our Memorandum and Articles of association, as in effect as of the date of this prospectus, are summaries and do not purport to be complete.

Ordinary Shares

General

All of our outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members.

Subject to the provisions of the Companies Act and our Memorandum and Articles of Association regarding redemption and purchase of the shares, the Board of Directors has general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The Board of Directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Companies Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

Register of Members

Under the Companies Act, we must keep a register of members (i.e., shareholders) that includes:

●	the names and addresses of the members, a statement of the shares held by each member, and the amount paid or agreed to be considered as paid, on the shares of each member, the number and category of shares held by each member, whether each relevant category of shares held by a member carries voting rights under the Memorandum and Articles, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against its name in the register of members. Upon the closing of the Offering, the register of members will be immediately updated to record and give effect to the issue of Ordinary Shares. Once the register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.

Dividends

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Memorandum and Articles of Association, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose. No dividends may be paid on or declared for any Ordinary Shares during or in respect of any financial year until all cumulative dividends with respect to the RCPS have been declared and paid in full.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Ordinary Share is entitled to one vote. Voting at any meeting of shareholders may be by poll.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the Ordinary Shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for certain important matters such as a change of name or making changes to the Memorandum and Articles of Association.

Transfer of Ordinary Shares

Subject to any applicable requirements set forth in the Memorandum and Articles of Association and provided that a transfer of Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the Board of Directors, executed:

●	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

●	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into our register of members.

Where the Ordinary Shares in question are not listed on or subject to the rules of the Nasdaq Capital Market, our Board of Directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our Board of Directors may also decline to register any transfer of such Ordinary Share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our Board of Directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of Ordinary Shares;

●	the instrument of transfer is properly stamped, if required;

●	the Ordinary Share transferred is fully paid and free of any lien in favor of us; and

●	any fee related to the transfer has been paid to us.

If our Board of Directors refuses to register a transfer, they are required, within two (2) months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may be suspended at such time and for such periods as the Board of Directors may from time to time determine, provided always that such registration will not be suspended, and the register may not be closed, for more than 45 days in any year.

Procedures on Liquidation

Upon liquidation, dissolution, winding up (other than a solvent reconstruction, amalgamation, reorganization, merger or consolidation whereby all of our business, undertakings and assets are transferred to a successor entity which assumes all of our obligations under the RCPS) or other repayment of capital (other than on redemption), the RCPS holders have a liquidation preference over the other share class holders. In such event, our surplus assets remaining after payment and discharge of all debts and liabilities and the cost of winding up will first be allocated to pay the holders of the RCPS on a pari passu basis a sum equivalent to any dividend declared but unpaid on the RCPS, then to the RCPS holders on a pari passu basis, the RCPS Subscription Price, then to holders of Ordinary Shares on a pari passu basis as between themselves, a sum equal to any arrears of dividend due on the Ordinary Shares, whether or not the Company has sufficient distributable reserves, then the balance of the assets shall belong to and be distributed among the holders of any class of shares in the capital of the Company other than the holders of RCPS in accordance with the respective rights attaching thereto.

Redeemable Convertible Preference Shares

All of our outstanding RCPS are fully paid and non-assessable. Our RCPS are issued in registered form, and are issued when registered in our register of members. Unless the Board of Directors determine otherwise, each holder of our RCPS will not receive a certificate in respect of such RCPS. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their RCPS. We may not issue shares to bearer.

Subject to the provisions of the Companies Act and the Memorandum and Articles of Association regarding redemption and purchase of the RCPS, the Board of Directors has general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued RCPS to such persons, at such times and on such terms and conditions as they may decide. The Board of Directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Companies Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

Dividends

The holders of RCPS are entitled to receive dividends out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend payable on the Ordinary Shares, at the applicable Dividend Rate (as defined below), payable when and if declared by the Board of Directors. Such dividends are cumulative and payable on the anniversary of the issue date of the RCPS.

“Dividend Rate” means 10% per annum of the RCPS Subscription Price (as defined below) for each RCPS held by such holder (as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like with respect to the RCPS).

“RCPS Subscription Price” means USD 2.50.

Conversion Rights

At the option and right of the RCPS shareholder and subject to the Memorandum and Articles of Association, on giving seven (7) business days’ written notice to us, such shareholder may convert one (1) RCPS into one (1) Ordinary Share on or before the second anniversary of the issuance date of the RCPS (the “Maturity Date”). No further consideration is payable for such conversion. The conversion ratio will be adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like with respect to such RCPS. The right of the RCPS shareholder to convert his, her, or its shares is subject to the approval of the Board of Directors.

Redemption Rights

At our option, each RCPS is redeemable in whole or in part at the RCPS Subscription Price (or the prorated amount in the case of redemption of a fraction of an RCPS), at any time after the RCPS share issuance date, by way of written notice or as otherwise specified by the Board of Directors from time to time, following which we shall pay the redemption proceeds to the RCPS shareholder within 14 business days from the date of our issuance of the written notice. All RCPS which are outstanding as of the Maturity Date and have not been converted into Ordinary Shares will be fully redeemed by us at the RCPS Subscription Price per RCPS.

Voting Rights

The RCPS holders do not have any voting rights.

Rights to Information

The RCPS holders are not entitled to receive notices of meetings or otherwise from us, nor reports or audited accounts.

Transfer of the RCPS

The RCPS are not transferable except with the written consent of the Board of Directors and subject to applicable securities laws and the Memorandum and Articles of Association.

Variations of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than three-fourths of the issued shares of that class, or with the sanction of a special resolution passed by a majority of not less than three-fourths of the holders of shares of the class passed at a general meeting of the shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our Board of Directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The Board of Directors may convene general meetings whenever it thinks fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the Memorandum and Articles of Association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 days from the date of receipt of the written requisition, those shareholders or those who represent more than one-half of the total voting rights of all such shareholders may themselves convene a general meeting themselves within three months after the end of such period of 21 days. At least five (5) clear days’ notice shall be given for an annual general meeting or any other general meeting.

A quorum, for the purposes of varying the rights of shareholders, shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Two shareholders present in person or by proxy shall be a quorum, provided always that if the Company has one member of record, the quorum shall be that one shareholder present in person or by proxy. If, within half an hour from the time appointed for the general meeting, or at any time during the meeting, if convened upon the requisition of shareholders, a quorum is not present, such meeting will be dissolved and in any other case stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Board of Directors may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present at such meeting will constitute a quorum.

The Chairman, if any, of the Board of Directors, shall preside as Chairman at every general meeting, or if there is no such Chairman, or if he or she is not present within 15 minutes after the time appointed for the holding of the meeting, or is unwilling to act, the directors present shall elect one of their number to be Chairman of the meeting. The Chairman may adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by Chairman or any other shareholder present in person or by proxy. Unless a poll be so demanded, a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s minute book containing the minutes of the proceedings of the meeting, shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

If a poll is duly demanded, it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Inspection of Books and Records

Our shareholders will have no general right to inspect or obtain copies of the register of members or corporate records of our Company unless conferred by statute or authorized by the Board of Directors or the Company at a general meeting.

Certain Cayman Islands Company Considerations

Exempted Company

We are incorporated as an exempted company with limited liability under the Companies Act. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company it holds.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the Companies Acts of England and Wales but does not follow recent statutory enactments in the United Kingdom, and accordingly there are significant differences between the Companies Act and the current Companies Act of the United Kingdom. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between certain provisions of the Companies Act applicable to us and the laws in respect of the same subject matter applicable to companies incorporated in the State of Delaware.

This discussion does not purport to be a complete statement of the rights of holders of the Ordinary Shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation under applicable Delaware law.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his or her shares upon dissenting to a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the scheme of arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months of the offer, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to bring an action on behalf of the Company (i.e. a derivative action) if it can demonstrate a prima facie case and the act complained of:

●	exceeds the powers of the Company or is illegal;

●	constitutes a “fraud on the minority” (which, in most cases, will involve expropriation of the Company’s assets by the majority shareholders);

●	is an irregularity in the passing of a resolution that requires a special majority; or

●	infringes on an individual shareholder’s personal rights, such as the right to vote or preemption rights.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s actual fraud or willful default. Our Memorandum and Articles of Association provide to the extent permitted by Cayman Islands law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), Secretary or officer, however, shall be indemnified in respect of any matter arising out of their actual fraud or willful default.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

The duties of a director of a Cayman Islands company primarily derive from three main sources: (i) the memorandum and articles of association of the company; (ii) common law; and (iii) statute. Under common law, directors of a Cayman Islands company owe the following fiduciary duties to the company (a) a duty to act honestly and in good faith in what the director considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred and not for a collateral or improper purpose, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The other set of duties owed by a director under the common law are those of care, diligence and skill. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Action by Written Consent

Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act allows a special resolution (as defined in the Companies Act) to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Shareholder Proposals

Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with rights to requisition a general meeting nor any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow any one or more of our shareholders who together hold shares which carry in aggregate at least ten (10) per cent of the paid up capital of our Company having the right of voting at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings, although we are required to do so by the rules of the Nasdaq.

Cumulative Voting

Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law (“DGCL”), a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors may be removed by an ordinary resolution of our shareholders. In addition, a director’s office shall be vacated automatically if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to the company; (iv) without special leave of absence from our Board of Directors, is absent from meetings of our Board of Directors for a continuous period of six months, or (v) is removed from office pursuant to any other provisions of our Memorandum and Articles of Association.

Transactions with Interested Shareholders

The DGCL contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target company’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Memorandum and Articles of Association, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than three-fourths of the issued shares of that class, or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Act, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

●	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

●	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

●	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you believe your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Cayman Islands Economic Substance

The International Tax Co-operation (Economic Substance) Act (as revised) (the “Substance Act”) was introduced in the Cayman Islands in 2019 as a response to concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. The Substance Act requires in-scope Cayman Islands entities which are engaged in certain “relevant activities” to have an adequate physical presence and/or operating expenditures within the Cayman Islands commensurate with the level of relevant income derived from the relevant activity. Based on our current and anticipated business activities and corporate structure, we expect that we will either be out of scope of the legislation or will be subject to a reduced economic substance test applicable to a “pure equity holding company”, which can be satisfied by our compliance with the relevant provisions of the Companies Act, including but not limited to maintaining a registered office in the Cayman Islands.

Listing

We have reserved the ticker symbol “AGRZ” for the Shares listed on the Nasdaq Capital Market. We cannot guarantee that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market; however, we will not complete this Offering unless we are listed on the Nasdaq Stock Market.

Transfer Agent

The transfer agent of our Ordinary Shares is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Before this Offering, there was no established public market for our Ordinary Shares, and while we intend to apply for approval to have the Shares listed on the Nasdaq Capital Market, we cannot assure you that a liquid trading market for the Ordinary Shares will develop or be sustained after this Offering. Future sales of substantial amounts of our Ordinary Shares in the public markets after this Offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our Ordinary Shares currently outstanding will be available for sale immediately after this Offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Ordinary Shares, including Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Ordinary Shares and our ability to raise equity capital in the future.

Upon the Closing Date, we will have 21,673,485 outstanding Ordinary Shares, assuming no exercise of the underwriters’ Over-Allotment Option or conversion of RCPS subsequent to December 31, 2024. Of that amount, 1,250,000 Ordinary Shares will be publicly held by investors participating in this Offering, and 20,423,485 Ordinary Shares will be held by our existing shareholders, some of whom may be our affiliates as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

All of the Ordinary Shares sold in this Offering will be freely transferable by persons other than our affiliates in the United States without restriction or further registration under the Securities Act. Ordinary Shares purchased by one of our affiliates may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The Ordinary Shares issued and outstanding prior to this Offering are restricted securities, as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Rule 144

In general, persons who have beneficially owned restricted Ordinary Shares for at least six months, and any affiliate of the Company who owns either restricted or unrestricted securities, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a seller may sell an unlimited number of restricted securities under Rule 144 if:

●	the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates;

●	we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

●	we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

●	1% of the number of Ordinary Shares then outstanding, which will equal approximately Ordinary Shares immediately after the Closing Date based on the number of Ordinary Shares outstanding as of December 31, 2024; or

●	the average weekly trading volume of our Ordinary Shares in the form of Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six-month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers, or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until 90 days after the date of this prospectus before selling any such shares. However, the Rule 701 shares would remain subject to lock-up arrangements as described below and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates, or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

●	none of the shareholder, its affiliate, nor any person acting on their behalf engages in directed selling efforts in the United States, and

●	in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee, or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

Lock-up Agreements

We, including any successor entities, our directors, executive officers, and principal shareholders (defined as owners of five percent (5%) or more of our Ordinary Shares) have agreed, subject to limited exceptions, not to offer; pledge; announce the intention to sell; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of 180 days after the effectiveness of this registration statement, without the prior written consent of US Tiger Securities, Inc. See “Underwriting.”

MATERIAL INCOME TAX CONSIDERATIONS

The following summary of the material Cayman Islands, Malaysian and U.S. federal income tax consequences of an investment in the Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Shares, such as the tax consequences under state, local and other tax laws. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of, our Cayman Islands counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax, gift tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in a form substantially similar to the following on February 7, 2025:

“The Tax Concessions Act
(Revised)
Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (Revised), the following undertaking is hereby given to the Company:

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	On or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (Revised).

These concessions shall be for a period of 20 years from the 7th day of February 2025.”

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (as revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Malaysian Profits Taxation

Malaysian Enterprise Taxation

The following brief description of Malaysian enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

Income Tax in Malaysia

The principal legislation that governs a person’s income tax in Malaysia is the Income Tax Act 1967 (the “ITA”). The regulatory body implementing and enforcing the ITA is the Inland Revenue Board of Malaysia (“IRB”). Pursuant to Section 3 of the ITA, income tax shall be charged for each year of assessment (“YA”) upon the income of any person accruing in or derived from Malaysia or received in Malaysia from outside Malaysia.

Pursuant to Section 8 of the ITA, a company is a tax resident in Malaysia if its management and control are exercised in Malaysia. Management and control are normally considered to be exercised at the place where the directors’ meetings concerning management and control of the company are held. The income tax rate payable by a resident company differs depending on the amount of the company’s paid-up capital and its annual sale in relation to the particular YA. The corporate income tax rates are as illustrated below:

Types of Company	Chargeable income	Tax rate YA 2023
Resident company (other than company described below)		24%
Resident company:
● with paid-up capital of 2.5 million Malaysian ringgit (MYR) or less, and gross income from business of not more than MYR 50 million	On the first MYR150,000	15%
● that does not control, directly or indirectly, another company that has paid-up capital of more than MYR 2.5 million	On the next MYR450,000	17%
● is not controlled, directly or indirectly, by another company that has paid-up capital of more than MYR 2.5 million, and	In excess of MYR600,000	24%
● with no more than 20% of its paid-up capital being owned, directly or indirectly, by a foreign company or non-Malaysian citizen (with effect from year of assessment 2024)
Non-resident company		24%

Pursuant to the ITA, a non-resident company — namely, a company whose management and control are not exercised in Malaysia and thus does not fall under the purview of Section 8 of the ITA — is subject to the following tax rates:

Types of Income	Rate (%)
Business income	24
Royalties derived from Malaysia	10
Rental of moveable properties	10
Advice, assistance, or services rendered in Malaysia	10
Interest	15*
Dividends	Exempt
Other income	10

Note: Where the recipient is resident in a country that has a double tax agreement with Malaysia, the tax rates for the specific sources of income may be reduced.

*	Interest paid to a non-resident by a bank or a finance company in Malaysia is exempt from tax.

Foreign-Sourced Income

Malaysia adopts a territorial principle of taxation, under which only income accruing in or derived from or received in Malaysia from outside Malaysia is subject to income tax in Malaysia pursuant to Section 3 of the ITA. Previously, “income received in Malaysia from outside Malaysia” or “foreign-sourced income” (“FSI”) received by Malaysian taxpayers is not taxable due to the availability of tax exemption under Paragraph 28, Schedule 6 of the ITA (“Para 28”). This exemption is applicable to any person other than a resident company carrying on the business of banking, insurance, or sea or air transport, in respect of income derived from sources outside Malaysia and received in Malaysia, pursuant to Para 28. On October 29, 2021, however, the Malaysian government announced via the Budget 2022 that the exemption under Para 28 will no longer be applicable to tax residents, effective from January 1, 2022. Therefore, income tax will be imposed on resident persons in Malaysia on income derived from foreign sources and received in Malaysia with effect from January 1, 2022. Such income will be treated equally vis-à-vis income accruing in or derived from Malaysia and taxable under Section 3 of the ITA.

In summary, the tax treatments for the income of a person in Malaysia are depicted as follows:

Income Derived From	Income Received In	Prior to January 1, 2022	Effective from January 1, 2022
Malaysia	Malaysia	Taxable	Taxable
Malaysia	Malaysia from outside Malaysia	Taxable	Taxable
Overseas	Malaysia from outside Malaysia	Tax Exempted	Taxable
Overseas	Overseas	Tax Exempted	Tax Exempted

On November 16, 2021, the IRB announced the Special Income Remittance Program (“SIRP”) for Malaysian tax residents whose income is derived from foreign sources and received in Malaysia. The implementation of taxation on FSI is staggered into the following two timelines, depending on the timing of remittance of FSI into Malaysia: (i) during the period from January 1 to June 30, 2022 (six months) (the “SIRP Period”), FSI remitted shall be taxed at a fixed rate of 3% on the gross amount of income remitted; and (ii) on or after July 1, 2022, FSI remitted shall be taxed at the prevailing tax rate applicable to tax residents on the statutory income, namely, gross FSI less expenses attributable to the FSI. FSI remitted under the SIRP will be accepted in good faith by the IRB as the IRB will not conduct an audit or investigation on the taxpayer. In addition, the IRB will not impose any penalty on FSI remitted during the SIRP Period.

Notwithstanding the implementation of taxation on FSI, the Malaysian Ministry of Finance announced on December 30, 2021 that exemption from income tax would be available for a period of five years on certain categories of FSI received by Malaysian tax residents, when certain qualifying conditions are met. Specifically, (i) for individuals excluding those carrying on business in Malaysia through a partnership, all categories of FSI are exempted; and (ii) for companies and limited liability partnerships, foreign-sourced dividend income is exempted. To legislate the above, the following Orders were gazetted on 19 July 2022 and are effective from January 1, 2022 to December 31, 2026.

Profit Distribution and Withholding Tax

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends to be paid to us from Agroz Group Sdn Bhd, our operating subsidiary company in Malaysia.

Malaysia is under the single-tier tax system, under which income tax imposed on a company’s chargeable income is a final tax, and dividends distributed are exempt from tax in the hands of the shareholders pursuant to Section 108 of the ITA. As such, companies are not required to deduct tax from dividends paid to shareholders, and no tax credits will be available to offset against the recipient’s tax liability. Corporate shareholders receiving exempt single-tier dividends can, in turn, distribute such dividends to their own shareholders, who are also exempt on such receipts. In addition, while Malaysia imposes withholding tax on certain payments, such as interest, royalties, contract payments, and special classes of income, Malaysia does not do so on dividends in addition to tax on the profits out of which the dividends are declared. Such position aligns with the double taxation agreements (“DTAs”) concluded by Malaysia with an extensive number of countries, including the United States. Pursuant to the DTAs, no withholding tax will be imposed on dividends paid by Malaysian companies to non-residents.

In view of the above, we believe that dividends which will be paid to us from our operating subsidiary in Malaysia will not be subject to any withholding tax.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of the Shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase the Shares pursuant to this Offering and hold the Shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions; insurance companies; dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes; tax-exempt entities or governmental organizations; retirement plans; regulated investment companies; real estate investment trusts; grantor trusts; brokers, dealers, or traders in securities, commodities, currencies, or notional principal contracts; certain former citizens or long-term residents of the United States; persons who hold our Ordinary Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment; persons that have a “functional currency” other than the U.S. dollar; persons that own directly, indirectly, or through attribution 10% or more of the voting power of our Ordinary Shares; corporations that accumulate earnings to avoid U.S. federal income tax; partnerships and other pass-through entities; and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift, or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Ordinary Shares who is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all of its substantial decisions, or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares, the U.S. federal income tax consequences relating to an investment in such Ordinary Shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership, and disposition of our Ordinary Shares.

Persons considering an investment in the Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership, and disposition of our Ordinary Shares, including the applicability of U.S. federal, state, and local tax laws and non-U.S. tax laws.

Distributions

A U.S. Holder that receives a distribution with respect to our Ordinary Shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s Ordinary Shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s Ordinary Shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends.

Distributions on our Ordinary Shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation” to certain non-corporate U.S. Holders may be eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income, provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “PFIC Consequences”), we will not be treated as a qualified foreign corporation, and therefore, the reduced capital gains tax rate described above will not apply.

Dividends will be included in a U.S. Holder’s income on the date of the depositary’s receipt of the dividend. The amount of any dividend income paid in Cayman Islands dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect to the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on Ordinary Shares that are readily tradable on an established securities market in the United States.

Sale, Exchange or Other Disposition of Our Ordinary Shares

A U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange, or other disposition of our Ordinary Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange, or other disposition and such U.S. Holder’s adjusted tax basis in the Ordinary Shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange, or other disposition, the Ordinary Shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our Ordinary Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our Ordinary Shares. If you are a U.S. person that is an individual, estate, or trust, you are encouraged to consult your tax advisor regarding the applicability of this Medicare tax to your income and gains in respect to your investment in our Ordinary Shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our Ordinary Shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). Each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for our Ordinary Shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our Ordinary Shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (i) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding, or selling any Ordinary Shares under the laws of their country of citizenship, residence, or domicile.

UNDERWRITING

In connection with this Offering, we will enter into an underwriting agreement (the “Underwriting Agreement”) with US Tiger Securities, Inc., the representative of the several Underwriters (the “Representative”) in this Offering. The Representative may retain other brokers or dealers to act as sub-agents or selected dealers on their behalf in connection with this Offering. The Underwriters have agreed to purchase from us, on a firm commitment basis, the number of Ordinary Shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriters	Number of Ordinary Shares
US Tiger Securities, Inc.	1,250,000
Total	1,250,000

The Underwriters are committed to purchase all the Ordinary Shares offered by this prospectus if they purchase any Ordinary Shares. The Underwriters are not obligated to purchase the Ordinary Shares covered by the Over-Allotment Option as described below. The Underwriters are offering the Ordinary Shares, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the Underwriting Agreement, such as the receipt by the Underwriters of officer’s certificates and legal opinions. The Underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Prior to this Offering, there was no public market for our Ordinary Shares. The IPO price for the Ordinary Shares will be determined through negotiations between us and the Representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development, and other factors deemed relevant. The IPO price of the Ordinary Shares in this Offering does not necessarily bear any direct relationship to the assets, operations, book value, or other established criteria of value of our Company.

Over-Allotment Option

We have granted to the Underwriters a 45-day option to purchase up to an aggregate of 187,500 additional Ordinary Shares (equal to 15% of the number of Ordinary Shares sold in the offering) at the offering price per Ordinary Share, less underwriting discounts and commissions. The Underwriters may exercise the Over-Allotment Option for 45 days after the date of Closing Date solely to cover sales of Ordinary Shares by the Underwriters in excess of the total number of Ordinary Shares set forth in the table above. If any of the additional Ordinary Shares are purchased, the Underwriters will offer the additional Ordinary Shares at $4.00 per Ordinary Share, the offering price of each Ordinary Share.

Discounts, Warrants, and Expenses

The underwriting discounts for the Ordinary Shares and the Ordinary Shares underlying the Over-Allotment Option are equal to seven percent (7%) of the IPO price.

The following table shows the price per share and total IPO price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the Over-Allotment Option.

	Total
	Per Share	No Exercise of Over- allotment Option	Full Exercise of Over- allotment Option
IPO price	$4.00	$5,000,000	$5,750,000
Underwriting discounts to be paid by us	$0.28	$350,000	$402,500
Proceeds to us, before expenses	$3.72	$4,650,000	$5,347,500

We have agreed to pay the Representative non-accountable expense equal to one percent (1%) of the gross proceeds received by us from the sale of the Ordinary Shares in this offering. We have also agreed to reimburse the Representative up to a maximum of $200,000 for out-of-pocket accountable expenses, including but not limited to reasonable fees and expenses of its legal counsel, due diligence and background check expenses, and reasonable cost for roadshows. Of that amount, we paid $25,000 to the Representative upon the execution of the engagement agreement between us and the Representative for the Representative’s anticipated out-of-pocket expenses. Any advanced expense will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have agreed to pay expenses relating to the Offering, including: (a) the costs of preparing, printing and filing the registration statement with the SEC, amendments and supplements thereto, and post effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the Representative may reasonably request; (b) the costs of preparing, printing and delivering exhibits thereto, in such quantities as the underwriters may reasonably request; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) the fees of counsel(s) and accountants for us, including fees associated with any blue sky filings where applicable; (e) fees associated with our transfer agent; and (f) fees, if necessary, associated with translation services.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $1,225,688.

The Underwriters intend to offer our Ordinary Shares to their retail customers only in states in which we are permitted to offer our Ordinary Shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a national securities exchange are “covered securities.” If we were unable to meet the national securities exchange listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this Offering unless we meet the national securities exchange’s listing requirements and our application to list on the exchange is approved.

The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement. A form of the Underwriting Agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Representative’s Warrants

In addition, we have agreed to issue warrants to the Representative to purchase a number of Ordinary Shares equal to 5% of the Ordinary Shares sold in this offering for nominal consideration. The exercise price of the Representative’s Warrants is equal to 120% of the offering price of the Ordinary Shares offered in this offering. The Representative’s Warrants will be exercisable from the date of issuance at the closing of this offering, and until such warrants expire three years after the date of closing of this offering. The Representative’s Warrants and the underlying Ordinary Shares have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Representative’s Warrants nor any of our Ordinary Shares issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of this offering. In addition, the Representative’s Warrants and the underlying Ordinary Shares will be registered in the registration statement of which this prospectus forms a part. We have agreed that the Representative’s Warrants provide for registration rights in certain cases. These registration rights apply to the Ordinary Shares issuable upon exercise of the Representative’s Warrants. The Representative and its affiliates or employees are entitled to one demand registration of the sale of Ordinary Shares underlying the Representative’s Warrants at our expense and unlimited “piggyback” registration rights for a period of three years after the effective date of the registration statement of which this prospectus forms a part.

Lock-up Agreements

We, including any successor entities, our directors, executive officers, and principal shareholders (defined as owners of five percent (5%) or more of the Ordinary Shares) have agreed, subject to limited exceptions, not to offer; pledge; announce the intention to sell; sell; contract to sell; sell; any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares or such other securities for a period of 180 days after the effectiveness of this registration statement, without the prior written consent of the Representative.

Foreign Regulatory Restrictions on Purchase of the Shares

We have not taken any action to permit a public offering of the Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this Offering of the Shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriters may be required to make for these liabilities.

Application for Nasdaq Listing

We have reserved the ticker symbol “AGRZ” for the Ordinary Shares on the Nasdaq Capital Market. We will not consummate and close this Offering without a listing approval letter from Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of Ordinary Shares in this Offering sufficient to satisfy applicable listing criteria, the Ordinary Shares will in fact be listed.

Electronic Offer, Sale, and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Underwriters or selling group members, if any, or by their affiliates, and the Underwriters may distribute prospectus electronically. The Underwriters may agree to allocate a number of Ordinary Shares to the selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriters, and it should not be relied upon by investors.

In connection with this Offering, certain of the Underwriters or securities dealers may distribute prospectuses by electronic means, such as email.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our Company. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect to such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the Underwriters that would permit a public offering of the Ordinary Shares offered by, or the possession, circulation, or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the Ordinary Shares in the United States, the Underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

Price Stabilization, Short Positions, and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the Underwriters to bid for and to purchase the Shares. As an exception to these rules, the Underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of the Shares. The Underwriters may engage in over-allotment sales, syndicate-covering transactions, stabilizing transactions, and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this Offering is in progress.

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this Offering. In order to cover the resulting short position, the managing underwriter may exercise the Over-Allotment Option described above and/or may engage in syndicate-covering transactions. There is no contractual limit on the size of any syndicate-covering transaction. The Underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the Underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

●	Syndicate-covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the Underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the Underwriters.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate-covering transactions, and penalty bids may have the effect of raising or maintaining the market price of the Shares or preventing or delaying a decline in the market price of the Shares. As a result, the price of the Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the Underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the Shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Notice to Prospective Investors in Malaysia

The contents of this prospectus have not been reviewed or approved by any regulatory authority in Malaysia, particularly, the Securities Commission Malaysia (“SC”) and this prospectus has not been registered as a prospectus with the SC under the Malaysian Capital Markets and Services Act 2007 (“CMSA”). Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this prospectus except to persons falling within any of paragraphs 9 and 14(a) of Schedule 5 of the CMSA. The distribution of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase, any securities requiring approval of the SC or the registration of a prospectus with the SC under the CMSA.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person that is: (a) a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, (2) debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (3) where no consideration is or will be given for the transfer; or (4) where the transfer is by operation of law.

Notice to Prospective Investors in the PRC

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not be offered or sold, to any person or re-offered or resold directly or indirectly to any resident of the PRC, except pursuant to applicable laws, rules, and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the Special Administrative Regions of Malaysia and Macau.

Notice to Perspective Investors in Hong Kong

The Ordinary Shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Taiwan

The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, pursuant to relevant securities laws and regulations, and may not be offered or sold in Taiwan through a public offering or in any manner that would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

Notice to Prospective Investors in the Cayman Islands

The shares are not being, and may not be offered to, the public or to any person in the Cayman Islands for purchase or subscription by us or on our behalf. The shares may be offered to exempted companies incorporated under the Companies Act (as revised) (as amended), but only where the offer will be made to, and received by, the relevant Cayman Islands company entirely outside of the Cayman Islands.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions and non-accountable expense allowance, that are expected to be incurred in connection with the sale of Ordinary Shares in this Offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee, and the filing fee payable to FINRA, all amounts are estimates.

SEC registration fee	$926
The Nasdaq Capital Market listing fee	$75,000
FINRA filing fee	$1,949
Printing and engraving expenses	$33,419
Legal fees	$332,815
Accounting fees and expenses	$72,128
Underwriter accountable expenses	$200,000
Consultation fees and expenses	$504,514
Miscellaneous expenses	$4,937
Total	$1,225,688

LEGAL MATTERS

We are being represented by Sichenzia Ross Ference Carmel LLP with respect to certain legal matters of U.S. federal securities. We are being represented by Cheang & Ariff with respect to certain legal matters governed by Malaysian law. The validity of the Shares offered by this prospectus under Cayman Islands law and certain other matters of Cayman Islands law will be passed upon for us by Carey Olsen Cayman Limited. The Representative is being represented by Greenberg Traurig, LLP with respect to certain legal matters of U.S. federal securities in connection with this Offering.

EXPERTS

The consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023, included in this prospectus have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered business address of Marcum Asia CPAs LLP is 7 Pennsylvania Plaza Suite 830, New York, NY 10001.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; (e) and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include: (a) the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provides less protection to investors; and (b) the Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

We have appointed Sichenzia Ross Ference Carmel LLP as our agent to receive service of process with respect to any action brought against us in the United States in connection with this Offering under the federal securities laws of the United States or of any state in the United States.

Enforceability

Carey Olsen Cayman Limited, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us based on certain civil liability provisions of the federal securities laws of the United States, and (ii) in original actions brought in the Cayman Islands, impose liabilities against us based on the civil liability provisions of the federal securities laws of the United States or any state in the United States, insofar as the liabilities imposed by those provisions are penal in nature.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States, or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

Our counsel as to the laws of Malaysia, Cheang & Ariff, has advised us that there is uncertainty as to whether the courts of Malaysia would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Malaysia against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Malaysia at common law by bringing an action in a Malaysia court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Malaysia if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Malaysia, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Malaysian judgment.

Malaysia has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Malaysia, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted, and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon completion of this Offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The registration statements, reports and other information so filed can be obtained electronically by means of the SEC’s website at http://www.sec.gov. The information on that website is not a part of this prospectus.

AGROZ INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Agroz Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Agroz Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of profit or loss and other comprehensive   income, changes in shareholders’   equity and cash flows for each of the years in the two-year   period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year   period ended December 31, 2024, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has insufficient cash flows generated from operations and provided for development and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2023.

New York. New York

May 22, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001
Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com

Agroz Inc.

Consolidated statements of financial position

(Stated in Malaysian Ringgit)

	Note	As of December 31, 2023	As of December 31, 2024
		MYR	MYR	USD
Assets
Property, plant and equipment	5	216,883	225,316	50,413
Intangible assets	6	46,348	2,096,815	469,139
Deferred tax assets	17	–	30,023	6,717
Prepayment - to a related party	22	1,423,354	5,517,306	1,234,435
Prepayment and deposits – to third parties		1,273,044	1,684,351	376,855
Total prepayments and deposits	9	2,696,398	7,201,657	1,611,290
Right-of-use assets	7(a)	2,141,293	2,277,208	509,498
Deferred offering costs		–	1,738,900	389,059
Non-current assets		5,100,922	13,569,919	3,036,116

Trade receivables - from third parties		9,154,785	35,596,841	7,964,390
Trade receivables - from related parties	22	6,004,330	720,013	161,096
Total trade receivables	8	15,159,115	36,316,854	8,125,486
Prepayments and other receivables	9	1,523,110	30,915	6,917
Amounts due from related parties	22	711,076	751,695	168,183
Cash	11	109,161	390,500	87,370
Current assets		17,502,462	37,489,964	8,387,956
Total assets		22,603,384	51,059,883	11,424,072

Equity
Share capital	12(a)	8,351	8,540	1,911
Additional paid-in capital	12(a)	2,171,649	6,903,616	1,544,606
Other reserves	12(b)	508,447	633,029	141,633
Retained earnings		2,677,584	6,189,752	1,384,887
Total equity		5,366,031	13,734,937	3,073,037

Liabilities
Lease liabilities, non-current	7(b)	1,757,179	2,095,605	468,868
Bank borrowing, non-current	14	52,942	39,774	8,899
Other payables, non-current	16	918,274	–	–
Amount due to related party, non-current	22	1,363,000	–	–
Redeemable convertible preference shares, non-current	13	6,483,536	6,213,040	1,390,097
Non-current liabilities		10,574,931	8,348,419	1,867,864

Trade payables	16	2,403,407	14,089,238	3,152,307
Other payables, current	16	295,253	3,105,476	694,815
Tax payables	17	1,448,723	3,991,673	893,091
Bank borrowing, current	14	14,144	13,255	2,966
Lease liabilities, current	7(b)	459,849	397,705	88,982
Amounts due to related parties, current	22	2,041,046	4,001,850	895,370
Redeemable convertible preference shares, current	13	–	3,377,330	755,640
Current liabilities		6,662,422	28,976,527	6,483,171
Total liabilities		17,237,353	37,324,946	8,351,035
Total equity and liabilities		22,603,384	51,059,883	11,424,072

The accompanying notes form an integral part of these consolidated financial statements.

Agroz Inc.

Consolidated Statements of profit or loss and other comprehensive income

(Stated in Malaysian Ringgit)

		For the year ended December 31,
	Note	2023	2024
		MYR	MYR	USD
Revenue - third parties		12,998,053	39,427,866	8,821,538
Revenue - related parties	22	5,473,219	1,433,016	320,621
Total revenue	18	18,471,272	40,860,882	9,142,159
Cost of revenue	20	(10,207,774)	(26,045,710)	(5,827,433)
Gross profit		8,263,498	14,815,172	3,314,726

Selling and promotion expenses	20	(434,345)	(208,618)	(46,676)
General and administrative expenses	20	(1,475,338)	(6,099,464)	(1,364,685)
Other income	19	34,093	173,293	38,772
Credit loss on trade receivables	15(a)	(66,915)	(661,263)	(147,950)
Operating profit		6,320,993	8,019,120	1,794,187
Loss on redeemable convertible preference shares redemption	13	(704,900)	-	-
Finance costs	21	(505,826)	(1,673,335)	(374,390)
Profit before taxation		5,110,267	6,345,785	1,419,797
Income tax expenses	17	(1,355,882)	(2,833,617)	(633,990)
Profit for the year		3,754,385	3,512,168	785,807
Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of financial statements of foreign operations		49,030	105,620	23,631
Other comprehensive income for the year		49,030	105,620	23,631
Total comprehensive income for the year		3,803,415	3,617,788	809,438
Earnings per share
- Basic	23(a)	0.19	0.18	0.04
- Diluted	23(b)	0.19	0.18	0.04

The accompanying notes form an integral part of these consolidated financial statements.

Agroz Inc.

Consolidated Statements of Changes in Shareholders’ Equity

(Stated in Malaysian Ringgit)

	Share capital				Other reserves
	Shares	Amount	Subscription receivable	Additional paid-in capital	Foreign currency translation reserve	Equity component of redeemable convertible preference shares	(Accumulated losses)/ retained earnings	Total shareholders’ equity

Balance as of January 1, 2023	20,000,000	8,351	-	1,231,649	-	-	(1,076,801)	163,199
Profit for the year	-	-	-	-	-	-	3,754,385	3,754,385
Other comprehensive income	-	-	-	-	49,030	-	-	49,030
Total comprehensive income for the year	-	-	-	-	49,030	-	3,754,385	3,803,415
Capital injection from shareholders (note 12(a))	-	-	-	820,000	-	-	-	820,000
Contribution by a shareholder (note 20 (iv))	-	-	-	120,000	-	-	-	120,000
Issuance of redeemable convertible preference shares (note 13)	-	-	-	-	-	459,417	-	459,417
Balance as of December 31, 2023	20,000,000	8,351	-	2,171,649	49,030	459,417	2,677,584	5,366,031
Profit for the year	-	-	-	-	-	-	3,512,168	3,512,168
Other comprehensive income	-	-	-	-	105,620	-	-	105,620
Total comprehensive income for the year	-	-	-	-	105,620	-	3,512,168	3,617,788
Conversion of redeemable convertible preference shares (note 13)	419,929	187	-	4,692,519	-	(302,717)	-	4,389,989
Issuance of redeemable convertible preference shares (note 13)	-	-	-	-	-	321,679	-	321,679
Issuance of new shares (note 12(a))	1,034,050	463	(461)	39,448	-	-	-	39,450
Cancellation of shares (note 12(a))	(1,030,494)	(461)	461	-	-	-	-	-
Balance as of December 31, 2024	20,423,485	8,540	-	6,903,616	154,650	478,379	6,189,752	13,734,937
Balance as of December 31, 2024 (USD)	20,423,485	1,911	-	1,544,606	34,601	107,032	1,384,887	3,073,037

The accompanying notes form an integral part of these consolidated financial statements.

Agroz Inc.

Consolidated Statements of cash flows

For the year ended December 31, 2023 and 2024

(Stated in Malaysian Ringgit)

		For the year ended December 31,
	Note	2023	2024
		MYR	MYR	USD
Cash flows from operating activities
Profit before tax		5,110,267	6,345,785	1,419,797
Adjustments for:
Finance costs	21	503,211	1,668,770	373,368
Commission fee for redeemable convertible preference shares	22(b)(ii)(x)	137,912	–	–
Loss on redeemable convertible preference shares redemption	13	704,900	–	–
Contribution by a shareholder	20(iv)	120,000	–	–
Other expenses		–	857	192
Depreciation charge of property, plant and equipment	20(ii)	47,055	89,117	19,939
Depreciation of right-of-use assets	20(ii)	236,272	480,114	107,420
Amortization of intangible assets	20(ii)	16,106	243,183	54,409
Credit loss on trade receivables	15(a)	66,915	661,263	147,950

Changes in assets and liabilities
Increase in trade receivables		(13,855,955)	(21,819,002)	(4,881,755)
(Increase)/decrease in prepayments, deposits and other receivables		(509,268)	298,864	66,867
Increase in amounts due from related companies		(800)	(40,619)	(9,088)
Decrease in development costs		2,151,248	–	–
Increase in other payables		105,021	863,278	193,149
(Decrease)/ increase in amounts due to related companies		(21,721)	678,900	151,896
Increase in trade payables		1,779,550	11,791,451	2,638,204
Income tax paid		-	(320,690)	(71,751)
Net cash (used in)/generated from operating activities		(3,409,287)	941,271	210,597

Cash flows from investing activities
Payments for purchases of property, plant and equipment		(217,284)	(97,550)	(21,826)
Payments for purchases of intangible assets-related parties		(684,684)	(6,387,602)	(1,429,154)
Payments for purchases of intangible assets-third parties		(1,021,986)	(335,476)	(75,059)
Advance to related parties		(704,196)	–	–
Net cash used in investing activities		(2,628,150)	(6,820,628)	(1,526,039)

Cash flows from financing activities
Payment of IPO related costs		(1,147,842)	(621,400)	(139,031)
Proceeds from capital injection from shareholders		820,000	–	–
Advances received from/(repayment to) a related party	11(a)	1,042,409	(37,431)	(8,375)
Proceeds from/(repayment of) shareholder’s loan	11(a)	1,363,000	(70,925)	(15,869)
Proceeds from bank borrowing	11(a)	69,000	–	–
Payment of principal element of bank borrowing	11(a)	(1,914)	(14,914)	(3,337)
Payment of interest element of bank borrowing	11(a)	(796)	(4,056)	(907)
Proceeds from the issue of ordinary shares		–	39,450	8,826
Proceeds from the issue of redeemable convertible preference shares	11(a)	3,609,483	7,989,890	1,787,647
Payment of redeemable convertible preference shares commission fee		(137,912)	–	–
Interest paid for redeemable convertible preference shares	11(a)	(175,000)	(355,394)	(79,515)
Advances received for redeemable convertible preference shares	11(a)	918,274	–	–
Payment of capital element of lease liabilities	11(a)	(161,857)	(339,747)	(76,015)
Payment of interest element of lease liabilities	11(a)	(124,157)	(253,389)	(56,693)
Net cash generated from financing activities		6,072,688	6,332,084	1,416,731

Effect of foreign currency exchange rate		–	(171,388)	(38,346)

Net increase in cash		35,251	281,339	62,943
Cash – beginning of the year		73,910	109,161	24,427
Cash – end of the year		109,161	390,500	87,370

The accompanying notes form an integral part of these consolidated financial statements.

Agroz Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2023 and 2024

1. General information

Agroz Inc. (the “Company”) was incorporated in the Cayman Islands on August 8, 2023, as an exempted company with limited liability under the Companies Law, Cap.22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.

The Company is an investment holding company and has not carried on any business since the date of its incorporation except for the group reorganization mentioned in note 2.1 below. The Company and its subsidiary (collectively, the “Group”) are principally engaged in offering farm solutions and selling fresh produce from the controlled environment agriculture vertical farms operated (the “CEA vertical farms”). The principal activities aforementioned are defined as the Relevant Business of the Group.

2. Reorganization, basis of presentation and going concern

2.1 Reorganization

Prior to the incorporation of the Company, the above mentioned Relevant Business was carried out through Agroz Group Sdn. Bhd. (“Agroz Group”), a company established in Malaysia on November 20, 2020. In anticipation of an initial public offering (“IPO”), the Company was incorporated on August 8, 2023; and acquired 100.0% of equity interests of Agroz Group and became the holding company of the Group on December 14, 2023 (the “Reorganization”). Immediately before and after the Reorganization, the Company and Agroz Group are with identical shareholdings structures, which were effectively under common control; therefore, the Reorganization was accounted for as a recapitalization of the operating entity. The consolidated financial statements have been prepared in a manner as if the Relevant Businesses had been always operated by the companies now comprising the Group and the Reorganization had been completed at the beginning of the reporting periods. The assets and liabilities included in the consolidated financial statements are recognized and measured at the historical costs prior to the Reorganization.

The consolidated statements of profit or loss and other comprehensive  income, cash flows and changes in shareholders’  equity for the years ended December 31,  2023 and 2024, included the results and operations of the companies now comprising the Group. The consolidated statements of financial position as of December 31, 2023 and 2024 included the financial position of the companies now comprising the Group, except for their capital structure which is retrospectively adjusted to reflect the legal capital structure of the Company. The registered capital of the companies now comprising the Group were included in additional paid-in capital in the consolidated statements of financial position as of December 31, 2023 and 2024.

2.2 Subsidiary

Upon completion of the Reorganization and as of the date of issue of these consolidated financial statements, the Company only has one subsidiary as follow:

	Date and place of incorporation	Issued share	Principal	Percentage of shareholding %
Company	and operation	capital	activities	Direct	Indirect
Agroz Group Sdn. Bhd. (“Agroz Group”)	November 20, 2020 Malaysia	1,000	Offering farm solutions, and selling fresh produce from the CEA vertical farms	100%	–

2.3 Basis of preparation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”). IFRSs also comprise International Accounting Standards (“IAS”); and Interpretations.

These financial statements were authorized for issue by the Group’s board of directors on May 22, 2025.

The IASB has issued a number of new and revised IFRSs. For the purpose of preparing these financial statements, the Group has adopted all applicable new and revised IFRSs that are effective. The accounting policies set out below have been applied consistently to the reporting periods presented in these consolidated financial statements.

a.	New and revised IFRSs that are adopted and are effective for the annual accounting periods beginning on or after January 1, 2024

●	Amendments to IAS 1 - Classification of Liabilities as Current or Non-Current

●	Amendments to IAS 1 - Non-current Liabilities with Covenants

●	Amendments to IAS 7 and IFRS 7 – Supplier Finance Arrangements

●	Amendments to IAS 16 - Lease Liability in a Sale and Leaseback

b.	New and revised IFRSs that are not yet effective and have not been early adopted

Effective for accounting periods beginning on or after
Amendment to IAS 21 - Lack of Exchangeability	January 1, 2025
Amendments to IFRS 7 and IFRS 9 - Classification and Measurements of Financial Instruments	January 1, 2026
IFRS 18 Presentation and Disclosure in Financial Statements	January 1, 2027
IFRS 19 - Subsidiaries without Public Accountability Disclosures	January 1, 2027
Amendments to IFRS 10 and IAS 28 - Sale or contribution of assets between an investor and its associate or joint venture	will be determined at a future date

The Group is in the process of making an assessment of what the impact of these developments is expected to be in the period of initial application. So far it has concluded that the adoption of them is unlikely to have a material impact on the consolidated financial statements.

2.4 Going Concern

The Group has evaluated whether there are material uncertainties related to events or conditions that may cast significant doubt upon the Group’s ability to continue as a going concern in twelve months from the end of the reporting period. As of December 31, 2024, cash amounted to MYR 390,500 (USD 87,370). The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2024, the Group recognized a liability of MYR 9,590,370 (USD 2,145,737) in respect of redeemable convertible preference shares, where the shareholders have the rights to request the Company to redeem all of the redeemable convertible preference shares upon maturity date. The aggregate redemption amount for all redeemable preference shares by December 31, 2024 is MYR 10,055,481 (USD 2,249,800). As a result, substantial doubt about the Company’s ability to continue as a going concern exists.

The Group is evaluating several strategies and actively pursuing actions aimed to enhance its liquidity position. These actions include pursuing additional cost savings initiatives and seeking additional financing from both public and private markets. In addition, the Group also intends to build up strategic partnerships with other businesses to expand its reach, access new technologies, and leverage complementary strengths through joint ventures, collaborations on specific projects, or licensing agreements. Nevertheless, there can be no assurance that the Group will be successful in achieving its strategic plans, that the Group’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or with acceptable terms, if at all. Therefore, the Group has concluded that there is significant doubt about its ability to continue as a going concern in twelve months from the end of the reporting period.

The consolidated financial statements have been prepared on a going concern basis, which assumes the Group will continue its operations for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. These consolidated financial statements as at and for the year ended December 31, 2024 do not include any adjustments to the carrying amounts and classification of assets, liabilities and reported expenses that may otherwise be required if the going concern basis was not appropriate. Such adjustments could be material.

3. Significant accounting policies

3.1 Basis of consolidation

The consolidated financial statements include the financial statements of the Group and its subsidiary on a consolidated basis. Subsidiary is an entity over which the Group has control. The Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The Group has power over an entity when the Group has existing rights that give it the current ability to direct the relevant activities, i.e. activities that significantly affect the entity’s returns.

When assessing control, the Group considers its potential voting rights as well as potential voting rights held by other parties, to determine whether it has control. A potential voting right is considered only if the holder has the practical ability to exercise that right.

A subsidiary is consolidated from the date on which control is transferred to the Group. It is deconsolidated from the date the control ceases.

Intra-group transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. When necessary, amounts reported by a subsidiary has been adjusted to conform with the Group’s accounting policies.

3.2 Translation of foreign currencies

(i)	Functional and presentation currency

Items included in the financial statements of each entity in the Group are measured using the currency that best reflects the economic substance of the underlying events and circumstances relevant to the entity (the “functional currency”). The functional currency of the Company is United States dollars (“USD ”). As major operations of the Group are within Malaysia, the Group presents its consolidated financial statements in Ringgit Malaysia (MYR ), unless otherwise stated.

(ii)	Convenience translation

Translations of amounts in the consolidated statements of financial position, consolidated statements of profit or loss and other comprehensive income and consolidated statements of cash flows from MYR into USD as of and for the year ended December 31, 2024 are solely for the convenience of the reader and were calculated at the noon buying rate of USD 1= MYR 4.4695 on December 31, 2024 as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the MYR amounts could have been, or could be, converted, realized or settled into USD at such rate or at any other rate.

(iii)	Transactions and balances

Foreign currency transactions during the year are translated into the respective functional currencies of group companies at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the end of each reporting period. Exchange gains and losses are recognized in profit or loss and presented within other income.

Non-monetary assets and liabilities that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction.

(iv)	Foreign operations

The results of foreign operations are translated into MYR at the exchange rates approximating the exchange rates at the dates of the transactions. Statements of financial position items are translated into USD at the exchange rates at the end of each reporting period. The resulting exchange differences are recognized in other comprehensive income and accumulated separately in equity in the translation reserve.

3.3 Trade and other receivables

A receivable is recognized when the Group has an unconditional right to receive consideration. A right to receive consideration is unconditional if only the passage of time is required before payment of that consideration is due.

The Group does not have any receivables that contain significant financing component at the end of each reporting period. Receivables are initially measured at their transaction price. All receivables are subsequently stated at amortized cost and including an allowance for credit losses (see note 3.5).

3.4 Trade and other payables

Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. Trade and other payables are initially recognized at fair value and subsequently stated at amortized cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

3.5 Credit losses from financial instruments

The Group recognizes a loss allowance for expected credit loss (“ECL”) on financial assets which are subject to impairment under IFRS 9 (including trade and other receivables, amounts due from related parties, bank deposits and bank balances).

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all expected cash shortfalls (i.e. the difference between the cash flows due to the Group in accordance with the contract and the cash flows that the Group expects to receive). The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk. In measuring ECLs, the Group takes into account reasonable and supportable information that is available without undue cost or effort. This includes information about past events, current conditions and forecasts of future economic conditions.

ECLs are measured on either of the following bases:

●	12-month ECLs: these are losses that are expected to result from possible default events within the 12 months after the reporting date; and

●	lifetime ECLs: these are losses that are expected to result from all possible default events over the expected lives of the items to which the ECL model applies.

Loss allowances for trade receivables are always measured at an amount equal to lifetime ECLs. ECLs on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors and an assessment of both the current and forecast general economic conditions at the reporting date.

For all other financial instruments, the Group recognizes a loss allowance equal to 12-month ECLs unless there has been a significant increase in credit risk of the financial instrument since initial recognition, in which case the loss allowance is measured at an amount equal to lifetime ECLs.

Significant increases in credit risk

In assessing whether the credit risk of a financial instrument has increased significantly since initial recognition, the Group compares the risk of default occurring on the financial instrument assessed at the reporting date with that assessed at the date of initial recognition. In particular, the following information is taken into account when assessing whether credit risk has increased significantly since initial recognition:

●	failure to make payments of principal or interest on their contractually due dates;

●	an actual or expected significant deterioration in a financial instrument’s external or internal credit rating (if available);

●	an actual or expected significant deterioration in the operating results of the debtor; and

●	existing or forecast changes in the technological, market, economic or legal environment that have a significant adverse effect on the debtor’s ability to meet its obligation to the Group.

Depending on the nature of the financial instruments, the assessment of a significant increase in credit risk is performed on either an individual basis or a collective basis. When the assessment is performed on a collective basis, the financial instruments are grouped based on shared credit risk characteristics, such as past due status and credit risk ratings.

ECLs are remeasured at each reporting date to reflect changes in the financial instrument’s credit risk since initial recognition. Any change in the ECL amount is recognized as an impairment gain or loss in profit or loss. The Group recognizes an impairment gain or loss for all financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account.

3.6 Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses (see note 3.9). The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Depreciation is calculated using the straight-line method to allocate their cost, net of their residual values if any, over their estimated useful lives and is generally recognized in profit or loss. The useful lives used for this purpose are as follows:

●	Computer and equipment	3 years

●	Furniture and fittings	3 years

●	Fire system	5 years

●	Motor vehicle	5 years

●	Renovation	shorter of expected lives of office renovation and lease terms

Depreciation methods, useful lives and residual values are reviewed at the end of each reporting period and adjusted if appropriate.

Gains or losses arising from the retirement or disposal of an item of property and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognized in profit or loss on the date of retirement or disposal.

3.7 Intangible assets

Intangible assets that are acquired by the Group are stated at cost less accumulated amortization (where the estimated useful life is finite) and accumulated impairment losses (see note 3.9).

Intangible assets with finite lives are subsequently amortized on a straight-line basis over the useful life and is recognized in profit or loss. The useful life and the amortization method for an intangible asset with a finite useful life are reviewed, and adjusted if appropriate, at least at each year end. The useful lives used for this purpose are as follows:

●	Website	3 years

●	Software	5 years

3.8 Lease

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is conveyed where the customer has both the right to direct the use of the identified asset and to obtain substantially all of the economic benefits from that use.

(i)	As a lessee

At the lease commencement date, the Group recognizes a right-of-use asset and a lease liability, except for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments associated with those leases which are not capitalized are recognized as an expense on a systematic basis over the lease term.

Where the lease is capitalized, the lease liability is initially recognized at the present value of the lease payments payable over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, using a relevant incremental borrowing rate. The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased. After initial recognition, the lease liability is measured at amortized cost and interest expense is calculated using the effective interest method. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability and hence are charged to profit or loss in the accounting period in which they are incurred.

The right-of-use asset recognized when a lease is capitalized is initially measured at cost, which comprises the initial amount of the lease liability plus any lease payments made at or before the commencement date, and any initial direct costs incurred. Where applicable, the cost of the right-of-use assets also includes an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, discounted to their present value, less any lease incentives received. The right-of-use asset is subsequently stated at cost less accumulated depreciation and impairment losses (see note 3.9). Depreciation is calculated to write off the cost of items of right-of-use assets, using the straight-line method over the unexpired lease term.

(ii)	Sales and leaseback transactions

The Group applies IFRS 15 for determining if the transfer of an asset to the buyer (lessor) is to be accounted for as a sale of assets. After the sale of assets is concluded, the Group measures the right-of-use assets arising from the leaseback at the proportion of the previous carrying value of the asset that relates to the right of use retained by the Group. Accordingly, the Group recognizes only the amount of any gain or loss that relates to the rights transferred to the buyer (lessor).

3.9 Impairment on property, plant and equipment, right-of-use assets and intangible assets

At the end of the reporting period, the Group reviews the carrying amounts of its property, plant and equipment, right-of-use assets and intangible assets with finite useful lives to determine whether there is any indication that these assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the relevant asset is estimated in order to determine the extent of the impairment loss (if any).

The recoverable amount of property, plant and equipment, right-of-use assets and intangible assets are estimated individually. When it is not possible to estimate the recoverable amount individually, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs of disposal and value in use. The fair value less cost to sell is the estimated amount obtainable from the sale of an asset in an arm’s length transaction less disposal costs, while value in use is the present value of estimated future cash flows from the continuing use of an asset and from its disposal at the end of its useful life.

A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. The increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years.

3.10 Cash

The Group maintains all of its bank accounts in Malaysia and no cash equivalents. Cash are assessed for ECL (see note 3.5).

3.11 Development costs

CEA vertical farms under development is stated at the lower of cost and net realizable value. Net realizable value takes into account the price ultimately expected to be realized, less applicable variable selling expenses and anticipated cost to completion. Development cost of CEA vertical farms comprises mainly construction cost and equipment installation work incurred during the development period. On completion, the CEA vertical farms are transferred to completed project held for sale.

CEA vertical farms under development is classified as a current asset unless it will not be realized in one normal operating cycle.

3.12 Redeemable convertible preference shares

Redeemable convertible preference shares (“RCPS”) are with a fixed dividend rate and redeemable at the request of the holders upon the occurrence of a certain redemption event or on the maturity date as agreed in the corresponding shareholders’ agreement. The conversion option embedded, if any, is with a conversion ratio of one RCPSs to one common share of the Company.

The Group reviews the term and conditions of the RCPS to conclude whether the RCPSs have the characteristics of:

-	A financial liability – when the financial instruments are with contractual obligation to deliver cash or other financial assets, including to pay a fixed rate or dividend and/or have a mandatory redemption feature at a future date;

-	An equity instrument – when the financial instruments do not have a fixed maturity and the issuer does not have a contractual obligation to make any payment, which represent a residual interest in the assets of an entity after deducting all of its liabilities.

RCPSs without conversion option have been classified as financial liabilities, which are measured initially at fair value and subsequently at amortized cost.

RCPSs with conversion option have been classified as a compound financial instrument, with liability and equity components. When the initial carrying amount of a compound financial instrument is allocated to its equity and liability components, the equity component is assigned the residual amount after deducting from the fair value of the instrument as a whole the amount separately determined for the liability component. The sum of the carrying amounts assigned to the liability and equity components on initial recognition is always equal to the fair value to the instrument as a whole. No gain or loss arises from initially recognizing the components of the instrument separately.

Any transaction costs are recognized as finance costs in the consolidated statements of profit or loss.

3.13 Revenue and other income

Income is classified by the Group as revenue when it arises from the sale of products and the provision of services.

Revenue is recognized when control over the product or service is transferred to the customer, at the amount of promised consideration to which the Group is expected to be entitled in exchange for the satisfaction of a specific performance obligation, excluding those amounts collected on behalf of third parties.

The Group takes advantage of the practical expedient in paragraph 63 of IFRS 15 and does not adjust the consideration for the effects of any significant financing component if the expected period of financing is 12 months or less.

Further details of the Group’s revenue and other income recognition policies are as follows:

(i)	Farm solutions

The Group offers a comprehensive set of farm solutions to the customers, which include to sell CEA vertical farm as an integrated project or to provide CEA vertical farms design and construction service separately according to the specific demands from the customers.

Designing service of CEA vertical farms

Revenue from farm design service, as a single promise, is recognized at a point in time when the relevant services are rendered, generally upon acceptance of the farm layout plan for the customer and the Group has a present right to receive payment. The contract payment is not subject to any variable consideration, refund, cancellation or termination provision.

CEA vertical farms related construction services

Revenue from farm related construction service is recognized over time as the customer simultaneously receives and consumes the benefits provided by the Group’s performance as it occurs, and the customer controls the related asset as it is created or enhanced.

Under the construction contract, the Group is responsible for providing the overall management of the construction project and identifies goods and services to be provided including procurement, construction, engineering and finishing. The Group identifies only one performance obligation in farm construction service as the goods and services to be provided under the contract are not separately identifiable within the context of the agreement to be distinct performance obligations.

The construction revenue is recognized according to the stage of completion of the works. The contract payment is not subject to any variable consideration, refund, cancellation or termination provision.

Farm sales

For CEA vertical farms sales contract for which the control of the farm is transferred at a point in time, revenue is recognized upon acceptance of the farm for the customer and the Group has a present right to receive payment. The contract payment is not subject to any variable consideration, refund or return provision.

(ii)	Management fees

The Group earns management fees by providing professional skills and knowledge to operate and manage CEA vertical farm. Management fee is recognized over the period in which the services are rendered.

(iii)	Sale of fresh produce

Revenue from sale of fresh produce is measured based on the consideration specified in a contract with customers from both retailers and distributors, regardless of the customer being a third party or a related party, in exchange for goods delivered. Agroz Group fulfills its sales obligation to its customers by purchasing fresh produce from the farms that it operates and manages, which are owned by related parties. For both sales to retailer and distributor customers, Agroz Group recognized revenue at a point in time when the control is transferred to the customer, generally on delivery of the vegetables. Agroz Group ensures the quality of its products to meet customers’ requirements and manages delivery of fresh produce to customers. Management determines the transaction price of fresh produce and is responsible for quality of products and customer returns to take the inventory risk. Hence, revenue recognized and billings to customers are at gross.

Revenue from the sale of fresh produce is recognized at a point in time when control of the produce is transferred to the customer, generally on delivery of the vegetables.

Management also collaborates with third parties who provide platforms for sale of fresh produce. Agroz Group will deliver vegetables to third parties and determine selling price of fresh produce. The Group holds inventory risk before the fresh produce sold to end customers. As Agroz Group acts as principal and determines transaction price of fresh produce, revenue generated from fresh produce is recognized at gross.

(iv)	Interest income

For financial assets measured at amortized cost, interest income is measured using the effective interest method and recognized in profit or loss.

(v)	Government grants

Government grants initially when there is reasonable assurance that they will be received and that the Group will comply with the conditions attached to them. Grants that compensate the Group for expenses incurred are recognized as other income in profit or loss based on the timing of when the related costs for which the grants are intended to compensate are incurred.

3.14 Bank borrowing

Bank borrowing was initially recognized at fair value, net of transaction costs incurred, and subsequently measured at amortized cost using the effective interest method.

Bank borrowing was classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

3.15 Finance costs

Finance costs are expensed in the period in which they are incurred, comprising fixed-rate dividend of mandatorily redeemable convertible preference shares, interest of lease liabilities, bank and related party borrowing.

3.16 Income tax

Income tax expense comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous periods. The amount of current tax payable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes, deferred tax assets also arise from unused tax losses and unused tax credits.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

The measurement of deferred taxes reflects the tax consequences that would follow the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

3.17 Employee benefits

(i)	Short-term employee benefits

Short-term employee benefits are recognized at the undiscounted amount of the benefits expected to be paid as and when employee rendered the services. All short-term employee benefits are recognized as an expense unless IFRSs requires to permit the inclusion of the benefit in the cost of an asset. A liability is recognized for benefits accruing to employees (such as wages and salaries, annual leaves and sick leave) after deducting any amount already paid.

(ii)	Retirement benefit costs

Payments to defined contribution retirement benefit plans are recognized as expenses when employees have rendered services entitling them to the contributions.

(iii)	Termination benefits

Termination benefits are recognized at the earlier of the dates when the Group can no longer withdraw the offer of those benefits and when the Group recognizes restructuring costs and involves the payment of termination benefits.

3.18 Related parties

A related party is a person or entity that is related to the Group.

(A)	A person or a close member of that person’s family is related to the Group if that person:

(i)	has control or joint control over the Group;

(ii)	has significant influence over the Group; or

(iii)	is a member of the key management personnel of the Group or of a parent of the Group.

(B)	An entity is related to the Group if any of the following conditions applies:

(i)	The entity and the Group are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others);

(ii)	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member);

(iii)	Both entities are joint ventures of the same third party;

(iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v)	The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group. If the Group is itself such a plan, the sponsoring employers are also related to the Group;

(vi)	The entity is controlled or jointly controlled by a person identified in (A);

(vii)	A person identified in (A)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); or

(viii)	The entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to a parent of the Group.

(ix)	Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

3.19 Provisions and contingent liabilities

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

The Group does not recognize contingent liabilities, but discloses their existence in the notes to the financial statements. A contingent liability is a possible obligation that arises from past events which existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events beyond the control of the Group or a present obligation that is not recognized because it is not probable that an outflow of resources will be required to settle the obligation.

3.20 Share capital

(i)	Ordinary shares

Proceeds from ordinary shares issued are accounted for in equity. Cost directly attributable to the issuance of new equity shares are deducted from equity.

(ii)	Earnings Per Share

Basic earnings per share is calculated by dividing net income attributable to shareholders by the weighted average number of ordinary shares outstanding during the period.

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of financing costs associated with dilutive potential ordinary shares and the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares.

 3.21 Classification of current and non-current items

An asset is classified as current when:

(a)	it expects to realize the asset, or intends to sell or consume it, in its normal operating cycle;

(b)	it holds the asset primarily for the purpose of trading;

(c)	it expects to realize the asset within twelve months after the reporting period; or

(d)	the asset is cash or a cash equivalent unless the asset is restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

All other assets as are classified as non-current.

A	liability is classified as current when:

(i)	it expects to settle the liability in its normal operating cycle;

(ii)	it holds the liability primarily for the purpose of trading;

(iii)	the liability is due to be settled within twelve months after the reporting period; or

(iv)	it does not have the right at the end of the reporting period to defer settlement of the liability for at least twelve months after the reporting period.

All other liabilities are classified as non-current.

3.22 Segment reporting

Identification of segments is based on internal reporting to the chief operating decision maker (“CODM”). The CODM for the Group is identified as the Group’s Chief Executive Officer. The Group does not divide its operations into different segments and the CODM operates and manages the Group’s entire operations as one segment, which is consistent with the Group’s internal organization and reporting system. As the Group’s operation and long-lived assets are substantially located in Malaysia, no geographical segments are presented.

4. Accounting judgments and estimates

The preparation of the financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

(i)	Provision for expected credit losses on trade receivables

The Group estimates the loss allowances for trade receivables by assessing the ECLs. This requires the use of estimates and judgements. ECLs are based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, and an assessment of both the current and forecast general economic conditions at the end of the reporting period. Where the estimation is different from the original estimate, such difference will affect the carrying amounts of trade receivables and thus the impairment loss in the period in which such estimate is changed. The Group keeps assessing the expected credit loss of trade receivables during their expected lives.

(ii)	Interest rate used to determine the present value of lease liabilities

The interest rate used to determine the present value of the future lease payments is the Group’s incremental borrowing rate based on the information available at the lease commencement date. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located.

(iii)	Determining the lease term of a lease

The lease liability is initially recognized at the present value of the lease payments payable over the lease term. In determining the lease term at the commencement date for leases that include renewal options exercisable by the Group, the Group evaluates the likelihood of exercising the renewal options taking into account all relevant facts and circumstances that create an economic incentive for the Group to exercise the option, including favorable terms, leasehold improvements undertaken and the importance of that underlying asset to the Group’s operation. The lease term is reassessed when there is a significant event or significant change in circumstance that is within the Group’s control. Any increase or decrease in the lease term would affect the amount of lease liabilities and right-of-use assets recognized in future years.

(iv)	Redeemable convertible preference shares (“RCPS”)

As disclosed in note 3.12, redeemable preference shares without conversion option and carried at a fixed dividend rate, are recognized as financial liabilities measured initially at fair value and subsequently at amortized cost. Also, redeemable convertible preference shares with a fixed-to-fixed conversion option and carried at a fixed dividend rate, are classified as compound financial instruments with a debt host and equity conversion option. The accounting treatment of RCPS involves significant judgement.

On the issuance dates of the RCPS, the Group determined the carrying amount of the financial liabilities by measuring the fair value of a similar liability that does not have an associated equity component using valuation technique. It involves a number of valuation assumptions relating to market risks and the Company’s specific risk premium. The valuation technique used to derive the liability component of the RCPS, as disclosed in note 13, involves significant estimates. Any change in such assumptions and judgement would affect the carrying amounts of the liability component to be recognized and hence the net profit in future years.

(v)	Revenue recognition for construction service in progress at period end

Revenue from farm related construction service is recognized over contract period by reference to construction progress, which is determined on the stage of completion method. The stage of completion of a construction contract is determined based on the proportion that the contract costs incurred for work performed to-date bear to the total costs for the contract by referring to construction budgets and sub-contractors’ quotations.

5. Property, plant and equipment

	Computer and equipment	Furniture and fittings	Fire system	Motor vehicle	Renovation	Total
	MYR	MYR	MYR	MYR	MYR	MYR
Cost
As of January 1, 2023	32,109	5,025	29,310	–	–	66,444
Additions	125,678	4,606	–	87,000	–	217,284
As of December 31, 2023 and January 1, 2024	157,787	9,631	29,310	87,000	–	283,728
Additions	23,000	–	–	–	74,550	97,550
As of December 31, 2024	180,787	9,631	29,310	87,000	74,550	381,278
As of December 31, 2024 (USD)	40,450	2,155	6,558	19,465	16,680	85,308

Accumulated depreciation
As of January 1, 2023	16,664	2,638	488	–	–	19,790
Charge for the year	30,063	2,430	5,862	8,700	–	47,055
As of December 31, 2023 and January 1, 2024	46,727	5,068	6,350	8,700	–	66,845
Charge for the year	51,518	1,912	5,862	17,400	12,425	89,117
As of December 31, 2024	98,245	6,980	12,212	26,100	12,425	155,962
As of December 31, 2024 (USD)	21,981	1,562	2,732	5,840	2,780	34,895

Carrying values
As of January 1, 2023	15,445	2,387	28,822	–	–	46,654
As of December 31, 2023 and January 1, 2024	111,060	4,563	22,960	78,300	–	216,883
As of December 31, 2024	82,542	2,651	17,098	60,900	62,125	225,316
As of December 31, 2024 (USD)	18,469	593	3,826	13,625	13,900	50,413

As of December 31, 2024, a motor vehicle with carrying amount of MYR 60,900 (USD 13,625) (2023: MYR 78,300) was pledged to secure a bank borrowing of MYR 53,029 (USD 11,865) (2023: MYR 67,086) (note 14).

6. Intangible assets

	Website	Software	Total
	MYR	MYR	MYR
Cost
As of January 1, 2023	10,000	60,000	70,000
Additions	954	–	954
As of December 31, 2023 and January 1, 2024	10,954	60,000	70,954
Additions	–	2,293,650	2,293,650
As of December 31, 2024	10,954	2,353,650	2,364,604
As of December 31, 2024 (USD)	2,451	526,603	529,054

Accumulated amortization
As of January 1, 2023	4,500	4,000	8,500
Charge for the year	4,106	12,000	16,106
As of December 31, 2023 and January 1, 2024	8,606	16,000	24,606
Charge for the year	1,818	241,365	243,183
As of December 31, 2024	10,424	257,365	267,789
As of December 31, 2024 (USD)	2,332	57,583	59,915

Carrying values
As of January 1, 2023	5,500	56,000	61,500
As of December 31, 2023 and January 1, 2024	2,348	44,000	46,348
As of December 31, 2024	530	2,096,285	2,096,815
As of December 31, 2024 (USD)	119	469,020	469,139

7. Leases

Amounts recognized in the consolidated statements of financial position:

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Right-of-use assets
- Non-current	2,141,293	2,277,208	509,498

Lease liabilities
- Non-current	1,757,179	2,095,605	468,868
- Current	459,849	397,705	88,982
	2,217,028	2,493,310	557,850

(a)	Right-of-use assets

The analysis of the net book value of right-of-use assets by class of underlying assets are as follows:

	Property	Farm	Total
	MYR	MYR	MYR
	(note (i))	(note (ii))
Cost
As of January 1, 2023	–	136,880	136,880
Additions	2,352,677	–	2,352,677
Derecognition	–	(136,880)	(136,880)
As of December 31, 2023 and January 1, 2024	2,352,677	–	2,352,677
Additions	616,029	–	616,029
As of December 31, 2024	2,968,706	–	2,968,706
As of December 31, 2024 (USD)	664,213	–	664,213

Accumulated depreciation
As of January 1, 2023	–	111,992	111,992
Charge for the year	211,384	24,888	236,272
Derecognition	–	(136,880)	(136,880)
As of December 31, 2023 and January 1, 2024	211,384	–	211,384
Charge for the year	480,114	–	480,114
As of December 31, 2024	691,498	–	691,498
As of December 31, 2024 (USD)	154,715	–	154,715

Net book value
As of January 1, 2023	–	24,888	24,888
As of December 31, 2023 and January 1, 2024	2,141,293	–	2,141,293
As of December 31, 2024	2,277,208	–	2,277,208
As of December 31, 2024 (USD)	509,498	–	509,498

Notes:

(i)	Property - right-of-use assets

The Group leases three properties (2023: two) to place CEA vertical farms and office with two of the leases with lease term of three years and a lease with a lease term of two years (2023: three years). For all three leases, the Company has the option to renew the lease for another three years.

(ii)	Farm - right-of-use assets

In 2021, the Group sold a CEA vertical farm to a customer and later leased back the farm from the customer with a lease term of 2 years. The transactions are accounted as a sale-and-leaseback transaction under IFRS 16. There is no option to renew and the lease ended in April 30, 2023.

The analysis of expense items in relation to leases recognized in profit or loss is as follows:

	For the year ended December 31,
	2023	2024
	MYR	MYR	USD
Depreciation charge on property right-of-use assets	211,384	480,114	107,420
Depreciation charge on farm right-of-use assets	24,888	–	–
	236,272	480,114	107,420
Interest on lease liabilities (note 21)	124,157	253,389	56,693

(b)	Lease liabilities

The following tables show the remaining contractual maturities of the Group’s lease liabilities at the end of the reporting periods:

	As of December 31, 2023
	Present value of the minimum lease payment	Total minimum lease payments
	MYR	MYR
Within 1 year	459,849	485,136
More than 1 year but within 2 years	416,261	485,136
More than 2 years but within 5 years	1,186,110	1,686,256
More than 5 years	154,808	261,768
	2,217,028	2,918,296
Less: total future interest expenses		(701,268)
Present value of lease liabilities		2,217,028

	As of December 31, 2024
	Present value of the minimum lease payments	Present value of the minimum lease payments	Total minimum lease payments	Total minimum lease payments
	MYR	USD	MYR	USD
Within 1 year	397,705	88,982	629,136	140,762
More than 1 year but within 2 years	501,018	112,097	689,248	154,211
More than 2 years but within 5 years	1,594,587	356,771	1,805,975	404,067
	2,493,310	557,850	3,124,359	699,040
Less: total future interest expenses			(631,049)	(141,190)
Present value of lease liabilities			2,493,310	557,850

Details of total cash outflow for leases and the future cash outflows arising from leases are set out in note 11(b) and note 15(c) respectively.

8. Trade receivables

	As of	As of
	December 31,	December 31,
	2023	2024
	MYR	MYR	USD
Receivables from farm solutions sales
- from third parties	8,412,500	19,234,500	4,303,502
- from related parties	4,000,001	1,100,000	246,113
Receivables from vegetable sales
- from third parties	787,521	16,693,373	3,734,953
- from related parties	2,041,690	32,841	7,348
Total trade receivables, gross	15,241,712	37,060,714	8,291,916
Less: loss allowances for expected credit loss	(82,597)	(743,860)	(166,430)
Total trade receivables, net	15,159,115	36,316,854	8,125,486

Aging analysis of gross trade receivables, based on the date of revenue recognition, as of December 31, 2023 and 2024 are as follows:

	As of	As of
	December 31,	December 31,
	2023	2024
	MYR	MYR	USD
Within 3 months	13,191,314	30,278,889	6,774,559
More than 3 months but within 6 months	808,830	3,010,069	673,469
More than 6 months but within 1 year	950,796	2,470,419	552,728
More than 1 year	290,772	1,301,337	291,160
Total trade receivables, gross	15,241,712	37,060,714	8,291,916

All trade receivables classified as current are expected to be recovered within one year based on historical collection and experience. Generally, as of December 31, 2024, credit terms for retail outlet customers are due within 30 to 60 days (2023: 30 to 60 days), while credit terms for industrial business customers are due within 30 to 104 days (2023: 30 days to 104 days), from the date of revenue recognition. Further details on the Group’s credit policy and credit risk arising from trade debtors are set out in note 15(a)(i).

9. Prepayments, deposits and other receivables

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Non–current:
Prepayments for intangible assets
– to a related party (note (a))	1,423,354	5,517,306	1,234,435
– to a third party (note (b))	1,071,032	1,406,508	314,690
	2,494,386	6,923,814	1,549,125
Deposits	202,012	277,843	62,165
Subtotal	2,696,398	7,201,657	1,611,290

Current:
Prepayments (note (c))	1,492,195	–	–
Other receivables	30,915	30,915	6,917
Subtotal	1,523,110	30,915	6,917

Total prepayments, deposits and other receivables (note (d))	4,219,508	7,232,572	1,618,207

Notes:

(a)	As of December 31, 2024, the Group has prepaid MYR 5,517,306 (USD 1,234,435) for the development of comprehensive Robotics AI Platform designed to facilitate the creation, deployment, and management of intelligent robotic systems to Braiven Co., Ltd., who is a related party (note 22). As of December 31, 2023, the Group has prepaid MYR 1,423,354 for certain purchase contracts of IT software such as Internet of Things (IoT) management platform, video management platform and data visualization platform to a related party.

(b)	As of December 31, 2024, the Group has prepaid MYR 1,406,508 (USD 314,690) (2023: MYR 1,071,032) for certain purchase contracts of IT software such as E-commerce website design, system integration platform and Enterprise Resource Planning (ERP) system to a third party.

(c)	As of December 31, 2023, included in prepayments mainly represented IPO related professional fee amounted to approximately MYR 1,492,195 where relevant services not yet rendered as of respective period end. The amount was recognized as deferred offering costs and general and administrative expenses respectively during the year ended December 31, 2024.

(d)	Save as prepayments for intangible assets and deposits for property leases and office equipment, all prepayments and other receivables are expected to be recovered/consumed within one year.

10. Development costs

As of December 31, 2023, the development costs generally consist of the construction services and installation of equipment at two geographical locations. As the Group expects to complete and sell the CEA vertical farm within a year, development costs were categorized as current asset in Statement of Financial Position. As of December 31, 2023, a CEA vertical farm and a construction project have completed and sold.

Movement of development costs as follows:

MYR
As of January 1, 2023	2,151,248
Additions	3,890,653
Charge to cost of revenue for the year	(6,041,901)
As of December 31, 2023 and 2024	–

11. Cash

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Cash at bank	109,161	390,500	87,370

(a)	Reconciliation of liabilities arising from financing activities

The table below details changes in the Group’s liabilities from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are liabilities for which cash flows were, or future cash flows will be, classified in the Group’s consolidated statements of cash flow as cash flows from financing activities.

	Bank borrowing	Lease liabilities	Redeemable convertible preference shares	Other payables	Amounts due to related parties	Total
	MYR	MYR	MYR	MYR	MYR	MYR
As of January 1, 2023	–	26,208	2,500,000	181,655	264,607	2,972,470

Changes from financing cash flows:
Payment of capital element of lease liabilities	–	(161,857)	–	–	–	(161,857)
Payment of interest element of lease liabilities	–	(124,157)	–	–	–	(124,157)
Proceeds from bank borrowing	69,000	–	–	–	–	69,000
Advance received from a related party	–	–	–	–	1,042,409	1,042,409
Payment of principal element of bank borrowing	(1,914)	–	–	–	–	(1,914)
Payment of interest element of bank borrowing	(796)	–	–	–	–	(796)
Proceeds from shareholder’s loan	–	–	–	–	1,363,000	1,363,000
Proceeds from the issue of redeemable convertible preference shares	–	–	3,609,483	–	–	3,609,483
Advances received for redeemable convertible preference shares	–	–	–	918,274	–	918,274
Interest paid for redeemable convertible preference shares	–	–	–	(175,000)	–	(175,000)
Payment of redeemable convertible preference shares commission fee	–	–	–	–	(137,912)	(137,912)
Total changes from financing cash flows	66,290	(286,014)	3,609,483	743,274	2,267,497	6,400,530

Other changes:
Increase in lease liabilities from entering into new leases during the year	–	2,352,677	–	–	–	2,352,677
Finance costs (note 21)	1,566	124,157	–	360,407	17,081	503,211
Commission fee for redeemable convertible preference shares	–	–	–	–	137,912	137,912
Loss of redeemable convertible preference shares	–	–	704,900	–	–	704,900
Redemption of redeemable convertible preference shares	–	–	177,600	(177,600)	–	–
Equity component of redeemable convertible preference shares	–	–	(459,417)	–	–	(459,417)
Reclass to other payables	(770)			770	–	–
Effect of foreign exchange rate	–	–	(49,030)	–	–	(49,030)
Change arising from investing activities	–	–	–	–	738,670	738,670
Change arising from operating activities	–	–	–	105,021	(21,721)	83,300
Total other changes	796	2,476,834	374,053	288,598	871,942	4,012,223

As of December 31, 2023	67,086	2,217,028	6,483,536	1,213,527	3,404,046	13,385,223

	Bank borrowing	Lease liabilities	Redeemable convertible preference shares	Other payables	Amounts due to related parties	Total
	MYR	MYR	MYR	MYR	MYR	MYR
As of January 1, 2024	67,086	2,217,028	6,483,536	1,213,527	3,404,046	13,385,223

Changes from financing cash flows:
Payment of capital element of lease liabilities	–	(339,747)	–	–	–	(339,747)
Payment of interest element of lease liabilities	–	(253,389)	–	–	–	(253,389)
Repayment to related parties	–	–	–	–	(37,431)	(37,431)
Payment of principal element of bank borrowing	(14,914)	–	–	–	–	(14,914)
Payment of interest element of bank borrowing	(4,056)	–	–	–	–	(4,056)
Repayment of shareholder’s loan	–	–	–	–	(70,925)	(70,925)
Interest paid for redeemable convertible preference shares	–	–	–	(355,394)	–	(355,394)
Proceeds from the issue of redeemable convertible preference shares	–	–	7,989,890	–	–	7,989,890
Total changes from financing cash flows	(18,970)	(593,136)	7,989,890	(355,394)	(108,356)	6,914,034

Other changes:
Increase in lease liabilities from entering into new leases during the year	–	616,029	–	–	–	616,029
Finance costs (note 21)	4,056	253,389	–	1,384,065	27,260	1,668,770
Conversion of redeemable convertible preference shares	–	–	(4,389,989)	–	–	(4,389,989)
Equity component of redeemable convertible preference shares	–	–	(321,679)	–	–	(321,679)
Other expenses	857	–	–	–	–	857
Effect of foreign exchange rate	–	–	(171,388)	–	–	(171,388)
Change arising from operating activities	–	–	–	863,278	678,900	1,542,178
Total other changes	4,913	869,418	(4,883,056)	2,247,343	706,160	(1,055,222)

As of December 31, 2024	53,029	2,493,310	9,590,370	3,105,476	4,001,850	19,244,035
As of December 31, 2024 (USD )	11,865	557,850	2,145,737	694,815	895,370	4,305,637

(b) Total cash outflow for lease

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Within financing cash flows	(286,014)	(593,136)	(132,708)

12. Capital and reserves

(a)	Share capital and additional paid-in capital

The Company was incorporated under the laws of Cayman Islands on August 8, 2023. The authorized share capital is USD 10,000, divided into 100,000,000 ordinary shares with a par value of USD 0.0001. As of December 31, 2023, 20,000,000 ordinary shares were issued with an aggregated par value of USD 2,000 (equivalent to MYR 8,351) and was recognized as share capital of the Company. The excess of capital injections made by the equity shareholders over the par value was credited to the additional paid-in capital.

During the year ended December 31, 2023, Agroz Group further issued 820,000 ordinary shares, amounted to MYR 820,000. As discussed in note 2.1, since the Company did not exist prior to August 8, 2023, the registered capital of the companies now comprising the Group are included in additional paid-in capital in the consolidated statements of financial position as of December 31, 2023 and 2024.

On March 15, 2024, the Company issued 1,030,494 ordinary shares amounted to USD 103 (equivalent to MYR 461) to a Director of the Company and such shares have been further cancelled on November 18, 2024. On December 5, 2024, 419,929 units of redeemable convertible preference shareholders have opted to convert into ordinary shares. The Company further issued 3,556 ordinary shares amounted to USD 8,827 (MYR 39,450) on December 23, 2024 to an existing shareholder.

(b)	Other reserves

(i)	Foreign currency translation reserve

The foreign currency translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations. The reserve is dealt with in accordance with the accounting policies set out in note 3.2 to the consolidated financial statements.

(ii)	Equity component of redeemable convertible preference shares

The equity component of redeemable convertible preference shares represents the value of the option related to the redeemable convertible preference shares issued by the Company, which is with a conversion ratio of one RCPSs to one common share of the Company (note 13).

13. Redeemable convertible preference shares

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
- Non-current	6,483,536	6,213,040	1,390,097
- Current	–	3,377,330	755,640
	6,483,536	9,590,370	2,145,737

The Group’s preference shares activities for the year ended December 31, 2023 and 2024 are summarized below:

	Agroz Inc. RCPS		Agroz Group RCPS
	(note (b))		(note (a))
	No. of shares	Amount	No. of shares	Amount	Total Amount
As of January 1, 2023	–	–	2,500,000	2,500,000	2,500,000
Issuance	604,870	6,942,953	500,000	500,000	7,442,953
Redemption	–	–	(3,000,000)	(3,000,000)	(3,000,000)
Equity component	–	(459,417)	–	–	(459,417)
As of December 31, 2023 and January 1, 2024	604,870	6,483,536	–	–	6,483,536
Issuance	714,979	7,989,890	–	–	7,989,890
Conversion	(419,929)	(4,389,989)	–	–	(4,389,989)
Equity component	–	(321,679)	–	–	(321,679)
Foreign exchange loss	–	(171,388)	–	–	(171,388)
As of December 31, 2024	899,920	9,590,370	–	–	9,590,370
As of December 31, 2024 (USD )	899,920	2,145,737	–	–	2,145,737

(a) Agroz Group RCPS (“AG RCPS”)

Between April 12, 2021 and April 14, 2023, Agroz Group, a wholly-owned subsidiary of the Company, had issued 7 tranches of mandatorily redeemable convertible preference shares (“AG RCPS”), totally 3,000,000 shares, for cash considerations of MYR 3,000,000. Among them, 2,000,000 shares of MYR 2,000,000 and 500,000 shares of MYR 500,000 were issued during the years ended December 31, 2022 and 2023, respectively. There is no transaction during the year ended December 31, 2024.

All tranches of the AG RCPS are with identical agreement terms, as presented below:

Subscription Price

Each AG RCPS value is MYR 1.

Tenure and Maturity Date

The tenure is up to 60 months from the date of first issuance. The maturity date shall fall on the last day of the period of 5 years from the date of first issuance.

Dividend

The subscriber is entitled to:

(a)	a fixed non-accumulated dividend of 10.0% per annum, of which Agroz Group has made a promise on declaration; or

(b)	Equivalent value of services or products offered by Agroz Group; or

(c)	Combination of (a) and (b) based on mutual agreement.

Redemption

The subscriber shall have the sole and absolute discretion to require Agroz Group to redeem the AG RCPS on maturity date by repayment of the subscription price paid for the AG RCPS together with dividends committed to the subscribers.

On December 1, 2023 (“Redemption Date”), the Group decided to redeem all AG RCPS and agreed with the subscribers of AG RCPS to settle the redemption along with the related unpaid dividends by issuing 336,366 shares of Agroz Inc. RCPS (“AI RCPS”) which had a fair value MYR 3,882,500 (USD 840,915). The fair value of AI RCPS was based on a value of USD 2.50 a share which was the price this class of shares were sold to unrelated parties. On the Redemption Date, the net book value of AG RCPS along with the related unpaid dividends was MYR 3,177,600. The difference between the fair value of the AI RCPS and the net book value of AG RCPS of MYR 704,900 was recognized as a finance cost for the year ended December 31, 2023. On December 22, 2023, all AG RCPS was settled.

(b) Agroz Inc. RCPS (“AI RCPS”)

Between August 12, 2023 and December 31, 2023, the Company sold 268,504 shares AI RCPS at USD 2.50 a share for USD 671,260 or MYR 3,109,483.

Taking into consideration the conversion described above, as of December 31, 2023, the Company had issued a total of 604,870 AI RCPS with a fair value of MYR 6,942,953.

To expand the capital structure of Agroz Inc., the management had successfully issued 714,979 units of AI RCPS at USD 2.50 per share for MYR 7,989,890 (USD 1,787,647) during the year ended December 31, 2024. Certain shareholders have opted to convert 419,929 units of AI RCPS to 419,929 units of ordinary shares which amounted to MYR 4,389,989 (USD 982,210).

On the issuance dates, the Group first determined the carrying amount of the liability component by measuring the fair value of a similar liability that does not have an associated equity component. The carrying amount of the equity instrument represented by the option to convert the instrument into ordinary shares is then determined by deducting the fair value of the financial liability from the fair value of the compound financial instrument as a whole.

The key valuation assumptions used to determine the fair value of a similar liability on initial recognition are as follows:

	December 22, 2023	January 10, 2024	March 20, 2024	June 6, 2024	September 18, 2024	October 23, 2024
	(date of issuance)	(date of issuance)	(date of issuance)	(date of issuance)	(date of issuance)	(date of issuance)
Credit spread	7.60%	7.84%	7.86%	7.22%	6.58%	5.63%
Risk free rate	4.32%	4.38%	4.64%	4.74%	3.62%	4.07%
Country risk premium	1.31%	1.31%	1.31%	1.31%	1.19%	1.19%
Liquidity premium	0.68%	0.68%	0.68%	0.68%	0.68%	0.68%
Credit rating	B to below CCC	B to below CCC	B to below CCC	B to below CCC	B to below CCC	B to below CCC

As of December 31, 2024, the net book value of the liability and equity components of AI RCPS amounted to MYR 9,590,370 (USD 2,145,737) (2023: MYR 6,483,536) and MYR 478,379 (USD 107,032) (2023: MYR 459,417), respectively.

All transactions involving the issuance of AI RCPS were with identical agreement terms, as presented below:

Subscription Price

Each AI RCPS value is USD 2.50.

Tenure and Maturity Date

The tenure is 2 years from the subscription date. The maturity date shall fall on the second anniversary of the subscription date.

Dividend

The AI RCPS shall carry preferential cumulative dividend of 10.0% per annum on the period during which the AI RCPS is outstanding by the subscriber.

Redemption

All AI RCPS outstanding on the maturity date or did not convert to common share shall be fully redeemed at the subscription price.

Conversion Option

At the option and right of the subscriber, the subscriber may elect to convert the AI RCPS to the common share of the Company on or before the maturity date of the AI RCPS. The conversion ratio shall be one AI RCPS to convert one common share of the Company.

14. Bank borrowing

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
- Non-current	52,942	39,774	8,899
- Current	14,144	13,255	2,966
	67,086	53,029	11,865

On August 29, 2023, the Group entered into a borrowing agreement with a financial institution in Malaysia to borrow MYR 69,000 (USD 15,032), which bears a fixed rate of 3.55% per annum and with maturity date on August 29, 2028. As of December 31, 2024, the secured bank borrowing amounted to MYR 53,029 (USD 11,865) (2023: MYR 67,086) was secured by charge over a motor vehicle of the Group (note 5).

For the year ended December 31, 2024, interest related to the bank borrowing amounted to MYR 4,056 (USD 907) (2023: MYR 1,566).

15. Financial risk management and fair values of financial instruments

Exposure to credit, liquidity, currency and interest rate risks arises in the normal course of the Group’s business. The Group’s exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below.

(a) Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to the Group. The Group’s credit risk is primarily attributable to trade receivables, prepayments, other receivables and amounts due from related parties. The Group’s exposure to credit risk arising from cash is limited due to cash deposit with financial institutions in Malaysia is subject to certain protection under the requirement of the deposit insurance system. These financial institutions are banks with high-credit-quality, for which the Group considers to have low credit risk.

(i) Trade receivables

Individual credit evaluations are performed on all customers requiring credit over a certain amount. These evaluations focus on the customer’s past history of making payments when due and current ability to pay and take into account information specific to the customer as well as pertaining to the economic environment in which the customer operates. Trade receivables are due within 30 to 180 days from the date of billing. Normally, the Group does not obtain collateral from customers.

The Group’s trade receivables mainly derive from farm solution sales and fresh vegetable sales. When assessing credit risk exposure, the Group classifies its customers into three categories upon their credit characteristics, including whether they are related parties, and, for third party customers, whether they are retail outlet customers or industrial business customers.

The following table provides a breakdown of trade receivables before ECL by customer groups:

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Third-party retail outlet customers	11,714	32,716	7,320
Third-party industrial business customers	9,188,307	35,895,157	8,031,135
Related party customers	6,041,691	1,132,841	253,461
Total trade receivables, gross	15,241,712	37,060,714	8,291,916

(1) Third-party retail outlet customers

For trade receivables related to third-party retail outlet customers, the Group measures loss allowances at an amount equal to lifetime ECLs, which is calculated using a provision matrix. Expected loss rates are based on actual loss experience over the past 2 years. These rates are adjusted to reflect differences between economic conditions during the period over which the historical data has been collected, current conditions and the Group’s view of economic conditions over the expected lives of the receivables.

Based on the historical collection and experience, the Group is able to collect all its outstanding receivables for December 31, 2024 within one year from third-party retail outlet customers.

The following tables provide information about the Group’s exposure to credit risk and ECL for trade receivables related to third-party retail outlet customers as of December 31, 2023 and 2024:

	As of December 31, 2023
	Gross carrying amount	Loss allowance	Expected loss rate	Net balance
	MYR	MYR		MYR
0 - 90 days	3,177	(146)	4.6%	3,031
91 - 180 days	3,213	(1,964)	61.1%	1,249
181 - 270 days	280	(276)	98.6%	4
271 - 365 days	5,044	(5,044)	100.0%	–
	11,714	(7,430)		4,284

	As of December 31, 2024
	Gross carrying amount	Loss allowance	Expected loss rate	Net balance
	MYR	MYR		MYR	USD
0 - 90 days	28,372	(2,433)	8.6%	25,939	5,804
91 – 180 days	747	(453)	60.6%	294	66
181 - 270 days	1,114	(918)	82.4%	196	44
271 - 365 days	1,146	(1,146)	100.0%	–	–
Over 1 year	1,337	(1,337)	100.0%	–	–
	32,716	(6,287)		26,429	5,914

(2) Third-party industrial business customers

For trade receivables related to third-party industrial business customers, the Group measures loss allowances at an amount equal to lifetime ECLs, which is calculated using a behavioral scoring system taking into consideration current and historical credit worthiness, aging analysis, operating history in the relevant industry, reputation in the market and paid-in capital scale. Customers with positive behavior in all scoring areas, would be assigned a low-risk grading. Customers with positive behavior in most of the scoring areas, would be assigned a fair-risk grading. Customers with lesser positive behavior in scoring areas, would be assigned a substantial grading. Management conducts the review periodically or updates assessments promptly upon significant changes in customers’ credit risk.

Based on the historical collection and experience, the Group is able to collect all its outstanding receivables for December 31, 2024 within one year from third party industrial business customers.

The following tables provide information about the Group’s exposure to credit risk and ECL for trade receivables related to third-party industrial business customers as of December 31, 2023 and 2024:

	As of December 31, 2023
	Gross carrying amount	Loss allowance	Expected loss rate	Net balance
	MYR	MYR		MYR
Grade - low risk	2,034,059	(2,034)	0.1%	2,032,025
Grade - fair risk	7,154,248	(35,772)	0.5%	7,118,476
	9,188,307	(37,806)		9,150,501

	As of December 31, 2024
	Gross carrying amount	Loss allowance	Expected loss rate	Net balance
	MYR	MYR		MYR	USD
Grade - low risk	11,732,969	(58,485)	0.5%	11,674,484	2,612,034
Grade - fair risk	24,162,188	(266,260)	1.1%	23,895,928	5,346,443
	35,895,157	(324,745)		35,570,412	7,958,477

(3) Related party customers

For trade receivables from related parties, the Group measures loss allowances at an amount equal to lifetime ECLs, which is calculated using a behavioral scoring system similar to the one applied to third-party industrial business customers.

Based on the historical collection and experience, the Group is able to collect all its outstanding receivables for December 31, 2024 within one year from related party customers.

The following tables provide information about the Group’s exposure to credit risk and ECL for trade receivables from related parties as of December 31, 2023 and 2024:

	As of December 31, 2023
	Gross carrying amount	Loss allowance	Expected loss rate	Net balance
	MYR	MYR		MYR
Grade - low risk	4,551,351	(22,757)	0.5%	4,528,594
Grade - fair risk	1,490,340	(14,604)	1.0%	1,475,736
	6,041,691	(37,361)		6,004,330

	As of December 31, 2024
	Gross carrying amount	Loss allowance	Expected loss rate	Net balance
	MYR	MYR		MYR	USD
Grade - low risk	100,000	(500)	0.5%	99,500	22,262
Grade - fair risk	32,841	(328)	1.0%	32,513	7,275
Grade - substantial	1,000,000	(412,000)	41.2%	588,000	131,559
	1,132,841	(412,828)		720,013	161,096

(4) Movement of ECL

MYR
As of January 1, 2023	15,682
Provision for expected credit loss on trade receivables	66,915
As of December 31, 2023 and January 1, 2024	82,597
Provision for expected credit loss on trade receivables	661,263
As of December 31, 2024	743,860
As of December 31, 2024 (USD )	166,430

In addition, the Group’s exposure to credit risk is also influenced by the individual characteristics of each customer and therefore significant concentrations of credit risk arise when the Group has significant exposure to individual customers. At December 31, 2024, 95.92% (2023: 96.08%) of the total trade receivables were due from the Group’s five largest debtors, respectively.

(ii) Prepayments, deposits and other receivables and amounts due from related parties

Prepayments, deposits and other receivables and amounts due from related parties are reviewed regularly, for which the Group considers to have low credit risk.

(b) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group does not account for any fixed-rate financial instruments at fair value through profit or loss at the end of each reporting periods. Therefore, interest-bearing financial instruments at fixed rates do not expose the Group to fair value interest rate risk. The Group’s interest rate risk arises primarily from cash at bank at variable rates. If interest rates on cash at bank had been 50 basis points higher/lower and all other variables were held constant, the Group’s profit for the year would increase/decrease by approximately MYR 1,953 (USD 437) (2023: MYR 546).

The Group’s risk management objective for interest rate risk is to reduce the exposure to variability of cash flows arising from changes in interest rates. Interest rates on the Groups lease contracts and bank borrowing are fixed and thus not sensitive to fluctuation in market interest rates.

(c) Liquidity risk

The Group manages its risk to a shortage of funds by monitoring the projected cash flows from operations. Risk management includes maintaining sufficient cash balances. The Group generates cash flow through offering farm solutions and selling fresh produce from the CEA vertical farms. Changes in market acceptance of CEA vertical farms could have a material adverse impact on the Group’s liquidity position. Due to the dynamic of the underlying business, the cash required to maintain the daily operation of the Group mainly via funding from shareholders.

The following tables show the remaining contractual maturities at the end of the years presented of the Group’s financial liabilities, which are based on contractual undiscounted cash flows (including interest payments computed using contracted rates) and the earliest date the Group can be required to pay.

	Within 1 year or on demand	More than 1 year but less than 2 years	More than 2 years but less than 5 years	More than 5 years	Total	Carrying amount as of December 31, 2023
	MYR	MYR	MYR	MYR	MYR	MYR
Trade payables	2,403,407	–	–	–	2,403,407	2,403,407
Other payables	1,213,527	–	–	–	1,213,527	1,213,527
Amounts due to related parties	2,068,306	1,372,087	–	–	3,440,393	3,404,046
Bank borrowing	18,970	16,260	43,308	–	78,538	67,086
Redeemable convertible preference shares	1,009,074	7,747,653	–	–	8,756,727	6,942,953
Lease liabilities	485,136	485,136	1,686,256	261,768	2,918,296	2,217,028
	7,198,420	9,621,136	1,729,564	261,768	18,810,888	16,248,047

	Within 1 year or on demand	More than 1 year but less than 2 years	More than 2 years but less than 5 years	More than 5 years	Total	Carrying amount as of December 31, 2024
	MYR	MYR	MYR	MYR	MYR	MYR	USD
Trade payables	14,089,238	–	–	–	14,089,238	14,089,238	3,152,307
Other payables	3,105,476	–	–	–	3,105,476	3,105,476	694,815
Amounts due to related parties	4,010,937	–	–	–	4,010,937	4,001,850	895,370
Bank borrowing	16,347	16,260	27,048	–	59,655	53,029	11,865
Redeemable convertible preference shares	4,622,304	7,083,959	–	–	11,706,263	9,912,049	2,217,710
Lease liabilities	629,136	689,248	1,805,975	–	3,124,359	2,493,310	557,850
	26,473,438	7,789,467	1,833,023	–	36,095,928	33,654,952	7,529,917

(d) Currency Risk

The principal activities of the Group were carried out by Agroz Group with most of the transactions originally denominated and settled in Malaysian Ringgit. AG RCPS issued by Agroz Group were denominated in Malaysian Ringgit, and AI RCPS issued by the Company were denominated in United States dollars. Given financial instruments of the Group were all denominated in functional currency, the Group’s currency risk exposure was insignificant.

(e) Fair value measurement

The fair value of the Group’s financial instruments was measured at the end of the reporting period on a recurring basis. IFRS 13 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1 valuations: Fair value measured using observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 valuations: Fair value measured using inputs that are directly or indirectly observable in the marketplace.

●	Level 3 valuations: Fair value measured using significant unobservable inputs.

Financial assets and liabilities of the Group primarily consisted of cash, trade receivables, prepayments and other receivables, amounts due from related parties, trade payables, other payables, bank borrowings, amounts due to related parties and redeemable convertible preference shares. As of December 31, 2023 and 2024, the carrying amounts of financial instruments approximated to their fair values due to the short-term maturities of these instruments or repayable on demand, or that they are interest-bearing at market rates or approximants.

16. Trade and other payables

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Non-current:
Other payables (note(a))	918,274	–	–

Current:
Trade payables (note (b))	2,403,407	14,089,238	3,152,307
Other payable and accruals	159,961	1,832,975	410,107
Wages payable	34,644	200,235	44,800
Interest payable of RCPS (note (c))	100,648	1,072,266	239,908
Subtotal	2,698,660	17,194,714	3,847,122
Total trade and other payables (note (d))	3,616,934	17,194,714	3,847,122

Notes:

(a)	The Group received advance payments for AI RCPS subscription with 2 years maturity period in December 2023 amounted to MYR 918,274 where the registration and issuance of the RCPS was completed in January 2024.

(b)	An aging analysis of the trade payables as of December 31, 2023 and 2024 are as follows:

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Within 3 months	2,064,639	13,892,154	3,108,212
More than 3 months but within 6 months	50,000	1,226	274
More than 6 months but within 1 year	288,768	139,580	31,229
More than 1 year	–	56,278	12,592
Total trade payables	2,403,407	14,089,238	3,152,307

(c)	The interest payable of RCPS is calculated based on the weighted average principal of RCPS and the related effective interest rate. AG RCPS bear an effective interest rate of 10.0% and AI RCPS bear an effective interest rate of 14.0% (note 13).

(d)	Except for advances received for redeemable convertible preference shares, all the trade and other payables classified as current are expected to be settled within one year or are repayable on demand.

17. Income taxes

(a) Income taxes recognized in consolidated statements of profit or loss:

	For the year ended December 31, 2023	For the year ended December 31, 2024
	MYR	MYR	USD
Current tax
Provision for the year	1,355,882	2,637,694	590,154
Under provision in prior years	–	225,946	50,553
Deferred tax	–	(30,023)	(6,717)
	1,355,882	2,833,617	633,990

Notes:

1)	Cayman Islands

Under the current tax laws of the Cayman Islands, the Group is not subject to any income tax in the Cayman Islands.

2)	Malaysia

Under the Income Tax Act of Malaysia, enterprises incorporated in Malaysia are usually subject to a unified 24% enterprise income tax rate while preferential tax rates, tax holidays, and tax exemptions may be granted on a case-by-case basis.

For the fiscal year ended December 31, 2024 and 2023, the tax rate is 24% for companies incorporated in Malaysia with paid-in capital of MYR 2.5 million or more.

(b)	Reconciliation between tax expenses and accounting profit at applicable tax rates:

	For the year ended December 31, 2023	For the year ended December 31, 2024
	MYR	MYR	USD
Profit before income taxes	5,110,267	6,345,785	1,419,797
Notional tax on profit before taxation, calculated at the rates applicable to the respective tax jurisdictions	1,226,464	1,522,988	340,751
Effect of tax rates in foreign jurisdictions	135,602	1,064,667	238,207
Non-deductible expenses	8,777	20,016	4,479
Tax effect on capital allowance	(14,961)	–	–
Under provision of tax in prior years	–	225,946	50,553
Tax expenses for the year	1,355,882	2,833,617	633,990

(c)	Deferred tax recognized in the consolidated statement of financial position

The significant components of deferred taxes recognized in the consolidated statement of financial position and the movements during the year presented are as follows:

	As of
	December 31, 2024
	MYR	USD
Deferred tax assets:
- Allowance for credit losses	178,526	39,943
- Lease liability	598,394	133,884
Total deferred tax assets	776,920	173,827
Net off against deferred tax liabilities	(746,897)	(167,110)
Net deferred tax assets	30,023	6,717

Deferred tax liabilities:
- Right-of-use asset	(546,530)	(122,280)
- Depreciation and amortization	(200,367)	(44,830)
Total deferred tax liabilities	(746,897)	(167,110)
Net off against deferred tax assets	746,897	167,110
Net deferred tax liabilities	–	–

As of December 31, 2023, the amounts of unrecognized deferred tax assets and deferred tax liabilities were immaterial.

18. Revenue and segment information

Segment information

The Group’s primary business activities include offering farm solutions, as well as selling fresh produce cultivated from the CEA vertical farms. For management purposes, the Group operates in one business unit based on its products and has one reportable segment which is offering of farm solutions and selling fresh produce.

Since most of the Group’s revenue was generated from offering of farm solutions as well as selling fresh produce from the CEA vertical farms in Malaysia, no geographical segment information is presented.

Revenue

The Group’s revenue is primarily derived from offering CEA vertical farm solutions and selling fresh produce from CEA vertical farms operated.

(a) Disaggregation of revenue

The Group disaggregates its revenue from contracts by service types, as the Group believes it best depicts how the nature, amount, timing, and uncertainty of the revenue and cash flows are affected by economic factors. The summary of the Group’s disaggregation of revenue by service types for the year ended December 31, 2023 and 2024 are as follows:

	For the year ended December 31,
	2023	2024
	MYR	MYR	USD
Offering farm solutions
- from third parties	12,412,500	19,434,500	4,348,249
- from related parties	4,000,000	1,400,174	313,273
	16,412,500	20,834,674	4,661,522
Sales of fresh produce
- from third parties	585,553	19,993,366	4,473,289
- from related parties	1,473,219	32,842	7,348
	2,058,772	20,026,208	4,480,637

Total revenue	18,471,272	40,860,882	9,142,159

	For the year ended December 31,
	2023	2024
	MYR	MYR	USD
Timing of revenue recognition
- Point in time	18,371,272	37,460,882	8,381,448
- Over time	100,000	3,400,000	760,711
Revenue from contracts with customers	18,471,272	40,860,882	9,142,159

(b) Revenue expected to be recognized in the future arising from contracts with customers in existence at the reporting dates

There is no unsatisfied performance obligations as of December 31, 2023 and 2024.

As of December 31, 2023 and 2024, no contract liabilities were recognized.

(c) Revenue from major customers

	For the year ended December 31,
	2023		2024

Offering of farm solutions
Customer A	–	*	–	*
Customer B	34.7%		–	*
Customer C**	21.7%		–	*
Customer D	21.1%		–	*
Customer E	10.8%		–	*
Customer F	–	*	42.7%

Sales of fresh produce
Customer G***	–	*	19.5%
Customer H	–	*	–	*
Customer I	–	*	14.6%
Customer J	–	*	14.0%

*	The corresponding revenue did not contribute over 10.0% of the total revenue of the Group in the particular period.

**	Customer C is a related party of the Group.

***	Customer G was a related party of the Group during the year ended December 31, 2023. It ceased to be a related party of the Group in January 2024.

19. Other income

	For the year ended December 31,
	2023	2024
	MYR	MYR	USD
Interest income	1,544	316	71
Foreign exchange loss	(9,591)	(121,774)	(27,246)
Other income	42,140	294,751	65,947
Total other income	34,093	173,293	38,772

20. Expenses by nature

		For the year ended December 31,
	Note	2023	2024
		MYR	MYR	USD
Cost of revenue
- Construction cost		6,041,901	2,170,000	485,513
- Depreciation and amortization	(ii)	24,888	229,365	51,318
- Consulting fees	(iii)	2,330,000	6,667,000	1,491,666
- Vegetable costs		934,681	16,838,559	3,767,437
- Planting related costs		499,744	59,280	13,263
- Wages and benefits	(i)	376,560	81,506	18,236
		10,207,774	26,045,710	5,827,433

		For the year ended December 31,
	Note	2023	2024
		MYR	MYR	USD
Selling and promotion expenses
- Entertainment expenses		53,121	22,575	5,051
- Marketing fees		381,224	186,043	41,625
		434,345	208,618	46,676

General and administrative expenses
- Director fee	(i),(iv)	120,000	1,000,000	223,739
- Professional fees		503,556	2,955,710	661,307
- Wages and benefits	(i)	315,762	1,128,559	252,502
- Depreciation and amortization	(ii)	274,545	583,049	130,450
- Commission paid		161,129	145,674	32,592
- Office expenses		98,567	274,610	61,441
- Others		1,779	11,862	2,654
		1,475,338	6,099,464	1,364,685
Total of cost of revenue, selling and promotion, and general and administrative expenses		12,117,457	32,353,792	7,238,794

(i)	Staff costs

	For the year ended December 31,
	2023	2024
	MYR	MYR	USD
Director fee	120,000	1,000,000	223,739
Salaries and wages	600,833	1,085,888	242,955
Contributions to social security contribution plan	75,013	105,351	23,571
Welfare expenses	16,476	18,826	4,212
	812,322	2,210,065	494,477

(ii)	Depreciation and amortization

	For the year ended December 31,
	2023	2024
	MYR	MYR	USD
Property, plant and equipment	47,055	89,117	19,939
Intangible assets	16,106	243,183	54,409
Right-of-use assets	236,272	480,114	107,420
	299,433	812,414	181,768

(iii)	The consulting fees mainly comprise design fees of CEA vertical farms, and consultation service fees on operating and managing the CEA vertical farms.

(iv)	During the year ended December 31, 2023, the director of the Company, which is also a shareholder of the Company, was entitled to an annual salary of MYR 120,000 of which the director waived to receive and was accordingly treated as a contribution by a shareholder.

21. Finance costs

	For the year ended December 31,
	2023	2024
	MYR	MYR	USD
Bank charges	2,615	4,565	1,022
Interest on lease liabilities	124,157	253,389	56,693
Interest on redeemable convertible preference shares	360,407	1,384,065	309,669
Interest on a related party loan (note(a))	17,081	27,260	6,099
Interest on bank borrowing (note 14)	1,566	4,056	907
Total finance costs	505,826	1,673,335	374,390

Note:

(a)	On May 1, 2023, Agroz Group entered into a borrowing agreement with HWG Cash Berhad (“HWG Cash”), a related party, who is also a minority shareholder of the Group (the “Borrowing Agreement”). Pursuant to the Borrowing Agreement, Agroz Group borrowed MYR 1,363,000 from HWG Cash, at an interest rate of two percent (2.0%) per annum and a maturity of 24 months, or on such other extended date mutually agreed between Agroz Group and the related party. In January 2024, HWG Cash ceased to be a shareholder of Agroz Group.

22. Related party balances and transactions

(a) The following is a list of related parties which the Group has balances and transactions with:

Name of entity or individual	Relationship
Mr. Gerard Kim Meng Lim (“Gerard Lim”) (b)(ii)(iii)	Chief Executive Officer and controlling shareholder

Ms. Khoo Kwai Fun (“Ms Khoo”) (b)(ii)(iv)	Spouse of the controlling shareholder and became a shareholder of the Company in January 2024

Mr. Au Say Kiat (b)(ii)(x)	Close family member of the controlling shareholder and became a shareholder of the Company in February 2024

Isa Wellness Marketing (b)(ii)(viii)	An entity controlled by a close family member of the controlling shareholder

EPetani Sdn. Bhd. (b)(ii)(ii)	Significantly influenced by Mr. Gerard Kim Meng Lim and ceased to be a related party in January 2024*

Isa Farm Sdn. Bhd.	Under common control of the controlling shareholder

Braiven Co., Ltd. (b)(ii)(vi)	Significantly influenced by key management of the Group*

HWG Cash (b)(ii)(vii)	Under common control of Mr. Lim Chun Hoo and ceased to be a shareholder in January 2024

Agroz Ventures Sdn. Bhd. (b)(ii)(i)	Significantly influenced by Agroz Group**

Agroz Vertical Farms Sdn. Bhd. (b)(ii)(v)	Significantly influenced by Agroz Group**

Agroz Asia Sdn. Bhd.	Under common control of the controlling shareholder

Ahoku Ventures Sdn. Bhd. (b)(ii)(ix)	Under common control of the controlling shareholder

*	Mr. Gerard Kim Meng Lim or key management of the Group holds a voting interest of 10% or more and has the right to participate in the financial and operating policy decisions of the applicable company, but does not have control.

**	Agroz Group’s shareholdings of 19% in each of Agroz Ventures and Agroz Vertical Farms are proxy holdings, with such shares held in trust. While shareholders holding 10% or more of the voting power in an entity are presumed to have a significant influence on the entity under Item 7B of Form 20-F, under International Accounting Standards (“IAS”) 28 and International Financial Reporting Standards (“IFRS”) 9, significant influence requires a holding of 20% or more in voting power. Agroz Group does not possess any Director nomination rights, voting power, or decision-making influence on the Board of Directors of either Agroz Ventures or Agroz Vertical Farms. Although Agroz Group meets the significant influence presumption under Item 7B of Form 20-F, it does not meet the criteria under IAS 28 and IFRS 9 for significant influence. Therefore, Agroz Group does not believe these proxy holdings should be accounted under equity method. These proxy holdings additionally do not meet the criteria of assets under IASB Framework. The Company, through its wholly owned subsidiary, Agroz Group Sdn Bhd, pursuant to agreements with each of these entities, agreed to operate vertical farms based on guidelines and instructions from Agroz Ventures and Agroz Vertical Farms’ management teams, in return for a share of such vertical farms’ revenue. Such revenue is received by Agroz Group in consideration of the services Agroz Group provides and the license it grants to use its technology. Agroz Group does not make management decisions on behalf of Agroz Ventures and Agroz Vertical Farms in the operation of such vertical farms, and in such capacity, Agroz Group exercises no control over Agroz Ventures and Agroz Vertical Farms in accordance to IFRS 10. This is because Agroz Group does not have the power or ability to direct such related parties’ activities, which activities would affect investee’s return. Agroz Group also has no purchase or funding obligations to Agroz Ventures and Agroz Vertical Farms. While IFRS 15 Revenue from Contracts with Customers will be applied for Agroz Group’s performance obligations under such agreements (i.e., operating Agroz Ventures and Agroz Vertical Farms’ vertical farms), the transaction price for Agroz Group’s performance obligations is share of revenue on inhouse produced vegetable sales revenue to other parties except Agroz as management fee. During the year ended December 31, 2024, the management fee earned on vegetable sales revenue is insignificant. There was no management fee earned for the year ended December 31, 2023.

(b)	Transactions with related parties

(i)	Key management personnel compensation

	For the year ended December 31,
	2023	2024
	MYR	MYR	USD

Salaries	200,000	1,407,150	314,834
Contribution to social security contribution plan	9,886	29,959	6,703
	209,886	1,437,109	321,537

(ii)	Other transactions with related parties

	For the year ended December 31,
	2023	2024
	MYR	MYR	USD
Farm solution sales to
Agroz Ventures Sdn. Bhd. (i)	4,000,000	—	—
Agroz Vertical Farms Sdn. Bhd. (v)	—	1,400,174	313,273

Fresh vegetable sales to
EPetani Sdn. Bhd. (ii)	1,145,443	—	—
Isa Wellness Marketing (viii)	327,776	32,841	7,348

Consultancy fees to
Ahoku Ventures Sdn. Bhd. (ix)	350,000	—	—

Commission fee to
Au Say Kiat (x)	137,912	—	—

Purchases of fresh produce from
EPetani Sdn. Bhd. (ii)	48,581	—	—
Agroz Vertical Farms Sdn. Bhd. (v)	886,100	4,115,842	920,873
Agroz Ventures Sdn. Bhd. (i)	—	274,733	61,468

Purchase of IT software from
Braiven Co., Ltd. (vi)	1,423,354	6,341,924	1,418,934

Expenses paid by the Group on behalf of
Agroz Vertical Farms Sdn. Bhd. (v)	1,571,296	818,196	183,062
Agroz Ventures Sdn. Bhd. (i)	19,000	751,695	168,183

Loan from
HWG Cash (vii)	1,363,000	—	—

Interest on a loan from
HWG Cash (vii)	17,081	27,260	6,099

Expenses paid on behalf of the Group by
Gerard Lim (iii)	350,927	240	54
Khoo Kwai Fun (iv)	110,289	120,637	26,991
HWG Cash (vii)	1,178,275	—	—

Payments to
EPetani Sdn. Bhd. (ii)	70,302	—	—
Gerard Lim (iii)	339,333	53,280	11,921
Khoo Kwai Fun (iv)	257,749	105,028	23,499
Ahoku Ventures Sdn. Bhd. (ix)	350,000	—	—
Au Say Kiat (x)	137,912	—	—
Braiven Co., Ltd. (vi)	684,684	7,040,368	1,575,203
Agroz Vertical Farms Sdn. Bhd. (v)	—	1,510,233	337,898
HWG Cash (vii)	—	70,925	15,869

Payments from
Agroz Ventures Sdn. Bhd. (i)	—	3,021,580	676,044
ISA Wellness Marketing (viii)	—	551,350	123,358
Agroz Vertical Farms Sdn. Bhd. (v)	—	1,300,568	290,987

Notes:

(i)	During the years ended December 31, 2023 and 2024, Agroz Group paid expenses on behalf of Agroz Ventures Sdn. Bhd. amounted to MYR 19,000 and MYR 751,695 (USD 168,183) respectively. During the year ended December 31, 2024, Agroz Group also purchased fresh produce from Agroz Ventures Sdn. Bhd. amounted to MYR 274,733 (USD 61,468). Agroz Group sold its farm solutions to Agroz Ventures Sdn. Bhd. amounted to MYR 4,000,000 during the year ended December 31, 2023 and received payments amounted to MYR 3,021,580 (USD 676,044) during the year ended December 31, 2024.

(ii)	Agroz Group purchased fresh produce from EPetani Sdn. Bhd. amounting to MYR 48,581 during the year ended December 31, 2023 respectively. The Group made payments to EPetani Sdn. Bhd. amounted to MYR 70,302 during the year ended December 31, 2023. Also, Agroz Group sold fresh vegetables to EPetani Sdn. Bhd amounted to MYR 1,145,443 during the year ended December 31, 2023 respectively. In January 2024, Mr. Gerard Lim disposed shares in EPetani Sdn. Bhd. and EPetani Sdn. Bhd. no longer a related party to the Group. During the year ended December 31, 2024, Agroz Group sold fresh vegetables to EPetani Sdn. Bhd amounted to MYR 7,968,903 (USD 1,782,952) and received payments amounted to MYR 4,531,555 (USD 1,013,884).

(iii)	During the years ended December 31, 2023 and 2024, certain operating expenses of Agroz Group amounted to MYR 350,927 and MYR 240 (USD 54) respectively was paid by Mr. Gerard Lim. Agroz Group has repaid MYR 339,333 and MYR 53,280 (USD 11,921) to Mr. Gerard Lim during the years ended December 31, 2023 and 2024 respectively.

(iv)	Khoo Kwai Fun paid on behalf of Agroz Group on certain expenses amounted to MYR 110,289 and MYR 120,637 (USD 26,991) during the years ended December 31, 2023 and 2024 respectively. Agroz Group has repaid MYR 257,749 and MYR 105,028 (USD 23,499) to Khoo Kwai Fun during the years ended December 31, 2023 and 2024 respectively.

(v)	During the years ended December 31, 2023 and 2024, Agroz Group purchased fresh produce from Agroz Vertical Farms Sdn. Bhd. amounted to MYR 886,100 and MYR 4,115,842 (USD 920,873) respectively. Also, Agroz Group paid expenses on behalf of Agroz Vertical Farms Sdn. Bhd. amounted to MYR 1,571,296 and MYR 818,196 (USD 183,062) during the year ended December 31, 2023 and 2024. During the year ended December 31, 2024, Agroz Group sold its farm solutions to Agroz Vertical Farms Sdn. Bhd. amounted to MYR 1,400,174 (USD 313,273) and received payments amounted to MYR 1,300,568 (USD 290,987) during the year ended December 31, 2024. Agroz Group repaid MYR 1,510,233 (USD 337,898) during the year ended December 31, 2024.

(vi)	Agroz Group purchased IT software from Braiven Co., Ltd. amounted to MYR 1,423,354 and paid MYR 684,684 during the year ended December 31, 2023. During the year ended December 31, 2024, Agroz Group endured the investment in IT software from Braiven Co., Ltd. amounted to MYR 6,341,924 (USD 1,418,934) and paid MYR 7,040,368 (USD 1,575,203).

(vii)	As of December 31, 2023, amount owing to HWG Cash consists of interest-bearing borrowing amounted to MYR 1,363,000 and related interest payable MYR 17,081 (note 21), and cash advances to the Group amounted to MYR 1,178,275. During the year ended December 31, 2024, Agroz Group incurred additional interest amounted to MYR 27,260 (USD 6,099) (note 21) and repaid MYR 70,925 (USD 15,869) to HWG Cash.

(viii)	During the years ended December 31, 2023 and 2024, Agroz Group sold fresh produce to ISA Wellness Marketing amounted to MYR 327,776 and MYR 32,841 (USD 7,348) respectively. Agroz Group received payments amounted to MYR 551,350 (USD 123,358) during the year ended December 31, 2024.

(ix)	The Group paid consultancy fees to Ahoku Ventures Sdn. Bhd. amounted to MYR 350,000 as this entity advises for design of CEA vertical farms during the year ended December 31, 2023.

(x)	The Group had paid a commission to Au Say Kiat for introducing new investors during the year ended December 31, 2023, amounted to MYR 137,912.

(c) Balances with related parties

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Included in trade receivables from related parties, net
Agroz Ventures Sdn. Bhd.	3,980,000	588,000	131,559
EPetani Sdn. Bhd.	1,475,736	—	—
Isa Wellness Marketing	548,594	32,513	7,275
Agroz Vertical Farm Sdn. Bhd.	—	99,500	22,262
Total trade receivables from related parties, net	6,004,330	720,013	161,096

Included in amounts due from related parties
Agroz Asia Sdn. Bhd.	1,000	—	—
Agroz Ventures Sdn. Bhd.	21,580	751,695	168,183
Agroz Vertical Farm Sdn. Bhd.	685,196	—	—
Isa Farm Sdn. Bhd.	3,300	—	—
Total amounts due from related parties	711,076	751,695	168,183
Included in prepayments to a related party
Braiven Co., Ltd.	1,423,354	5,517,306	1,234,435

Included in amounts due to related parties
HWG Cash
- Non-current	1,363,000	—	—
- Current	1,195,356	2,514,691	562,634
Gerard Lim	86,731	33,691	7,539
Braiven Co., Ltd.	738,670	40,226	9,000
Khoo Kwai Fun	20,289	35,898	8,032
Agroz Ventures Sdn. Bhd.	—	274,733	61,468
Agroz Vertical Farm Sdn. Bhd.	—	1,102,611	246,697
Total amounts due to related parties	3,404,046	4,001,850	895,370

23. Basic and diluted earnings per share

(a) Basic earnings per share

The calculation of basic earnings per share is based on the profit attributable to ordinary shareholders of the Company and the weighted average number of ordinary shares outstanding, which is calculated as follows:

	For the year ended December 31, 2023	For the year ended December 31, 2024
	MYR	MYR	USD
Profit for the year	3,754,385	3,512,168	785,807
Weighted average number of ordinary shares	20,000,000	20,031,151	20,031,151
Basic earnings per share	0.19	0.18	0.04

(b) Diluted earnings per share

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of redeemable convertible preference shares. The potentially dilutive securities that were not included in the calculation of above dilutive net profit per share in the years presented where their inclusion would be anti-diluted include weighted average number of RCPS of nil and 584,350 shares for the year ended December 31, 2023 and 2024.

	For the year ended December 31, 2023	For the year ended December 31, 2024
	MYR	MYR	USD
Net earnings allocated to ordinary share	3,754,385	3,512,168	785,807
Add: Effect on interest expenses of AI RCPS	100,648	—	—
Net earnings used in the computation of diluted earnings per share	3,855,033	3,512,168	785,807

Weighted average number of ordinary shares	20,000,000	20,031,151	20,031,151
Effect of redeemable convertible preference shares	67,069	—	—
Weighted average number of ordinary shares in the computation of diluted earnings per share	20,067,069	20,031,151	20,031,151
Diluted earnings per share	0.19	0.18	0.04

24. Commitments and contingencies

(a)	Commitments

Capital expenditure contracted for but not provided in the consolidated financial statements:

	As of December 31, 2023	As of December 31, 2024
	MYR	MYR	USD
Software and AI Platform Development	1,338,535	13,313,961	2,978,848

As of December 31, 2024, the Group has remaining contractual commitment amounted to MYR 13,313,961 (USD 2,978,848), mainly arising from certain purchase contracts of IT software such as E-commerce website design, Enterprise Resource Planning (ERP) system and Robotics AI Platform. As of December 31, 2023, the Group has remaining contractual commitment amounted to MYR 1,338,535, mainly arising from certain purchase contracts of IT software such as E-commerce website design, Internet of Things (IoT) management platform, system integration platform and Enterprise Resource Planning (ERP) system signed with suppliers. Significant increase in capital commitment was due to the developments of comprehensive Robotics AI Platform designed to facilitate the creation, deployment, and management of intelligent robotic systems that would enable autonomous and robotic decision making. The majority of this contractual commitment is due within five years and upon the project progress. Other than as shown above, the Group did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2023 and 2024.

(b)	Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2023 and 2024, and through the issuance date of these consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association permits indemnification of current and former officers and directors, for the time being, of the Company for all actions, costs, charges, losses, damages and expenses incurred or sustained by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their capacities as such unless such losses or damages arise from the actual fraud or willful default of such person. This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since inception which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Regulation S of the Securities Act.

On August 8, 2023, we issued 9,901,100 Ordinary Shares to Gerard Kim Meng Lim, a resident of Malaysia, in exchange for 901,000 ordinary shares he held in Agroz Group.

On August 8, 2023, we issued 2,000,000 Ordinary Shares to Tan Kay Yen, a resident of Malaysia, in exchange for 182,000 ordinary shares he held in Agroz Group.

On August 8, 2023, we issued 7,000,000 Ordinary Shares to HWG Cash Berhad, a Malaysian public company limited by shares, in exchange for 637,000 ordinary shares it held in Agroz Group.

On August 8, 2023, we issued 1,098,900 Ordinary Shares to SK Au (L) Foundation, a foundation registered in Labuan, Malaysia, in exchange for 100,000 ordinary shares it held in Agroz Group.

On August 28, 2023, we issued 40,000 RCPS to Muhammad Arshad Chaudhry, a resident of Canada, at a price of $2.50 per share. The total consideration Muhammad Arshad Chaudhry paid for these RCPS was $100,000.

On October 4, 2023, we issued 8,504 RCPS to Bernard Kam Kim Kiat, a resident of Malaysia, at a price of $2.50 per share. The total consideration Bernard Kam Kim Kiat paid for these RCPS was $21,259.

On October 23, 2023, we issued 80,000 RCPS to Oh Kim Hong, a resident of Malaysia, at a price of $2.50 per share. The total consideration Oh Kim Hong paid for these RCPS was $200,000.

On October 23, 2023, we issued 60,000 RCPS to Lee Tuck Heng, a resident of Malaysia, at a price of $2.50 per share. The total consideration Lee Tuck Heng paid for these RCPS was $150,000.

On October 23, 2023, we issued 40,000 RCPS to Koo Boon Hoe, a resident of Malaysia, at a price of $2.50 per share. The total consideration Koo Boon Hoe paid for these RCPS was $100,000.

On October 25, 2023, we issued 40,000 RCPS to How Choon Tham, a resident of Malaysia, at a price of $2.50 per share. The total consideration How Choon Tham paid for these RCPS was $100,000.

On December 22, 2023, we issued 36,364 RCPS to Christopher Wong Dao Seng, a resident of Malaysia, at a price of $2.50 per share, in exchange for redeeming 250,000 redeemeable convertible preferred shares Christopher Wong Dao Seng held in Agroz Group (the redeemable convertible shares in Agroz Group, “Agroz Group RCPS”).

On December 22, 2023, we issued 27,273 RCPS to Chan Chin Soo, a resident of Malaysia, at a price of $2.50 per share, in exchange for redeeming 250,000 Agroz Group RCPS held by Chan Chin Soo.

On December 22, 2023, we issued 81,819 RCPS to Hoo Kow Chai @ Ho Bee, a resident of Malaysia, at a price of $2.50 per share, in exchange for redeeming 750,000 Agroz Group RCPS held by Hoo Kow Chai @ Ho Bee.

On December 22, 2023, we issued 163,637 RCPS to Rajawali Seroja International Ltd., a company incorporated in Labuan, Malaysia, at a price of $2.50 per share, in exchange for redeeming 1,500,000 Agroz Group RCPS held by Rajawali Seroja International Ltd.

On December 22, 2023, we issued 27,273 RCPS to Lim Wee Loo, a resident of Malaysia, at a price of $2.50 per share, in exchange for redeeming 250,000 Agroz Group RCPS held by Lim Wee Loo.

On January 10, 2024, we issued 40,000 RCPS to Lee Ming Yen Angeline, a resident of Singapore, at a price of $2.50 per share. The total consideration Lee Ming Yen Angeline paid for these RCPS was $100,000.

On January 10, 2024, we issued 20,000 RCPS to Richard Lee Hon Chong, a resident of Singapore, at a price of $2.50 per share. The total consideration Lee Hon Chong paid for these RCPS was $50,000.

On January 10, 2024, we issued 20,000 RCPS to Tan Joo Hock Gavin, a resident of Singapore, at a price of $2.50 per share. The total consideration Tan Joo Hock Gavin paid for these RCPS was $50,000.

On January 10, 2024, we issued 20,000 RCPS to Pow Choon Hong, a resident of Singapore, at a price of $2.50 per share. The total consideration Pow Choon Hong paid for these RCPS was $50,000.

On January 10, 2024, we issued 20,000 RCPS to Tan Hua Seng Benjamin, a resident of Singapore, at a price of $2.50 per share. The total consideration Tan Hua Seng Benjamin paid for these RCPS was $50,000.

On February 7, 2024, we issued 8,696 RCPS to Lee Pei Lu, a resident of Malaysia, at a price of $2.50 per share. The total consideration Lee Pei Lu paid for these RCPS was $21,739.

On March 15, 2024, we issued 1,030,494 Ordinary Shares to Gerard Kim Meng Lim, a resident of Malaysia, at a price of $0.0001 per share. The total consideration Gerard Kim Meng Lim paid for these Ordinary Shares was $103.05.

On March 20, 2024, we issued 120,000 RCPS to Yau Kok Seng, a resident of Malaysia, at a price of $2.50 per share. The total consideration Yau Kok Seng paid for these RCPS was $300,000.

On March 20, 2024, we issued 21,739 RCPS to Ng Siew Kiang, a resident of Malaysia, at a price of $2.50 per share. The total consideration Ng Siew Kiang paid for these RCPS was $54,348.

On May 20, 2024, we issued 13,044 RCPS to Kok Pauline, a resident of Malaysia, at a price of $2.50 per share. The total consideration Kok Pauline paid for these RCPS was $32,610.

On June 6, 2024, we issued 60,000 RCPS to How Choon Tham, a resident of Malaysia, at a price of $2.50 per share. The total consideration How Choon Tham paid for these RCPS was $150,000.

On August 29, 2024, we issued 5,000 RCPS to Ong Beng Hui, a resident of Malaysia, at a price of $2.50 per share. The total consideration Ong Beng Hui paid for these RCPS was $12,500.

On September 18, 2024, we issued 80,000 RCPS to Rashid Aleem Qureshi, a resident of Malaysia, at a price of $2.50 per share. The total consideration Rashid Aleem Qureshi paid for these RCPS was $200,000.

On September 19, 2024, we issued 60,000 RCPS to Muhammad Arshad Chaudhry, a resident of Canada, at a price of $2.50 per share. The total consideration Muhammad Arshad Chaudhry paid for these RCPS was $150,000.

On September 23, 2024, we issued 3,500 RCPS to Nguyen Thi Ngoc, a resident of Malaysia, at a price of $2.50 per share. The total consideration Nguyen Thi Ngoc paid for these RCPS was $8,750.

On September 23, 2024, we issued 6,500 RCPS to Chin Fung Onn, a resident of Malaysia, at a price of $2.50 per share. The total consideration Chin Fung Onn paid for these RCPS was $16,250.

On September 23, 2024, we issued 2,500 RCPS to Chan Fook Soon, a resident of Malaysia, at a price of $2.50 per share. The total consideration Chan Fook Soon paid for these RCPS was $6,250.

On September 30, 2024, we issued 10,000 RCPS to Ting Sing Chuan, a resident of Malaysia, at a price of $2.50 per share. The total consideration Ting Sing Chuan paid for these RCPS was $25,000.

On October 23, 2024, we issued 4,000 RCPS to Origin Future Fund VCC - Urban Future Fund, a company incorporated in Singapore, at a price of $2.50 per share. The total consideration Origin Future Fund VCC - Urban Future Fund paid for these RCPS was $10,000.

On October 23, 2024, we issued 200,000 RCPS to OLC Commercial Broker Pte Ltd, a company incorporated in Singapore, at a price of $2.50 per share. The total consideration OLC Commercial Broker Pte Ltd paid for these RCPS was $500,000.

On December 5, 2024, we issued 8,504 Ordinary Shares to Bernard Kam Kim Kiat, a resident of Malaysia, at no consideration in exchange for  redeeming 8,504 RCPS held by Bernard Kam Kim Kiat.

On December 5, 2024, we issued 81,819 Ordinary Shares to Hoo Kow Chai @ Ho Bee, a resident of Malaysia, at no consideration in exchange for redeeming 81,819 RCPS held by Hoo Kow Chai @ Ho Bee.

On December 5, 2024, we issued 163,637 Ordinary Shares to Rajawali Seroja International Ltd., a company incorporated in Labuan, Malaysia, at no consideration in exchange for redeeming 163,637 RCPS held by Rajawali Seroja International Ltd.

On December 5, 2024, we issued 27,273 Ordinary Shares to Lim Wee Loo, a resident of Malaysia, at no consideration in exchange for redeeming 27,273 RCPS held by Lim Wee Loo.

On December 5, 2024, we issued 8,696 Ordinary Shares to Lee Pei Lu, a resident of Malaysia, at no consideration in exchange for redeeming 8,696 RCPS held by Lee Pei Lu.

On December 5, 2024, we issued 120,000 Ordinary Shares to Yau Kok Seng, a resident of Malaysia, at no consideration in exchange for redeeming 120,000 RCPS held by Yau Kok Seng.

On December 5, 2024, we issued 6,500 Ordinary Shares to Chin Fung Onn, a resident of Malaysia, at no consideration in exchange for redeeming 6,500 RCPS held by Chin Fung Onn.

On December 5, 2024, we issued 3,500 Ordinary Shares to Nguyen Thi Ngoc, a resident of Malaysia, at no consideration in exchange for redeeming 3,500 RCPS held by Nguyen Thi Ngoc.

On December 23, 2024, we issued 3,556 Ordinary Shares to Chin Fung Onn, a resident of Malaysia, at a price of $2.50 per share. The total consideration Chin Fung Onn paid for these Ordinary Shares was $8,890.

Item 8. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
1.1*	Underwriting Agreement
3.1*	Memorandum and Articles of Association
3.2*	Amended and Restated Memorandum and Articles of Association
3.3*	Certificate of Incorporation
4.1*	Specimen certificate evidencing Ordinary Shares
5.1**	Opinion of Carey Olsen Cayman Limited regarding the validity of the Ordinary Shares being registered
5.2**	Opinion of Sichenzia Ross Ference Carmel LLP regarding the enforceability of the Representative’s Warrant
8.1**	Opinion of Carey Olsen Cayman Limited regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1*	Form of Employment Agreement between the registrant and its officers
10.2*	Form of Independent Director Agreement between the registrant and its independent directors
10.3*	Form of Employment Agreement between the registrant and its officers
10.4*	Tenancy Agreement between Agroz Group Sdn. Bhd. and AEON Co. (M) Bhd
10.5*	Concessionaire Agreement between Agroz Group Sdn. Bhd. and AEON Co. (M) Bhd
10.6*	Yearly Contract between Agroz Group Sdn. Bhd. and AEON Co. (M) Bhd
10.7*	Microsoft Publisher Agreement between Agroz Inc. and Microsoft Corporation
10.8*	Microsoft AI Cloud Partner Program Agreement between us and a Microsoft affiliate designated by Microsoft
10.9*	Tenancy Agreement between Agroz Group Sdn. Bhd. and Child’s Partner (M) Sdn. Bhd.
10.10*	Software Development Agreement between Agroz Group Sdn. Bhd. and Braiven Co. Ltd dated January 18, 2023
10.11*	Software Development Agreement between Agroz Group Sdn. Bhd. and Braiven Co. Ltd dated April 15, 2024
10.12*	Re-Negotiated Payment Terms for Robotics AI Operating System Development Agreement between Agroz Group Sdn. Bhd. and Braiven Co. Ltd.
10.13*	Loan Agreement between Agroz Group Sdn. Bhd. and HWG Cash Berhad
10.14*	Supplementary Agreement to the Software Development Agreement dated January 18, 2023 between Agroz Group Sdn. Bhd. and Braiven Co. Ltd.
10.15*	Supplementary Agreement to the Software Development Agreement dated April 15, 2024 between Agroz Group Sdn. Bhd. and Braiven Co. Ltd.
10.16*	IT Services Agreement between Agroz Group Sdn. Bhd. and Braiven Co. Ltd. dated January 1, 2024.
14.1*	Code of Business Conduct and Ethics
21.1*	List of Subsidiaries
23.1**	Consent of Marcum Asia CPAs LLP, an independent registered public accounting firm
23.2**	Consent of Carey Olsen (included in Exhibit 5.1)
23.3**	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.2)
24.1**	Power of Attorney (included on signature page)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nomination and Governance Committee Charter
101.INS**	Inline XBRL Instance Document.
101.SCH**	Inline XBRL Taxonomy Extension Schema Document.
101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104**	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Previously Filed.
**	Filed herewith.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8)	That, for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Klang, Malaysia, on August 4, 2025.

AGROZ INC.

By:	/s/ Gerard Kim Meng Lim
Name:	Gerard Kim Meng Lim
Title:	Chief Executive Officer, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerard Kim Meng Lim as his or her true and lawful attorneys-in-fact, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Gerard Kim Meng Lim		Chief Executive Officer (Principal Executive Officer), Director	August 4, 2025
Name:	Gerard Kim Meng Lim

/s/ Chun Hoo Lim		Director	August 4, 2025
Name:	Chun Hoo Lim

/s/ May Jin Sim		Chief Financial Officer (Principal Financial Officer and	August 4, 2025
Name:	May Jin Sim	Principal Accounting Officer)

/s/ Pauline Kok		Director	August 4, 2025
Name:	Pauline Kok

/s/ Hua Seng Benjamin Tan		Director	August 4, 2025
Name:	Hua Seng Benjamin Tan

/s/ Muhammad Arshad Chaudhry		Director	August 4, 2025
Name:	Muhammad Arshad Chaudhry